Exhibit 4.16

EXECUTION VERSION

WITHOUT PREJUDICE

BEA HOTELS EASTERN EUROPE B.V.

AS THE VENDOR

AND

NEMO INVESTMENT VEHICLE S.R.L.

AS THE PURCHASER

MASTER AGREEMENT FOR THE SALE AND
PURCHASE OF SHARES IN BUCURESTI TURISM
S.A., BEA HOTELS EASTERN EUROPE (ROMANIA) S.A. AND

INDIRECTLY ROMEXTUR S.A.

29 November 2017

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24.	Set-Off	61

25.	Severability	61

26.	Whole Agreement	61

27.	Third Party Rights	62

28.	Amendments	62

29.	Language	62

30.	Counterparts	62

31.	Arbitration	62

32.	Service of Process	63

33.	Governing Law	63

Schedule 1 Land Book Extract		Sch 1-1

Schedule 2 Extracts from the Trade Register		Sch 2-1

Schedule 3 Purchase Price Calculation Methodology		Sch 3-1 – Sch 3-13

Schedule 4 Vendor´s Warranties		Sch 4-1 – Sch 4-25

Schedule 5 Disclosed Documents		Sch 5-1 – Sch 5-3

Schedule 6 List of Powers of Attorney		Sch 6-1

Schedule 7 Bank Accounts of the Target Companies		Sch 7-1

Schedule 8 List of Insurance Policies		Sch 8-1

Schedule 9 Form of Closing Shareholders Resolutions		Sch 9-1

Schedule 10 List of Lease Agreements		Sch 10-1

Schedule 11 Form of Off-Set Amount Confirmation Letter		Sch 11-1

Schedule 12 Details of Relevant Bank Accounts		Sch 12-1

Schedule 13 Copy of the Escrow Agreement		Sch 13-1 – Sch 13-27

Schedule 14 Form of Certificate of Consummation		Sch 14-1

Schedule 15 Existing Loan Encumbrances		Sch 15-1

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Schedule 16 GSM Convocation Notices	Sch 16-1

Schedule 17 List of Hotel Employees/Company Employees	Sch 17-1

Schedule 18 Deed of Waiver	Sch 18-1

Schedule 19 Vendor Loan Agreement	Sch 19-1 – Sch 19-25

Schedule 20 Vendor Guarantee	Sch 20-1

Schedule 21 Agreed Upon Procedure	Sch 21-1 – Sch 21-5

Schedule 22 Calculation of the NET Estimated Purchase Price	Sch 22-1

Schedule 23 Deed of Termination- Elbit Guarantee Agreement	Sch 23-1

Schedule 24 Deed of Termination- Elbit Management Services Agreement	Sch 24-1

Schedule 25 Elbit Confirmation No Written Agreements	Sch 25-1

Schedule 26 Power of Attorney BEA Hotels N.V	Sch 26-1

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THIS MASTER AGREEMENT with respect to the TRANSFER OF SHARES (this “Agreement”), dated 29 November 2017, is made by and between:

(1)	BEA HOTELS EASTERN EUROPE B.V., a limited liability company (besloten vennootschap) registered with the Chamber of Commerce in Amsterdam, the Netherlands, under file No 34149675, with its registered address at Krijn Taconiskade 430, 1087 HW Amsterdam, the Netherlands (“Vendor”); and

(2)	NEMO INVESTMENT VEHICLE S.R.L., a limited liability company incorporated and existing under the laws of Romania, with its registered address at 17 C.A. Rosetti street, office 120 Register 03, 1st floor, District 2, Bucharest, registered with the Trade Register under number J40/19526/2017, sole registration number 38520000 (“Purchaser”),

(The Vendor and the Purchaser hereinafter collectively referred to as the “Parties”).

R E C I T A L S

(A)	Vendor is the sole and registered owner of the Bucuresti Shares;

(B)	The Bucuresti Shares constitute 98.2140% of the entire issued and paid up share capital of the Company, as well as 98.2140% of the voting rights in the Company;

(C)	The Company is registered as the owner of the Property (but excluding the Romextur Area);

(D)	The Company is the sole and registered owner of the Romextur Shares, which comprise 95.3% of the entire issued and paid up share capital of Romextur, as well as 95.3% of the voting rights in Romextur;

(E)	Romextur is the registered owner of the Romextur Area, which comprises part of the Commercial Areas;

(F)	The Romextur Area is leased by Romextur to the Company under a long term lease for 22 years;

(G)	Vendor is the sole registered owner of the BEA Romania Shares, and Parent is the sole registered owner of the Parent Share, which jointly comprise the entire issued and paid up share capital of BEA Hotels Romania;

(H)	The Purchaser desires to purchase the Bucuresti Shares and the BEA Romania Shares from the Vendor, and the Vendor desires to sell the Bucuresti Shares and the BEA Romania to the Purchaser, all on the terms and subject to the conditions in this Agreement set forth;

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(I)	The Purchaser desires to purchase the Parent Share from Parent, and Vendor shall procure that the Parent sells the Parent Share to Purchaser, all on the terms and subject to the conditions in this Agreement set forth; and

(J)	All capitalized terms contained in these Recitals shall have the meanings ascribed to them in §1 below.

1.	Definitions

1.1	Defined Terms: The following terms shall have the meanings set forth below:

“Accepted Accounting Standards” means Romanian accounting standards based on Romanian law and the Romanian Generally Accepted Accounting Principles (Romanian GAAP), and any other Romanian laws applicable to accounting matters; all with respect to the preparation of the Financial Statements in force at the date the Financial Statements were prepared

“Accounting Expert” means one of the “big four” accountancy firms to be agreed between the Parties (but specifically excluding Deloitte, or PricewaterhouseCoopers), or, if no agreement between the Parties is reached within ten (10) Business Days after receipt by the Vendor of a Dispute Notice furnished by the Purchaser pursuant to the provisions of Paragraph 9 of Part C of Schedule 3, to be appointed by the senior partner for the time being of BDO-Romania in Bucharest upon the application of either Party;

“Advance Payment” means (1) EUR 27,965,672 (twenty-seven million nine hundred and sixty-five thousand and six hundred and seventy-two) that is to be made by the Purchaser on account of the Estimated Net Purchase Price or (2) the amount equal to the principal amount and any outstanding interest in respect of the Related Party Loan as at the Revised Anticipated Closing Date and which is notified by the Vendor to the Purchaser no later than 10 Business Days prior to the Revised Anticipated Closing Date, that is to be made by the Purchaser on account of the Revised Estimated Net Purchase Price, both (1) and (2) by no later than one (1) Business Day before the relevant Closing Date, which is to be deposited into the Closing Escrow Account by the Purchaser and released in the manner provided for in the Escrow Agreement;

“Affiliate” means in relation to any person or party:

(a)	a subsidiary of such person, or a holding company of such person, or any other direct or indirect subsidiary of that holding company;

(b)	a member of any board or another person authorized to act on behalf of such person or party or on behalf of any person described in paragraph (a) of this definition above; and

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(c)	any other person that controls, is controlled by, or is under common control with such person or party.

“Agreed Property Value” means EUR 169,200,000 (one hundred and sixty nine million two hundred thousand Euro) being the total commercial value of the Property as agreed between the Parties, on the basis of which the Estimated Equity Value and the Estimated Net Purchase Price have been determined by applying the Purchase Price Calculation Methodology in accordance with Part A of Schedule 3;

“Agreed Upon Procedures” means the agreed upon procedures in respect of the audit of the Final Accounts by Deloitte in the form attached as Schedule 21;

“Agreement” means this agreement including the recitals and all Schedules attached hereto;

“Anticipated Closing Date” means 18 December 2017;

“Applicable Law” means any of the following enacted or issued by any Public Authority (including any amendments subsequent to the original enactment or issuance thereof), namely: any law, act, ordinance, regulation, order, decree, judgment, policy, license, permit (or Permit), certification or registration, which is binding on any Party or any of its assets in Romania, or, if relevant and applicable, in the given jurisdiction of incorporation of such Party, and the laws of England and Wales in respect of the application of this Agreement;

“Bank Accounts” means the banking accounts of each of the Target Companies which are listed in Schedule 7;

“Bank Hapoalim Consent Letter” means the written consent of Bank Hapoalim BM to the sale and transfer of the Target Shares pursuant to the provisions of this Agreement, which the Vendor is required to obtain pursuant to the provisions of that certain Deed on Pledge of Shares dated February 20, 2014;

“Bank Hapoalim Pay-Off Amount” means the amount of approximately EUR 11,700,000 (eleven million seven hundred thousand Euro) (plus accrued interest in respect of such amount) which is to be deposited into the Notary Account on the Closing Date in order to secure the release by the Notary of the Bank Hapoalim Consent Letter and which is notified by the Vendor to the Purchaser no later than 5 Business Days prior to the Closing Date;

“BEA Finance” means BEA Hotels Finance BV, of Krijn Taconiskade 430, 1087 HW Amsterdam, the Netherlands, registered with the Netherlands Chamber of Commerce with number 34357583, an Affiliate of the Vendor, being the borrower under the Related Party Loan;

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“BEA Hotels Romania” means BEA Hotels Eastern Europe (Romania) S.A., being a joint stock company registered in Romania and bearing company registration number J40/8173/2001 at the Bucharest Trade Register, sole registration number 14198413, whose registered address is Bucharest, District 1, 63-81 Calea Victoriei, room 7A, whose entire issued and paid up share capital is jointly owned by the Vendor (the BEA Romania Shares) and by the Parent (the Parent Share);

“BEA Romania Shares” means 7,522 shares of RON 12, which jointly comprise 99.99% of the entire issued and paid up share capital of BEA Hotels Romania;

“Books and Records” means: all accounts, books, ledgers, financial and other records of the relevant Target Company which it is required to keep and maintain by operation of Applicable Law;

“Bucuresti Shares” means 11,073,313 ordinary shares of RON 2.50 each, which in the aggregate comprise 98.2140% of the entire issued and paid up share capital of the Company;

“Buildings” means all those buildings constructed upon the Land, including all parts, appurtenances and accessories thereof (all as shown on the schematic diagram, and as listed in the extracts from the Land Book/OCPI, which are attached as part of Schedule 1);

“Business Day” means any day other than a Saturday or a Sunday on which banks are generally open for business in Romania, the United Kingdom, the Netherlands, Israel, Austria and Luxembourg;

“BUTU Escrow Account” has the meaning given in the Escrow Agreement;

“BUTU Prepayment Amount” means EUR 4,502,000 (four million five hundred and two thousand) which will be paid by the Company to the Existing Lender on the Closing Date, in addition to the Partial Loan Repayment;

“Certificate of Consummation” means the written confirmation to be executed by the Vendor and the Purchaser on the Closing Date, substantially in the form attached hereto as Schedule 14, which will confirm, for evidentiary purposes, that all of the actions specified in §6.2 to §6.4 (inclusive) have been duly executed and completed and as a result the Transaction has been consummated and ownership of the Target Shares has passed to the Purchaser;

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“CGT Adjustment Amount” shall have the meaning ascribed to it in Section 2(d) of Part A of Schedule 3;

“Claim” means any claim made by the Purchaser for the compensation by the Vendor for any Losses suffered by the Purchaser and/or the Target Companies for breach of the terms of this Agreement, including under the provisions of §9, §10, §11 and/or §12;

“Claim Event” means any fact, matter, event or circumstance giving rise to a Warranty Claim or Indemnity Claim;

“Closing” means the consummation of the Transaction contemplated herein which is to be conducted in the manner specified in §6 below;

“Closing Date” means the date upon which the closing and consummation of the Transaction is completed as set out in § 6.1.1 and as evidenced by the joint issuance by the Parties of the Certificate of Consummation, as contemplated in § 6.4.10 below;

“Closing Escrow Account” means the escrow account to be opened and maintained by the Escrow Agent in terms of the Escrow Agreement, into which the Advance Payment shall be deposited and from which it shall be released as governed by the terms of the Escrow Agreement;

“Closing Payments” means the payments to be made at Closing as set out in §6.4.5;

“Closing Notice” means the written notice which is to be furnished by the Purchaser following the fulfilment or waiver of all of the Condition Precedent referred to in § 4.1.1 below, on the Closing Trigger Date, inviting the other Party to proceed to Closing on the Scheduled Closing Date;

“Closing Shareholder Resolutions” means the shareholder resolutions which are to be adopted at general shareholders meetings of the Company, BEA Hotels Romania and of Romextur respectively convened on or before the Closing Date, which shall provide for: either (A) in case of the Anticipated Closing Date: any ratifications or any other changes to the respective articles of association with immediate effect or (B) in case of Closing Date occurring on a Scheduled Closing Date other than the Anticipated Closing Date: (i) the acceptance of the resignation and the discharge of the Incumbent Directors; (ii) the appointment of the relevant Purchaser Nominated Directors as well as any ratifications or any other changes to the respective articles of association; all with effect from the Closing Date and all substantially in the form and text attached hereto as Schedule 9;

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“Closing Trigger Date” means the date upon which the Closing Notice is issued in terms of § 4.3.4 below;

“Closing Warranties” means those Vendor’s Warranties repeated on the Closing Date pursuant to § 8.2 below;

“Commercial Areas” means those commercial and retail areas measuring in the aggregate 7,256 square meters, as more fully detailed and described in Schedule 1, all of which are leased by the Company to their respective tenants in terms of the Lease Agreements;

“Company” means Bucuresti Turism S.A., a joint stock company incorporated and existing under the laws of Romania, whose registered office is at Calea Victoriei 63-81, Sector 1, Bucharest, registered in the Trade Register under number J40/167/1991, sole registration code 1567802, as it appears on the extract from the Bucharest Trade Register attached as a part of Schedule 2;

“Company Employees” means those employees of the Company as at the Execution Date, as detailed and specified in Part B of Schedule 17, to be updated on the Closing Date, and which together with the Hotel Employees form the total number of employees pertaining to the Target Companies;

“Condition Precedent” means the condition precedent which is to be satisfied or waived by the Purchaser prior to and as a condition for the consummation of the Transaction, as detailed and specified in § 4.1 below;

“Confidential Information” means all information that is used in or otherwise relates to the business, customers or financial or other affairs of the Target Companies, the Transaction contemplated by this Agreement or a Party to this Agreement (or one of its Affiliates), other than information that is in the public domain and subject to the provisions of §§ 14.2.3 and 15.4 below;

“Disclosed” means Fairly Disclosed by the Vendor to the Purchaser in the Disclosed Documents and/or in the Disclosure Letter and/or, in respect of a Warranty Claim relating to the Closing Warranties only, the Supplemental Disclosure Letter; and the words “Disclose” and “Disclosure” shall be construed accordingly;

“Disclosed Documents” means, collectively: (i) all the information and documents contained in the Vendor’s virtual data room on the Execution Date, copies of which are recorded on the non-rewritable DVD which is attached hereto comprising Part A of Schedule 5; (ii) in respect of the Vendor’s Warranties in paragraphs 3.16, 3.18 and 3.20 of Schedule 4 only, the information and documents contained in the Vendor’s physical data room on the Closing Date, details of which are recorded on the index of documents which are recorded on the non-rewritable DVD which is attached hereto comprising Part A of Schedule 5; and (iii) the Vendor’s written responses to the Purchaser contained in the final due diligence Q&A list delivered to the Purchaser, a copy of which is included in Part B of Schedule 5;

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“Disclosure Letter” means the written disclosure of exceptions to the Vendor’s Warranties which the Vendor will furnish to the Purchaser prior to the Execution Date (comprising part C of Schedule 5), which is delivered to the Purchaser on the Execution Date;

“Elbit” means Elbit Imaging Limited of Israel, the ultimate parent company of the Vendor;

“Elbit Guarantee” means the guarantee provided by Elbit to the Existing Lender for the punctual performance of certain obligations by the Company as borrower under the Existing Loan Facility;

“Elbit Guarantee Fee” means the amount of the outstanding fees due and payable by the Company to Elbit in consideration for the provision of the Elbit Guarantee in respect of the period terminating on the Closing Date, in that amount which shall be notified by the Vendor to the Purchaser no later than 10 (ten) Business Days prior to the Closing Date, and which is to be paid by the Company to Elbit on or prior to the Closing Date as contemplated in § 6.4.5(a) below;

“Elbit Consultancy Fee” means the consultancy fee which shall be due and payable by the Company to Elbit on the Closing Date in consideration for consultancy services rendered to the Company for the period ending on the Closing Date, in that amount which shall be notified by the Vendor to the Purchaser no later than 10 (ten) Business Days prior to the Closing Date, and which is to be paid by the Company to Elbit on the Closing Date as contemplated in § 6.4.5(a) below;

“Encumbrance” means any mortgage (whether arising under a contract, a ruling or by operation of law), easement, lease, right of use, option, restriction, retention of title, restriction on transfer, lien, pledge, right of first refusal, right of pre-emption, security assignment, or any other third Party right or interest and any other encumbrance or security right or interest of any kind or other type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect, or any agreement to create the aforementioned;

“Environmental Contaminants” means any material, substance or waste, the removal of which is required by applicable Environmental Laws and/or the presence or use of which on the Property and/or in the Hotel Complex contravenes Environmental Laws in Romania;

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“Environmental Laws” means all or any Applicable Laws relating to Environmental Matters applicable in Romania;

“Environmental Matters” means any matters involving or relating to: (i) the release, spillage or leakage on the Property or into the environment of any Environmental Contaminants above the limits permitted by Environmental Laws; (ii) any other material violation of any Environmental Laws;

“Escrow Agent” means Raiffeisen Bank Romania SA in its capacity as escrow agent under the terms of the Escrow Agreement (or such other escrow agent agreed between the Parties acting reasonably);

“Escrow Agreement” means the escrow agreement which has been entered into on or before the Execution Date by and between the Vendor, the Purchaser, BEA Finance, the Company and the Escrow Agent, a copy of which is attached hereto as Schedule 14;

“Escrow Deposit” means the amount of EUR 3,000,000 (three million Euro) which has been deposited into the Pre-Closing Escrow Account by the Purchaser on or within five (5) Business Days from the Execution Date pursuant to the provisions of the Escrow Agreement, and which shall be held and released in the manner provided for therein and in this Agreement;

“Estimated Aggregated NAV Adjustment Amount” means the aggregated Working Capital of all Target Companies based upon the Initial Accounts or relevant other Financial Statements, as applicable, but reconciling any inter-company balances between the Target Companies, each translated into Euro at the Initial Exchange Rate applicable for the Anticipated Closing Date or Revised Anticipated Closing Date (as relevant), and calculated subject to the provisions of Paragraphs 2, 3 and 4 of Part A of Schedule 3;

“Estimated Equity Value” or “EEV” means the Equity Value as at the Anticipated Closing Date, which has been calculated by applying the Purchase Price Calculation Methodology provided for in Section 2(a) of Part A of Schedule 3;

“Estimated Net Purchase Price” or “ENPP” means the initial agreed purchase price for the acquisition of the Target Shares in the aggregate amount of EUR 110,796,152 (one hundred and ten million seven hundred and ninety-six thousand one hundred and fifty-two Euro) as calculated in accordance with § 3.1.1;

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“Estimated Offset Amount” means the full outstanding amount of the Existing Loan Facility in respect of which the Company remains indebted to the Existing Lender under the Existing Loan Facility as at the Anticipated Closing Date or Revised Anticipated Closing Date, as relevant (including breakage costs and pre-payment fees, if any, accrued interest projected to the Anticipated Closing Date or Revised Anticipated Closing Date, as relevant, and without any deduction in respects of any restricted cash deposit held on account as partial security for the repayment of the Existing Loan Facility) following the payment of (1) BUTU Prepayment Amount as contemplated in § 3.3.2 below and (2) the Partial Loan Repayment as contemplated in § 3.3.1 below (estimated in an amount corresponding to the Related Party Loan amount, including principal and all accrued and unpaid interest, as at Anticipated Closing Date or Revised Anticipated Closing Date, as relevant), and which has been or will be estimated by the Parties for the purpose of calculating the Estimated Net Purchase Price and Revised Estimated Net Purchase Price, if relevant;

“EUR” and “Euro” means the single currency unit of those member states of the European Union that have adopted the Euro as their legal currency in accordance with EU legislation relating to the European Monetary Union;

“Exchange Rate” means the official foreign exchange rate between EUR and RON (or any other currencies, as relevant) as published by the National Bank of Romania on the day of the relevant calculation date;

“Execution Date” means the date of the signing and execution of this Agreement by the Parties hereto;

“Existing Lender” means: Raiffeisen Bank International AG and Raiffeisen Bank Romania SA;

“Existing Loan Encumbrances” means the encumbrances created and/or registered as security and collateral for the repayment of the Existing Loan Facility, which are detailed and specified in Schedule 15 attached hereto;

“Existing Loan Facility” means: the loan facilities agreement dated 16 September 2011, as further amended by the amendment letter dated 27 September 2011 and amendment letter dated 26 March 2012; as further amended on 27 September 2011, 26 March 2012, 18 September 2014, on 5 May 2015; and as further amended and restated on 10 March 2016 between, among others, the Company, as borrower and the Existing Lender, as lender, under which the Existing Lender made available to the borrower term loan facilities in a maximum principal amount of EUR 97,000,000 with the final maturity date on 31 December 2020;

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“Fairly Disclosed” means fully, fairly and clearly disclosed in each case with sufficient detail to enable a reasonable and prudent purchaser of the Target Shares (and/or any of its professional advisors properly discharging their duties) to identify the nature and scope of the matter disclosed;

“FF&E” means furniture, fixtures and equipment located in either the Radisson Hotel Facility or the Park Inn Hotel Facility, as the case may be, that have no permanent connection to the structure of the relevant Buildings;

“Final Accounts” means a set of financial information comprising of statutory trial balances of the Target Companies, summarised balance sheets of the Target Companies, statement of inter-company balances and underlying notes, where applicable, in each case as at the Closing Date, which shall be reviewed by the auditors of the Target Companies in accordance with the Purchase Price Verification Procedure set forth in Part C of Schedule 3 and the Agreed Upon Procedures;

“Final Equity Value” or “FEV” means the Equity Value as at the Closing Date, which shall be calculated by applying the Purchase Price Calculation Methodology provided for in Section 2(c) of Part A of Schedule 3;

“Final Exchange Rate” means the Exchange Rate used for the purposes of calculating the Final Net Purchase Price as set out in Schedule 3;

“Final Net Purchase Price” means the Final Net Purchase Price payable by the Purchaser to the Vendor in consideration for the acquisition of the Target Shares, which shall be calculated on the basis of the Final Accounts and the Total Final Consolidated NAV Adjustment Amount by applying the Purchase Price Calculation Methodology in the manner provided for in Section 2(c) of Part A of Schedule 3;

“Financing Agreement” means a committed and binding legal agreement in respect of borrowings in an aggregate amount of EUR 107,000,000 to be entered into between the Purchaser or an Affiliate of the Purchaser and a third party debt provider;

“Financing Condition” means the Condition Precedent in § 4.1;

“Financial Statements” means statutory financial statements, of each of the Target Companies as at the end of the relevant calendar month, financial year or Closing Date (in the case of the Final Accounts), as applicable, all prepared in accordance with the relevant Accepted Accounting Standards and where applicable in accordance with the same principles consistently applied;

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“Force Majeure” means any unexpected event or act of God which could not reasonably have been foreseen and which the Vendor could not reasonably have been able to prevent and/or was beyond its control, including, without limitation, earthquakes, floods, fire, natural disasters, adverse weather conditions, strikes, war conflicts, uprisings, air crashes, and other like events (excluding, however, a mere change in that Vendor’s economic situation (insolvency etc.), or a change in the commercial real estate market and/or the hospitality sector in Romania or elsewhere), which is restricting or preventing the Vendor from fulfilling its contractual obligations toward the Purchaser;

“GSM Convocation Notices” means the notices of convocation of the General Meeting of Shareholders of the Company and Romextur, respectively, for the purpose of adopting the Closing Shareholder Resolutions, which notices shall be substantially in the form and text attached hereto as Schedule 16, and which were or are to be published in the Official Gazette in a timely manner so as to ensure that the meetings are properly convened on or about the Closing Date;

“Hotel Complex” means the Radisson Hotel Facility and the Park Inn Hotel Facility;

“Hotel Employees” means the employees whose details are specified in the Hotel Employee Schedule attached hereto as Part A of Schedule 17 who are employed by BEA Hotels Romania as at the Execution Date and engaged in the operation of the Hotel Complex pursuant to the provisions of the Hotel Service Agreement, as updated as at the Closing Date;

“Hotel Management Agreements” means the following agreements entered into by and between the Company and the Hotel Operator, namely: (i) the Amended and Restated Management Agreement dated 26 November 2010, as further amended, in respect of the Radisson Hotel Facility; and (ii) the International Management Agreement dated 22 December 2014 in respect of the Park Inn Hotel Facility; copies of which have been Disclosed to the Purchaser;

“Hotel Operator” means Rezidor Hotels ApS Danmark, care of Rezidor Corporate Accounting, Amager Strandvej 60-64, DK-2300 Copenhagen S, Denmark;

“Hotel Service Agreement” means the agreement dated 15 October 2007 entered into by and between the Company and BEA Hotels Romania and further amended on 30 May 2008, 01 October 2009, 15 March 2011, 2 January 2012, 9 January 2017, pursuant to which BEA Hotels Romania provides operational services in relation to the operation of the Hotel Complex, a copy of which has been Disclosed to the Purchaser;

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“Incumbent Directors” means the directors and general managers of the Target Companies who hold office as at the Execution Date and the Closing Date;

“Indebtedness” means: (i) all indebtedness in the nature of borrowings for payment or repayment of money or services; (ii) any other indebtedness that is evidenced by a note, bond, debenture, overdraft, derivative or similar instrument; (iii) all obligations in respect of acceptances issued or created; (iv) all liabilities secured by any mortgage or lien on any part of the Property; (v) all guarantee obligations, and (vi) any interest accrued on any of the aforementioned;

“Indemnity Claims” means any claim made by the Purchaser for the compensation by the Vendor for any Losses suffered by the Purchaser and/or the Target Companies under this Agreement for breach of a Vendor Indemnity;

“Initial Accounts” means a set of financial information as at 31 October 2017, comprising of statutory trial balances of the Target Companies, summarized balance sheets of the Target Companies, statement of inter-company balances and underlying notes, where applicable, copies of which are attached as Part B of Schedule 3;

“Initial Exchange Rate” means the Exchange Rate applied as of 31 October 2017, respectively 4.5985 RON/1 EUR;

“Insurance Policies” means all of the valid existing and paid up insurance policies pertaining to and/or for the benefit of the Hotel Complex and each of the Target Companies, as identified in Schedule 8;

“Interim Period” means the period of time which shall elapse between the Execution Date and the Closing Date;

“Inventory” means all inventories of supplies used in connection with the operation of the Hotel Complex, including, without limitation, paper goods, brochures, office supplies, unopened food and beverage inventory, chinaware, glassware, flatware, table linens, soap, gasoline, fuel oil, and other operational and guest supplies currently located at the Hotel Complex, subject to depletions, replacements and additions in the ordinary course of business (provided that the Hotel Operator shall maintain its normal replenishment and replacement expenditures for such inventories until the Closing Date);

“Joint Closing Release Instructions” means the written instructions which are to be executed by the Purchaser and the Vendor on the Closing Date substantially in the form and text attached as a schedule to the Escrow Agreement, and thereafter immediately delivered to the Escrow Agent, pursuant to which the Escrow Agent shall be directed to release the Escrow Deposit from the Pre-Closing Escrow Account and transfer the same to the Vendor’s Bank Account;

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“Key Individuals” means any of: (i) the Incumbent Directors of each of the Target Companies; and (ii) the following officers and/or employees of the Vendor’s Group Companies, namely: (a) Mr. Maimon (Momi) Cohen (financial/accounting); (b) Mr. Vladu Dumitru (operations); (c) Mr. Kraus Markus Leo (Hotel Manager); (d) Ms. Petrescu Catrinel (Chief Accountant); (e) Ms. Cretu Bianca Mihaela (Economist); (f) Ms. Mitroi Raluca (Economist); (g) Ms. Mirela Draghicesu (HR Manager); (h) Mr. Doron Moshe (Incumbent Director); and (i) Mr. Adrian Adam (Hotel Operations Manager); and “Key Individual” means any one of them;

“Land” means the plots of land upon which the Buildings are constructed, together with unconstructed land owned by the Company, identified with cadastral number 214260, cadastral number 214261, cadastral number 214262, cadastral number 214263, cadastral number 258437, cadastral number 258438, cadastral number 258439, cadastral number 214264, cadastral number 214265, cadastral number 214266, cadastral number 214267, cadastral number 214269, cadastral number 214270, cadastral number 214272, cadastral number 214273, cadastral number 214274, cadastral number 214275, cadastral number 214277,  cadastral number 214278, cadastral number 214279, cadastral number 258440, cadastral number 258441, cadastral number 258442, cadastral number 258443, all as fully described and specified in the Land Book/OCPI extracts and lay out comprising Schedule 1;

“Land Book/OCPI” means the Cadastre and Real Estate Publicity Office (Oficiul de Cadastru si Publicitate Imobiliara);

“Leases” or “Lease Agreements” means the lease agreements entered into by and between the Company as lessor (or sub-lessor in respect of the Romextur Area) and the respective tenants as lessees (or sub-lessee as the case may be) in respect of the various units comprising the Commercial Areas, which are listed in Schedule 10;

“Long Stop Date” means February 28, 2018;

“Loss” or “Losses” means any and all losses (including loss of revenue but disregarding any lost profit), liabilities, costs and expenses (including interest, penalties and the fees and expenses of attorneys, financial advisors or other consultants reasonably incurred), resulting from, arising out of or relating to a breach or non-fulfilment of any covenant and/or warranty and/or other obligation contained in this Agreement;

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“Material Lease Agreement” means the Lease Agreements in respect of the fitness center and the casino;

“Net to Owner Contribution” means the amount calculated in the manner specified in Section 5 of Part A of Schedule 3 attached hereto;

“Notary” means Mr. Steven van der Waal, or any other notary public at Buren NV;

“Notary Account” means the client account conducted by the Notary whose details are specified in Schedule 12;

“Offset Amount” means the outstanding amount of the Existing Loan Facility in respect of which the Company remains indebted to the Existing Lender under the Existing Loan Facility as at the Closing Date (including breakage costs and pre-payment fees, if any, accrued interest to the Closing Date and without deduction for any restricted cash deposit held on account as partial security for the repayment of the Existing Loan Facility) following the Partial Loan Repayment as contemplated in § 3.3.1 below and the payment of the BUTU Prepayment Amount as contemplated in § 3.3.2 below, as determined and specified by the Existing Lender in the Offset Amount Confirmation Letter, and which shall be applied by the Parties for the purpose of calculating the Final Net Purchase Price;

“Offset Amount Confirmation Letter” means a letter substantially in the form and text attached hereto and marked as Schedule 11 pursuant to which the Existing Lender shall specify the Offset Amount as at the Anticipated Closing Date, Revised Anticipated Closing Date or Closing Date, as relevant;

“Parent” means BEA Hotels NV of the Netherlands, being the parent company of the Vendor;

“Parent Share” means 1 (one) share of RON 12, which comprises 0.01% of the entire issued and paid up share capital of BEA Hotels Romania, free and clear of all Encumbrances and other third party rights save only for Permitted Encumbrances;

“Park Inn Hotel Facility” means the hotel facility which is located in Buildings D, E, F1, F2, G1, G2, H1 and I1 as designed in green on the schematic diagram attached as part of Schedule 1, which is comprised of: (i) 210 guest rooms; (ii) 66 unbranded and un-renovated apartment units; (iii) a 412 seat Bistro (indoor and outdoor) and an 18 seat bar; and (iv) all relevant and applicable FF&E and Inventories;

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“Partial Loan Repayment” means the partial repayment of the Existing Loan Facility which is to be carried out by the Company on or prior to the Closing Date as contemplated in § 3.3.1 below;

“Payment Confirmation” means a confirmation of transfer in the form of MT103 swift report issued in accordance with Swift Standards Category I of any payment to be made under the terms of this Agreement;

“Permit” means any permit, consent, registration, license or other approval or authorization as required by the Applicable Laws of Romania for the construction, current occupancy and current operation of the Hotel Complex and/or for the conduct of the business operations of the relevant Target Company, as well as for the ownership, possession, operation, occupation or use by the relevant Target Company of its assets or for the execution or performance of this Agreement;

“Permitted Encumbrances” means:

(1)	the Existing Loan Encumbrances (Schedule 15);

(2)	the Lease Agreements (Schedule 10);

(3)	all other Encumbrances relating to the Property as they appear on the Land Book/OCPI extracts attached as Schedule 1; and

(4)	legal encumbrances relating to the Property which are for utilities, media or telecommunications services, regardless of whether registered or unregistered;

“Pre-Closing Escrow Account” means the escrow account to be opened and maintained by the Escrow Agent in terms of the Escrow Agreement, into which the Escrow Deposit shall be deposited and from which it shall be released as governed by the terms of the Escrow Agreement;

“Price Adjustment Amount” means the difference (positive or negative) between the Estimated Net Purchase Price or Revised Estimated Net Purchase Price, if relevant, and the Final Net Purchase Price, all as calculated pursuant to the provisions of Part A of Schedule 3, which is to be either: (i) paid by the Purchaser to the Vendor; or (ii) repaid by the Vendor to the Purchaser, as set out in § 3.4 below;

“Proceedings” means an arbitration, investigation, litigation or suit (whether civil, criminal, or administrative), including counterclaims or cross-claims, commenced or heard by or before any Public Authority (including any Tax Authority), court of competent jurisdiction or arbitrator;

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“Property” means: the Land and the Building, and which includes the Radisson Hotel Facility, the Park Inn Hotel Facility and the Commercial Areas;

“Public Authority” means, as the context requires, any public authority, whether supranational, state, municipal or self-governing, or a private entity to the extent that it is endowed with the exercise of administrative, executive, judicial, legislative, police, regulatory, or taxing authority in Romania, the European Union or, if relevant and applicable to a Party incorporated outside of Romania, in the given jurisdiction of incorporation of such Party;

“Purchase Price Calculation Methodology” means the agreed methodology set out in Schedule 3 which is to be applied for the calculation of: (i) the Estimated Net Purchase Price on the basis of the Initial Accounts (Section 2(a) of Part A); (ii) the Revised Estimated Net Purchase Price on the basis of the relevant Financial Statements (Section 2(b) of Part A); and (iii) the Final Net Purchase Price on the basis of the Final Accounts (Section 2(c) of Part A);

“Purchase Price Statement” means the agreed calculation of the Final Net Purchase Price, prepared in accordance with the Purchase Price Calculation Methodology following the conclusion of the Purchase Price Verification Procedure;

“Purchase Price Verification Procedure” means the agreed procedure for the verification of the purchase price which is to be carried out following Closing subject to and in accordance with the terms and provisions set forth in Part C of Schedule 3, whereby: (i) the Final Net Purchase Price will be calculated based on the Final Accounts by applying the Purchase Price Calculation Methodology as set out in Section 2(c) of Part A of Schedule 3 on the basis of the reviewed Final Accounts; and (ii) the Purchase Price Statement will be prepared;

“Purchaser’s Bank Account” means the Purchaser’s banking account for all purposes in terms of this Agreement, particulars of which are set out in Schedule 12, or any other account specified by the Purchaser and of which the Vendor is informed in writing no later than five (5) Business Days prior to the relevant payment day;

“Purchaser’s Group Company” means the Purchaser and any of its Affiliates;

“Purchaser Nominated Directors” those directors of the Target Companies nominated by the Purchaser and who are to be appointed with effect from the Closing Date, as contemplated in § 6.4.9 below;

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“Radisson Hotel Facility” means the hotel facility which is located in Buildings A1, A2, A3, A4, B, C, H2 and Dp designated in yellow on the Schematic Diagram attached as part of Schedule 1, which is comprised of: (i) 424 guest rooms; (ii) 62 Elite aparthotel units; (iii) 1800 square meters of conference facilities; (iv) 4 restaurants and 3 bars; and (v) all relevant and applicable FF&E and Inventories;

“Recovery Proceeds” shall have the meaning ascribed to it in § 11.7 below;

“Related Party Loan” means the entire outstanding amount of the loan (including principal and accrued interest as at the Closing Date) which is due and payable by BEA Finance to the Company in terms of the Related Party Loan Agreement, and which is to be repaid to the Company by BEA Finance before the Closing Date as contemplated in § 3.2.3 below;

“Related Party Loan Agreement” means the loan agreement dated 22 March 2016 made and entered into by and between the Company as lender and BEA Finance as borrower, in terms of which the Company advanced the Related Party Loan to BEA Finance on the terms and conditions specified therein, a copy of which has been Disclosed to the Vendor;

“Revised Anticipated Closing Date” means the date agreed in good faith between the Parties as the date on which Closing will occur if Closing does not occur on the Anticipated Closing Date;

“Revised Estimated Net Purchase Price” has the meaning given in § 3.1.2;

“Romextur” means Romextur SA, being a joint stock company registered in Romania bearing company registration number J40/204/1991 at the Bucharest Trade Register, sole registration number 1572655, whose registered address is at 4 Luterana Str., Sector 1, Bucharest;

“Romextur Shares” means 312,816 ordinary shares of RON 1 each, which in the aggregate comprise 95.3% of the entire issued and paid up share capital of Romextur, free and clear of all Encumbrances and other third party rights save only for Permitted Encumbrances, and of which the Company is the shareholder of record;

“Romextur Area” means an area measuring 679.93 square meters located in Bucharest, 4 Luterana str., 1st District, comprising mezzanine of 311.73 square meters (cadastral number 9291 M;1), ground-floor of 329.10 square meters (cadastral no. 9291/0;1) and basement of 39.10 square meters (cadastral no. 9291/-1;1) Buildings F1 and E, registered with land book no. 253177 – C1 – U1-U2-U3 kept by the Land Book OCPI (as delineated in blue on the schematic diagram attached as part of Schedule 1, and which is the subject of the Burberry Lease referred to in Schedule 10);

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“RON” means Romanian New Leu, being the legal currency of Romania;

“Scheduled Closing Date” means: (i) if the Closing Trigger Date is on or prior to December 15, 2017, December 18, 2017; or (ii) if the Closing Trigger Date is between 16 December 2017 and 4 January 2018 (inclusive), 9 January 2018 or (iii) if the Closing Trigger Date is after 4 January 2018, the date falling 10 (ten) Business Days after the Closing Trigger Date or (iv) such other date as may be agreed between the Vendor and the Purchaser, provided in each case that if a valid GSM Convocation Notice has not been published for such date, the Scheduled Closing Date shall be the next date on which a valid GSM Convocation Notice has been published (to the extent that the Condition Precedent remains satisfied or waived on such date);

“Selected Public Database Search” means an inspection, examination or search of any extract, document, register or record in respect of the Target Companies and/or in respect of the Property and/or in respect of the Land, the Buildings, the Hotel Complex and the Commercial Areas, addressed to the Land Book/OCPI, the Trade Register, and the Electronic Archive for Real Movable Security (Arhiva Electronica de Garantii Reale Mobiliare), submitted so as to ensure response to the enquiries is obtained no later than seven (7) Business Days prior to the Execution Date;

“Shareholder Registers” mean the: (i) Shareholder Register of Romextur; (ii) the Shareholder Register of BEA Hotels Romania in which the transfer of the BEA Romania Shares and the Parent Share shall be recorded on the Closing Date; and (iii) Shareholder Register of the Company maintained by the Central Depository, in which the transfer of the Bucuresti Shares shall be recorded on the Closing Date; all in the manner contemplated in § 6.4.1 below;

“Supplemental Disclosure Letter” means the written disclosure of further exceptions to Closing Warranties, which the Vendor will furnish to the Purchaser on or before the Closing Date, which, however, will not qualify or limit the liability of the Vendor for the Vendor’s Warranties given on the Execution Date;

“Swap Mark-to-Market” means the latest available mark-to-market value of the hedging instruments to which the Company is party;

“Target Companies” means the Company, Romextur and BEA Hotels Romania, and “Target Company” shall be any one of them as the context requires;

“Target Shares” means: (i) the Bucuresti Shares; and (ii) the BEA Romania Shares; and (iii) the Parent Share;

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“Tax” means any tax, tax assessment, levy, charge, customs duty, import duty, value added tax, transfer tax, stamp duty or other tax, assessment, withholding or remittance of any nature, including any health, welfare and social security, employment or other similar payments, required to be remitted to, or imposed, levied, collected or assessed by or through, any Tax Authority, including any interest, fine, penalty or other charge payable or claimed in respect thereof or any additions to tax or additional amounts imposed by any taxing authority or in respect of the filing, obligation to file or failure to file any Tax return;

“Tax Authority” means the appropriate tax administrator in Romania or any other Public Authority empowered to impose, collect or assess Taxes;

“Tax Claim” means any Claim relating to Tax or Tax-related Losses;

“Title Policy” means a valid and fully paid up policy of title insurance negotiated by and acceptable to the Purchaser, which is to be issued in favour of the Purchaser by a reputable international insurer on or before the Execution Date;

“Trade Register” means the Romanian Trade Register Office (in Romanian Oficiul Național al Registrului Comerțului);

“Transaction” means the transaction which is the subject matter of this Agreement, namely for the acquisition of the Target Shares by the Purchaser from the Vendor in accordance with the terms, provisions and conditions of this Agreement;

“Transaction Documents” means: (i) this Agreement together with all of its Schedules; (ii) all the closing deliverables referred to in § 6.3 below; (iii) the Escrow Agreement; (iv) the Vendor Guarantee; and (v) all and any other letters (including the Disclosure Letter and Supplemental Disclosure Letter), agreements, certificates, confirmations and ancillary documents as may be executed and/or delivered by the Parties in connection with and/or in relation to the consummation of the Transaction;

“VAT” means value added tax pursuant to Law no. 227/2015 regarding the Fiscal Code, as amended, or any other tax of a similar fiscal nature whether imposed in Romania (instead of or in addition to value added tax) or elsewhere in any other relevant jurisdiction.

“Vendor’s Bank Account” means the Vendor’s banking account for all purposes in terms of this Agreement, particulars of which are set out in Schedule 12, or any other account specified by the Vendor and of which the Purchaser is informed in writing no later than five (5) Business Days prior to the relevant payment day;

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“Vendor’s Fundamental Warranties” means the Vendor’s Title Warranties and the Vendor Warranties in Section 2.5.1 and 6.1.1 of Schedule 4;

“Vendor’s Group Company” means the Vendor or any of its Affiliates;

“Vendor Indemnities” means all the indemnities given by the Vendor in § 8.6 and “Vendor Indemnity” means any one of them;

“Vendor’s Knowledge” in the context of a qualification to a Vendor Warranty means the knowledge or awareness of the Vendor which shall be deemed knowledge of the Incumbent Directors if they had made all due and reasonable enquiries of the Key Individuals. No other knowledge will be imputed to the Vendor;

“Vendor Loan” means the unsecured loan which is to be granted by the Vendor to Promontoria Nemo B.V. on the Closing Date, signed on the Execution Date in the form agreed in Schedule 19;

“Vendor Guarantee” means the guarantee entered into on the date hereof between the Purchaser, the Vendor and Vendor Guarantor in the form agreed in Schedule 20;

“Vendor Guarantor” means Elbit;

“Vendor’s Shareholding Factor” means the factor representing the percentage shareholding of the Vendor in the Company being 98.2140% on the Execution Date;

“Vendor’s Specific Warranty Claims” means Warranty Claims in relation to those Vendor’s Warranties given under Sections 7.1.11 to 7.1.26 (inclusive), 14.4, 20.3 and 26.2 of Schedule 4;

“Vendor’s Tax Warranties” means those Vendor’s Warranties given under Section 7 of Schedule 4 (Tax Matters);

“Vendor’s Title Warranties” means those Vendor’s Warranties given under: (i) Sections 3.1 and 3.2 of Schedule 4 (The Property); and/or (ii) Sections 6.1.1 to 61.4 inclusive of Schedule 4 (Ownership and Transfer of the Target Shares);

“Vendor’s Warranties” means all the warranties given by the Vendor in Schedule 4;

“Vendor W&I Contribution” means an amount equal to EUR 50,000;

“Warranty Claims” means any claim made by the Purchaser for the compensation by the Vendor for any Losses suffered by the Purchaser and/or the Target Companies arising out of or in connection with a breach of a Vendor Warranty;

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“Warranty & Indemnity Insurance” means a valid and fully paid up policy of Warranty & Indemnity Insurance negotiated by and acceptable to the Purchaser, which is to be issued in favour of the Purchaser by a reputable international insurer on or before the Execution Date;

“Working Capital” means those current assets (for the avoidance of doubt, in the calculation of the Working Capital for the Estimated Net Purchase Price a deduction from the cash balance in the Initial Accounts of EUR 3,000,000 will be applied, whilst for the calculation of the Working Capital for the Final Net Purchase Price a deduction from the cash balance in the Final Accounts of the entire BUTU Prepayment Amount will be applied to the extent this is shown as cash) and any current or non-current liabilities (excluding the Estimated Offset Amount or the Offset Amount, as the case may be) of the relevant Target Company as at the relevant reporting date of the Initial Accounts and/or the Final Accounts, as the case may be, which are to be treated as working capital by agreement pursuant to the provisions of Sections 4 and 5 of Part A of Schedule 3 and subject to the exclusions itemized therein;

1.2	Interpretation. In this Agreement, a reference to:

1.2.1	A subsidiary a holding company is a reference to those terms as they are defined in the Companies Act of 2006, as amended; and a wholly owned subsidiary of another company is a company that has no members other than that other company, or persons acting on behalf of that other company;

1.2.2	a document in “agreed form” is a reference to a document in a form approved by or on behalf of the Parties thereto;

1.2.3	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England shall be deemed to include reference to the nearest equivalent action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing in that jurisdiction;

1.2.4	to “procure” or to “ensure” or any other expression, when used to express a Party’s obligation to procure that a third person will or will not act in a certain manner, refers to the relevant party’s obligation that the third person performs what has been agreed;

1.2.5	irrespective of whether the wording “without limitation” or “but not limited to” appears in any provision of this Agreement, each and every use of the term “including” herein is intended to mean “including, without limitation” and “including but not limited to” and shall not be interpreted to imply any limitation on the more general preceding provision unless otherwise expressly stated;

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1.2.6	a clause (§) or Schedule, unless the context otherwise requires, is a reference to a clause (§) of, or Schedule to, this Agreement;

1.2.7	Headings and Recitals. The headings in this Agreement are for ease of reference only and do not affect its interpretation and are to be ignored in construing its terms. The recitals form an integral part of this Agreement;

1.2.8	Information. Any reference to books, records or other information means, in any form, including paper, electronically-stored data, magnetic media, film and microfilm;

1.2.9	Regulation. A reference to a provision of a law, legal regulation or an agreement refers to such provision as modified by all its subsequent amendments prior to the date of this Agreement; and

1.2.10	Time. References to times of the day are to Eastern European Time (EET) (GMT+2), unless otherwise stated.

1.3	The Parties acknowledge and agree that they have each participated, both directly and by means of their professional advisors, in the negotiation and preparation of this Agreement and, as such, for the purpose of interpreting any provision of this Agreement, any rule of law providing that ambiguities shall be construed against the drafting party or against the party seeking to rely on such provision shall not be applicable to this Agreement.

1.4	Notwithstanding § 29 (Language), where in this Agreement a Romanian term is given in italics and/or in brackets after an English term or vice versa, the relevant provision relates to circumstances governed by Romanian law and if there is any inconsistency between the Romanian term and the English term, the meaning of the Romanian term shall prevail.

1.5	Singular words shall include the plural and vice versa and words in a particular gender shall include all genders, unless the context requires otherwise.

2.	Sale And Purchase Of The Target Shares

2.1	On, and with effect from, the Closing Date and subject to the terms and conditions of this Agreement (including that as of the Closing Date the Company continues to be the sole and registered owner of the Romextur Shares): (i) the Vendor shall sell the Bucuresti Shares (and indirectly the Romextur Shares) and the BEA Romania Shares to the Purchaser, and the Purchaser shall purchase the Bucuresti Shares (and indirectly the Romextur Shares) and the BEA Romania Shares from the Vendor; and (ii) the Vendor shall procure that the Parent shall sell the Parent Share to the Purchaser, and the Purchaser shall acquire the Parent Share from the Parent; all in consideration for payment by the Purchaser to the Vendor of the Final Net Purchase Price which shall be calculated and paid in the manner provided for in § 3 below.

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2.2	The Target Shares shall be sold:

2.2.1	free and clear of all and any Encumbrances, save only for the Permitted Encumbrances; and

2.2.2	together with all rights and benefits attached thereto as at the Closing Date, including the right to receive all dividends or profit distributions declared, made or paid on or after Closing.

2.3	Transfer of the ownership right to 100% of the Target Shares to the Purchaser shall be effective on the Closing Date upon the occurrence of all of the following:

2.3.1	payment of the Estimated Net Purchase Price or Revised Estimated Net Purchase Price, as relevant, in the manner provided for in § 6.4.6 below;

2.3.2	in respect of the Bucuresti Shares, upon the entry of the sale into the relevant Shareholder Register of the Company maintained by the Central Depository together with the written confirmation of the president of the board of directors; and

2.3.3	in respect of the BEA Romania Shares and the Parent Share, upon entry of the sale into the relevant Shareholder Register of BEA Hotels Romania, as contemplated in § 6.4.1 below, and the written confirmation of the sole director.

3.	Calculation and Payment of the Purchase Price

3.1	Calculation of Final Net Purchase Price

The purchase price for the acquisition of the Target Shares on the Closing Date shall be the Final Net Purchase Price, which shall be determined and calculated as follows:

3.1.1	The Parties have agreed and determined the Estimated Net Purchase Price prior to the Execution Date on the basis of:

a.	the Agreed Property Value, less the CGT Adjustment Amount, the Estimated Offset Amount and the Swap Mark-to-Market and adjusted by the Estimated Aggregated NAV Adjustment Amount and the Net to Owner Contribution in respect of the period between October 31, 2017 and the Anticipated Closing Date, as calculated by reference to the Initial Accounts, and thereafter multiplied by the Vendor’s Shareholding Factor; and

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b.	a schedule setting out any inter-company balances between the Target Companies reconciled for the purposes of calculating the Estimated Aggregated NAV Adjustment Amount, in each case as definitively set out in Schedule 3 and Schedule 22.

3.1.2	If Closing does not occur on the Anticipated Closing Date, the Estimated Net Purchase Price shall be updated by the Vendor and notified to the Purchaser (together with such supporting documentation as the Purchaser may reasonably request) no later than 10 Business Days prior to the Revised Anticipated Closing Date (the “Revised Estimated Net Purchase Price”). The Revised Estimated Net Purchase Price shall be calculated in accordance with the same principles as the Estimated Net Purchase Price provided that: (i) the Estimated Aggregated NAV Adjustment Amount shall be calculated by reference to the most recent finalised Financial Statements; and (ii) the Net to Owner Contribution shall be calculated in respect of the period from the date following the date of such Financial Statements to the Revised Anticipated Closing Date. Following receipt of the Revised Estimated Net Purchase Price by the Purchaser, the Vendor and the Purchaser shall cooperate in good faith prior to the Revised Anticipated Closing Date to agree any amendment to such Revised Estimated Net Purchase Price as the Purchaser may reasonably request. In the absence of agreement, the Revised Estimated Net Purchase Price shall be such figure as originally proposed by the Vendor.

3.1.3	Immediately following Closing, the Parties shall initiate and carry out the Purchase Price Verification Procedure in the manner and subject to the terms set out in Part C of Schedule 3. Upon the determination of the Final Net Purchase Price in the manner provided for in Schedule 3, the Parties shall calculate and determine the Price Adjustment Amount, if any, and thereupon prepare the Purchase Price Statement. The Price Adjustment Amount as specified in the Purchase Price Statement shall be settled between the Parties as provided in § 3.4 below so as to ensure that the full and final consideration paid to the Vendor in respect of the acquisition of the Target Shares is equal to the Final Net Purchase Price.

3.1.4	The allocation of the Estimated Net Purchase Price, Revised Estimated Net Purchase Price and the Final Net Purchase Price between the Vendor (in respect of the sale of the Bucuresti Shares and the BEA Romania Shares) and the Parent (in respect of the Parent Share) shall be as follows:

(i)	in consideration for the sale of the Parent Share, the Purchaser will pay to the Parent a total consideration in the amount of EUR 3 as the agreed purchase price for the Parent Share; and

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(ii)	the entire balance of the Final Net Purchase Price, less the purchase price for the Parent Share referred to in (i) above, shall be paid by Purchaser to Vendors in consideration for the acquisition of the Bucuresti Shares (and also indirectly Romextur Shares) and the BEA Shares in accordance with Clause 3.3.4 of this Agreement.

3.2	Payments to be made prior to the Closing Date

3.2.1	Escrow Deposit.

(i)	On or within five (5) Business Days from the Execution Date, the Purchaser shall have deposited the Escrow Deposit into the Pre-Closing Escrow Account, which shall be released from the Pre-Closing Escrow Account in the manner and on the terms specified in the Escrow Agreement.

(ii)	Notwithstanding § 3.2.1(i) or any term of the Escrow Agreement, if (i) Closing does not occur on or prior to the Long Stop Date or (ii) this Agreement is otherwise terminated in any circumstance other than where Closing does not occur solely as a result of the breach by the Purchaser of its obligations in § 6, the Purchaser shall, as soon as is practicable, give instructions to the Escrow Agent that the Escrow Deposit be transferred to the Purchaser’s Bank Account.

(iii)	If Closing does not occur on prior to the Long Stop Date as a result of a breach by the Purchaser of its obligations in respect of Closing contained in § 6, provided that the Vendor is not also in breach of its obligations pursuant to § 6, the Vendor and Purchaser shall give instructions to the Escrow Agent that the Escrow Deposit be transferred to the Vendor’s Account.

3.2.2	Advance Payment. On or before a date one (1) Business Day prior to the Closing Date, the Purchaser shall pay the Advance Payment as a payment on account of the Estimated Net Purchase Price, and shall deposit the Advance Payment into the Closing Escrow Account. The Advance Payment shall be released from the Closing Escrow Account in the manner and on the terms specified in the Escrow Agreement.

3.2.3	Repayment of the Related Party Loan. The Vendor shall procure that the Related Party Loan is repaid by BEA Finance to the Company in full (including all principal and accrued but unpaid interest at the Closing Date) by not later than a date one (1) Business Day prior to the Closing Date.

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3.3	Payments to be made on the Closing Date

On the Closing Date:

3.3.1	Partial Loan Repayment. The Purchaser shall furnish the Escrow Agent with its written instructions that the entire amount retained in the BUTU Escrow Account shall be transferred to the Existing Lender as per their written instructions in accordance with the terms of the Escrow Agreement, which amount shall constitute a partial repayment of the Existing Loan Facility as contemplated in § 6.4.1 below.

3.3.2	BUTU Prepayment Amount. The Vendor shall procure that the Company shall transfer BUTU Prepayment Amount to the Existing Lender, which amount shall also constitute a partial repayment of the Existing Loan Facility as contemplated in § 6.4.1 below.

3.3.3	Elbit Payments. The Vendor shall procure that the Company shall transfer the Elbit Guarantee Fee and the Elbit Consultancy Fee to Elbit Imaging Ltd. as contemplated in § 6.4.5(a) below, and shall provide evidence that such transfers have been executed; and thereafter

3.3.4	Payment of the Estimated Net Purchase Price or Revised Estimated Net Purchase Price by the Purchaser:

a.	At the direction of the Vendor, the Purchaser shall transfer the Bank Hapoalim Pay-Off Amount to the Notary Account, whereupon the Notary shall release the Bank Hapoalim Consent Letter to the Parties;

b.	the Purchaser shall pay to the Vendor that amount which is equal to the Estimated Net Purchase Price or Revised Estimated Net Purchase Price, if relevant, less: (i) the Bank Hapoalim Pay-Off Amount; (ii) the Escrow Deposit; (iii) the Advance Payment; (iv) the Vendor Loan; (v) the purchase price for the Parent Share; and (vi) Vendor W&I Contribution; and

c.	the Purchaser and the Vendor shall jointly execute the Joint Closing Release Instructions and deliver the same to the Escrow Agent, directing the Escrow Agent to release the Escrow Deposit from the Pre-Closing Escrow Account and to transfer same to the Vendor’s Bank Account, or otherwise to the Vendor’s order, as contemplated in §6.4.5(c) below.

3.3.5	The Purchaser shall pay the agreed purchase price for the Parent Share to the Parent.

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3.4	Price Adjustment Amount after Closing. The following provisions shall govern the purchase price adjustments, if any, which are to be conducted following Closing:

3.4.1	In the event that as a result of the implementation of the Purchase Price Verification Procedure, the Final Net Purchase Price proves to be lower than the Estimated Net Purchase Price or Revised Estimated Net Purchase Price, as relevant, then and in such event the Vendor shall repay to the Purchaser the full amount of the Price Adjustment Amount.

3.4.2	In the event, however, that the Final Net Purchase Price proves to exceed the Estimated Net Purchase Price or Revised Estimated Net Purchase Price, as relevant, then and in such event the Purchaser shall pay the full amount of the Price Adjustment Amount to the Vendor.

3.4.3	If the amount of the Price Adjustment Amount is equal to zero, then the Final Net Purchase Price shall be equal to the Estimated Net Purchase Price or Revised Estimated Net Purchase Price, if relevant, for all purposes under this Agreement and no adjustments to the Estimated Net Purchase Price or the Revised Estimated Net Purchase Price, as relevant, shall be made.

3.4.4	Any payments of the Price Adjustment Amount which are to be made in terms of this § 3.4 shall be made either to the Vendor’s Bank Account or to the Purchaser’s Bank Account, as the case may be, and same by not later than a date 10 (ten) Business Days following the determination of the Final Net Purchase Price and the Price Adjustment Amount.

3.4.5	Any dispute which may arise after Closing between the Parties pertaining to the determination of the Final Net Purchase Price and/or the Price Adjustment Amount shall not grant or be deemed to grant any rights to either Party to terminate or withdraw from this Agreement and shall be carried out exclusively pursuant to the rules of Schedule 3.

4.	Condition Precedent to Closing

4.1	Condition Precedent. The obligation of the Purchaser to consummate the Transaction and to pay the Estimated Net Purchase Price or Revised Estimated Net Purchase Price to the Vendor, and the obligation of the Vendor to sell and transfer the Target Shares to the Purchaser, are subject to the fulfilment in a timely manner of the following Condition Precedent: (i) The execution by the Purchaser or Purchaser Group Company of a Financing Agreement and the relevant third party funder that will provide the Purchaser with sufficient unconditional and unencumbered cash resources in order for it to fulfil on a timely basis its payment obligations under this Agreement (excluding any amount to be funded by way of equity or shareholder loan by the Purchaser and its shareholders), including its obligation to pay the Estimated Net Purchase Price and any Price Adjustment Amount; (ii) the satisfaction of any conditions precedent to drawdown under such Financing Agreement (other than to the extent such conditions precedent are waived by the relevant lender); and (iii) if the Financing Agreement is entered into with the Existing Lender, the Existing Lender having consented to this Transaction.

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4.2	Responsibility for Satisfaction of the Condition Precedent.

The Purchaser shall use its best endeavours and shall take steps reasonably necessary to ensure that the Condition Precedent is satisfied as soon as is reasonably practicable and in any event 10 Business Days prior to the Long Stop Date, and it shall keep the Vendor fully informed of the progress achieved by it in that regard. The Vendor and the Purchaser shall co-operate fully in order to procure the satisfaction of the Financing Condition.

4.3	Notice of Fulfilment of Condition Precedent. Closing Notice

The Parties shall act in good faith and shall cooperate with a view to achieving the Closing and in this respect, the Parties expressly agree that:

4.3.1	the Parties shall keep each other informed in a timely manner on the status of the fulfilment of the Condition Precedent and of any relevant matters in relation thereto, including any matters that might cause delays or might otherwise affect the Closing;

4.3.2	each Party shall refrain from taking any action, which may restrict, limit or interfere in any way with the performance of the Transaction contemplated hereunder, or of the obligations or warranties of the respective Parties hereunder;

4.3.3	the Purchaser shall notify the Vendor immediately upon the fulfilment of the Condition Precedent, providing supporting documents where necessary to substantiate the fulfilment of the relevant Condition Precedent;

4.3.4	no later than 2 (two) Business Days after the Condition Precedent has been fulfilled or waived by the Purchaser, the Purchaser shall submit to the Vendor its Closing Notice confirming the fulfilment of the Condition Precedent and inviting the Vendor to proceed to Closing. The date upon which the Closing Notice is issued will be the Closing Trigger Date.

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4.4	Non-Fulfilment of Condition Precedent

The Condition Precedent specified in § 4.1 above shall be satisfied, or waived in writing by the Purchaser, by that date which is 10 (ten) Business Days prior to the Long Stop Date, provided that the Purchaser may on one occasion only demand the extension of the Long Stop Date by a period not to exceed 20 (twenty) Business Days subject to showing evidence to the Vendor of its active negotiations with a financing institution to this effect. Any further extensions of the Long Stop Date may be made solely by mutual agreement reached between the Parties. In the event that the Condition Precedent shall not have been fulfilled, or waived by the Purchaser, by the Long Stop Date, as extended, then and in such event the validity of this Agreement shall automatically terminate, this Agreement shall thereupon be of no further force and effect, and the Parties shall be unconditionally released from all their respective obligations and undertakings subject to the provisions of § 20.3 (Effect of Termination) below.

5.	Provisions Applicable During The Interim Period

5.1	Material Adverse Change (MAC) Provisions

5.1.1	Defined Terms

a.	“MAC Casualty Event” means: (i) an event of Force Majeure, or a terrorist attack; (ii) any third party claim or claims submitted against any of the Target Companies following the Execution Date where the auditors of the relevant Target Company confirm that if adjudicated against the respondent such claims will have a material adverse effect on the financial standing of the Target Companies; or (iii) loss of more than 30% of the Hotel Employees engaged as at the Execution Date; or (iv) the occurrence of material damage to the Property; where any of the above generate a loss in excess of 5% (five percent) of the Agreed Property Value;

b.	“MAC Cure” means that Vendor has succeeded in effectively curing and remedying a MAC Event in such manner that the condition, status and functionality of the Hotel Complex on the date falling 10 (ten) Business Days prior to the Closing Date is the same in all material respects as those which existed on the Execution Date and the Target Companies are otherwise in a position equivalent to that prior to the relevant MAC Event occuring;

c.	“MAC Event” means any of a MAC Casualty Event or a MAC Warranty Event occurring after the Execution Date;

d.	“MAC Notice” means the written notice to be given by either Party of the occurrence of a MAC Event, which must describe the MAC Event in sufficient detail and provide a good faith and reasonable estimate of the damage suffered by any of the Target Companies resulting therefrom; and

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e.	“MAC Warranty Event” means that any of the Vendor’s Fundamental Warranties are materially untrue at any time prior to the Closing Date.

5.1.2	Material Adverse Change (MAC) Provisions

a.	MAC Notice. Both Parties shall be obliged to give to the other Party a MAC Notice regarding the occurrence of a MAC Event within ten (10) Business Days of such MAC Event coming to its attention. In case of an alleged MAC Casualty Event, following the serving of a MAC Notice, the Vendor shall provide the Purchaser with a written report issued by a properly qualified expert assessing the amount of damage resulting therefrom as soon as is practicable.

b.	Vendor’s Right to Cure

(i)	Whereas the monetary cure of a MAC Casualty Event is reasonably possible, the Vendor shall have the right, but not the obligation, to take such steps and to procure the implementation of such acts, deeds and things as are necessary and required to effect a MAC Cure. The Vendor shall be required to notify the Purchaser within 5 (five) Business Days following the date of the MAC Notice of its decision to effect a MAC Cure (a “MAC Cure Notice”), and to effect the MAC Cure within twenty (20) Business Days from the date of the MAC Cure Notice but in any event by not later than the Closing Date (subject to agreed extensions).

(ii)	The MAC Cure of a MAC Casualty Event shall entail; inter alia, the repair of the damage caused and/or re-construction of the damaged areas in such manner that all premises affected by the MAC Casualty Event are returned in all material respects to the same condition, structural integrity and operational functionality as they existed on the Execution Date.

(iii)	The MAC Cure for a MAC Warranty Event shall entail; inter alia, the discharge and/or removal and/or cancellation of such Encumbrance or other restriction on title as caused the Vendor’s Fundamental Warranties to become untrue during the Interim Period, so as to ensure that the Vendor’s, the Company’s and the Parent’s direct or indirect title, as relevant, to the Target Shares and/or the Company’s title to the Romextur Shares and/or the Property and/or any part thereof are free and clear of all Encumbrances and other third party rights save only for the Permitted Encumbrances and/or as have been Disclosed.

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(iv)	All costs and expenses incurred in effecting a MAC Cure shall be for the account of the Vendor.

(v)	Upon the completion of the MAC Cure to the reasonable satisfaction of the Purchaser, the Parties shall thereupon proceed to consummate the Transaction on the Closing Date on the terms and conditions provided for in this Agreement.

c.	Provisions governing Uncured MAC Events

(i)	In the event that: (A) the Vendor shall decline or fail to furnish the Purchaser with its MAC Cure Notice in a timely manner as specified in § 5.1.2(b) above; or (B) the MAC Cure shall not have been completed in all material respects within the period set out in the Vendor’s MAC Cure Notice (subject to any further extensions agreed between the Parties in writing), then and in such event the Purchaser shall have the right to terminate this Agreement without sanction or penalty.

(ii)	Such right of termination provided for in sub-section (i) above shall be exercised by the giving of written notice to the other party (a “MAC Termination Notice”).

(iii)	Notwithstanding the foregoing provisions, the Purchaser and the Vendor may each in their sole discretion agree to reduce the Final Net Purchase Price by an agreed amount intended to compensate for the MAC Casualty Event or the MAC Warranty Event, as the case may be, and to proceed to Closing in terms of the provisions of this Agreement.

5.1.3	No Penalty

Subject at all times to the provisions of §11.5 below, for the avoidance of doubt, if the Purchaser elects to terminate this Agreement in terms of §5.1.2c(i) above, then no amounts will be due or payable by either Party and there will be no obligation to complete this Agreement.

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5.1.4	MAC Disputes

In the event that a dispute shall arise between the Parties arising out of and/or in connection with the interpretation of this § 5.1 and/or the implementation of its provisions, then and in such event such dispute shall be referred to arbitration pursuant to the provisions of § 33 below.

5.2	Vendor’s Obligations in relation to the Interim Period. During the Interim Period, except as otherwise agreed by the Purchaser in writing, the Vendor undertakes (in its capacity as the majority shareholder of the Target Companies), to procure:

5.2.1	that the Target Companies:

a.	continue to be operated in the ordinary course of their business as they have been operated up until the Execution Date;

b.	operate in material compliance with all Applicable Laws;

c.	operate in accordance with, and in a way which will maintain and not create any material default under any Insurance Policies or material contracts to which any of the Target Companies are party; and

d.	shall not undertake any of the actions specified in §5.2.2; and

5.2.2	that without the Purchaser’s prior written approval the Vendor shall not vote, or cause the Company to vote, in such manner, or approve any actions proposed by the Hotel Operator, so that the Target Companies would:

a.	amend their respective organizational documents save as such would be needed to implement the Transaction and/or in order to comply with the relevant provisions of Applicable Law;

b.	sell, transfer, encumber or otherwise dispose of all or any material part of their respective assets or any direct or indirect interest in the Hotel Complex or Property;

c.	amend or terminate the Hotel Management Agreements or either of them;

d.	amend or terminate any Material Lease Agreement;

e.	declare, set aside, make or pay any dividend or distribution of any kind that would not be reflected in the Financial Statements, save if the Purchaser is given prior written consent thereof;

f.	enter into any non-arm’s length or non-ordinary course contract or other arrangement;

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g.	enter into any arrangement with the Vendor or an Affiliate of the Vendor;

h.	sell, redeem or encumber all or any part of the Bucuresti Shares and/or the Romextur Shares and/or the BEA Romania Shares, nor agree to undertake any of those actions, nor enter into any agreement with any third party which may restrict or otherwise hinder the free use and enjoyment of the Bucuresti Shares and/or the Romextur Shares and/or the BEA Romania Shares, including without limitation option agreements and voting agreements;

i.	employ or terminate any employees under employment agreements or other civil law agreements or make any change in the compensation payable or to become payable to the directors or amend any other terms of its agreements with the directors, other than in the ordinary course of the business operations of the Hotel Complex;

j.	grant or permit to be granted any powers of attorney or commercial proxies providing authorisation to act on behalf of any of the Target Companies save as such would be needed to implement the Transaction or to implement actions under paragraph a. above or as would be needed in the ordinary course of business of the Target Companies;

k.	permit the Hotel Operator to deviate to any material extent from the replenishment and/or replacement of Inventories and FF&E in the Hotel Complex generally conducted in the normal course of business and within the framework of the currently valid budget agreed between the Company and the Hotel Operator (to the extent that the Vendor has the power to do so in terms of the Hotel Management Agreements);

l.	enter into any new loan arrangements or incur any Indebtedness (whether or not pursuant to existing loan arrangements);

m.	commit to incur for a period after Closing any expenditures in excess of €100,000 (one hundred thousand Euro) in the aggregate, or the equivalent in any other currency to the extent such commitment would not be actually spent or provisioned in the Final Accounts and thus reflected in calculation of the Final Net Purchase Price, other than in the ordinary course of business;

n.	fail to pay any undisputed obligations incurred in the ordinary course of business as they become due;

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o.	change or modify any of the accounting policies, methods or procedures or the accounting period of the Target Companies, save as mandated by the Applicable Law;

p.	fail to duly and correctly file any Tax returns that are required to be filed and/or duly pay or cause to be duly paid in full all Taxes due for all periods or portions thereof within the statutory deadlines occurring on or before the Closing Date;

q.	permit any insurance policy (including any Insurance Policy) naming any of the Target Companies as an insured party and/or as a beneficiary and/or a loss payable payee, to be cancelled, detrimentally modified or terminated;

r.	establish any new subsidiary or acquire any equity or ownership interest in any other entity;

s.	initiate any new Proceedings other than claims against debtors in the ordinary course of business;

t.	adopt or suffer to exist a plan of complete or partial liquidation, dissolution, merger, consolidation, insolvency restructuring, capitalization, exit or replacement of members or other corporate reorganization or insolvency reorganization of the Target Companies; and

u.	commit or agree to do any of the foregoing.

5.3	Approval and Exemption

5.3.1	Any deviation from the requirements and prohibitions set out in § 5.2 above shall require the prior written consent of the Purchaser, who shall not unreasonably withhold or delay its consent.

5.3.2	However, the Purchaser’s consent under § 5.3.1 above shall not be required where acts are mandated:

a.	by operation of Applicable Law, provided that the Vendor shall inform the Purchaser as soon as practicable;

b.	under the terms of legally binding obligations which are in existence as at the Execution Date and which have been Disclosed to Purchaser, provided that the Vendor shall inform the Purchaser as soon as practicable;

c.	in those instances where the Hotel Operator has the right and authority to exercise such acts alone pursuant to the provisions of the relevant Hotel Management Agreement; and/or

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d.	in urgent matters where immediate action is required to prevent losses being incurred or harm to person or property being sustained provided that the Vendor shall inform the Purchaser as soon as practicable.

5.4	Acquisitions of further shares. The Vendor agrees that neither it nor any Affiliate of it shall acquire any shares in the capital of the Company or Romextur in the Interim Period.

5.5	Hugo Boss space. The Vendor shall use reasonable endeavours to procure that the amendments proposed to be made to the Property in respect of the letting to Hugo Boss shall be progressed in the manner envisaged prior to the Execution Date during the Interim Period, as provided in the respective Lease Agreement and relevant Permits. Any forecasted expenditure incurred in such amendments shall be reflected in the calculation of the Estimated Net Purchase Price. Variances between actual expenditure during the Interim Period and forecasted expenditure will be reflected in the Purchase Price Adjustment Amount.

6.	Closing

6.1	Date and Place

6.1.1	The Closing Date shall occur on the Scheduled Closing Date, commencing at 8:00 a.m. EET.

6.1.2	The Closing shall take place at a venue to be agreed between the Vendor and the Purchaser prior to the Closing Date (or, failing such agreement, at the offices of the Vendor’s Romanian Legal Counsel, Messrs. Firon Bar Nir of Union Building, 11 Campineanu Street, Bucharest 0100310).

6.1.3	The Parties shall procure that authorized representatives of the Existing Lender, the Escrow Agent are in attendance at the Closing.

6.1.4	The Vendor undertakes that it shall publish or cause the publication of the GSM Convocation Notices in the Official Gazette in respect of the Company and Romextur in a timely manner so as to ensure that the Closing Shareholder Resolutions may be adopted at general shareholder meetings convened on or prior to the Closing Date.

6.2	Pre-Closing Actions. By not later than a date one (1) Business Day prior to the Closing Date (or, in the case of § 6.2.3, not later than five (5) Business Days prior to the Closing Date):

6.2.1	the Purchaser shall execute payment of the Advance Payment, and shall deposit the same into the Closing Escrow Account;

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6.2.2	the Vendor shall procure the full and final repayment of the Related Party Loan to the Company by BEA Finance; and

6.2.3	the Vendor shall procure that a signed original copy of the Offset Confirmation Letter is delivered by the Existing Lender to the Company, with a copy to the Purchaser.

6.3	Closing Deliverables

To the extent that the obligated Party/Parties has/have not already done so prior to the Closing Date, all of the documents identified below shall be duly and validly executed, issued and shall be delivered at Closing, in each case in agreed form (or, where no form has been previously agreed, in a form and substance reasonably acceptable to the given recipient Party), save in the event that the entitled Party waives its right to receive such deliverable(s), as follows:

By the Purchaser to the Vendor:

6.3.1	an original notarized affidavit executed for and on behalf of the Purchaser confirming that the Purchaser complies with the relevant provisions of Applicable (Romanian) Law in order to become a shareholder in the Company and in BEA Romania, as the case may be;

6.3.2	original notarized affidavits executed by each of the Purchaser Nominated Directors confirming that they each comply with the relevant provisions of Applicable (Romanian) Law in order to be appointed as, and to act as, directors of the Company, of Romextur and of BEA Hotels Romania, as the case may be;

6.3.3	original copies of an official extract issued by the competent trade register (or registrar of companies) indicating the name, address, shareholders, directors and registration number of the Purchaser (and where Purchaser is a foreign entity the authenticity of such extract shall be confirmed by apostille, if necessary);

6.3.4	copies of the identity card or passports of each of the Purchaser Nominated Directors who are individuals (or, in the event that a Purchaser Nominated Director is a body corporate, original copies of an official extract issued by the competent trade register or registrar of companies indicating the name, address, shareholders, directors and registration number of the said entity), provided that the authenticity of such copies or extract shall be confirmed by apostille where the relevant Purchaser Nominated Director is a foreign national or a foreign entity;

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6.3.5	a signed original copy of a resolution passed by the Purchaser’s board of directors (and/or of its shareholders if so required under relevant provisions of the Applicable Law to which the Purchaser is subject), approving the execution of the Transaction and empowering its authorized signatories to execute all agreements and other ancillary documents necessary and required to effect the consummation of the Transaction (provided that if such resolution is signed abroad, then its authenticity shall be confirmed by apostille, if necessary);

6.3.6	a signed original copy of a resolution passed by the Board of Directors of Promontoria Nemo B.V. (and/or of its shareholders if so required under relevant provisions of the Applicable Law to which such entity is subject), approving the entry into the Vendor Loan by such entity (provided that if such resolution is signed abroad, then its authenticity shall be confirmed by apostille, if necessary);

By the Vendor to the Purchaser:

6.3.7	a spreadsheet setting out the calculation of the Elbit Guarantee Fee and the Elbit Consultancy Fee which are to be paid by the Company to Elbit at Closing in terms of § 6.4.5(a) below;

6.3.8	a signed and duly executed deed for the termination of the agreement pursuant to which Elbit has provided the Elbit Guarantee to the Existing Lender, subject only to the payment by the Company of the Elbit Guarantee Fee in terms of § 6.4.5(a) below substantially in the form attached as Schedule 23;

6.3.9	a signed and duly executed deed for the termination of the agreement pursuant to which Elbit has rendered certain management and consultancy services to the Company, subject only to the payment by the Company of the Elbit Consultancy Fee in terms of § 6.4.5(a) below substantially in the form attached as Schedule 24;

6.3.10	a signed and duly executed written confirmation pursuant to which Elbit shall acknowledge and confirm that following the termination of the Elbit Guarantee Agreement and the Elbit Management Services Agreement, and following the repayment of the Related Party Loan, there are no existing agreements, guarantees or receivables in place and/or entered into by any Affiliates of the Vendor with the Target Companies substantially in the form attached as Schedule 25;

6.3.11	a notarized and apostilled power of attorney and issued by the Parent in favor of a person attending the Closing empowering such person to sign and execute for and on behalf of the Parent all and any agreements and documents required to facilitate the sale and transfer of the Parent Share to the Purchaser substantially in the form attached as Schedule 26;

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6.3.12	a signed original copy of a resolution passed by the Vendor’s Board of Director approving the execution of the Transaction and empowering its authorized signatories to execute all agreements and other ancillary documents necessary and required to effect the consummation of the Transaction, the authenticity of which shall have been confirmed by apostille;

6.3.13	a statement by each of the Target Companies confirming that there are no powers of attorney currently in effect;

6.3.14	a legal opinion in respect of the authority and capacity of the Vendor Guarantor to enter into the Vendor Guarantee;

6.3.15	a fiscal certificate (in Romanian: certificat fiscal) issued by the competent Tax Authority confirming that as of a date being not more than 30 (thirty) calendar days prior to the Closing Date, none of the Target Companies have any outstanding liabilities relating to payment of taxes, nor are there any outstanding tax liabilities due and payable in respect of the Property;

6.3.16	(A) in case of the Anticipated Closing Date: (i) signed and duly executed letters of resignation and waiver of claims of two of the Incumbent Directors, Ron Hadassi and Doron Moshe, in a form reasonably acceptable to the Purchaser and (ii) decision of the remaining Incumbent Director appointing Purchaser's Nominated Directors as two interim directors and respectively one of them as President of the board of directors and general manager, effective as of the Closing Date, or (B) in case of Closing Date occurring on a Scheduled Closing Date other than the Anticipated Closing Date: signed and duly executed letters of resignation and waiver of claims of all of the Incumbent Directors holding office immediately prior to the Closing Date;

6.3.17	an update as of the Closing Date of Schedule 17 (Employees); and

6.3.18	the Supplemental Disclosure Letter.

6.4	Closing Procedures

At Closing, subject to the delivery (or waiver of delivery by the relevant Party) of each of the deliverables in § 6.3, the Parties shall perform the acts identified in this § 6.4 below in the order set out therein. The Parties agree that the relevant Party shall carry out each of the given acts no sooner than after the valid occurrence of the immediately preceding act, unless the Parties agree otherwise, provided that no such obligation shall be deemed consummated unless all such obligations are consummated, in which event all such obligations shall be deemed to have been consummated simultaneously. To the extent that any individual obligations shall be performed prior to the Closing Date, these obligations shall nevertheless be considered to have been carried out in the order set forth below.

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6.4.1	(i) The Purchaser shall furnish the Escrow Agent with its written instructions under the terms of the Escrow Agreement to transfer the funds held in the BUTU Escrow Account to the Existing Lender as partial repayment of the Existing Loan Facility; (ii) the Vendor shall cause the Company to pay the BUTU Prepayment Amount and (iii) the Existing Lender shall confirm the partial repayment of the Existing Loan Facility in respect of that amount.

6.4.2	The Vendor and the Purchaser shall sign the Shareholder Register of the Company in their respective capacities as seller and buyer of the Bucuresti Shares, evidencing that the effective transfer of the Bucuresti Shares from the Vendor to the Purchaser, free and clear of any and all Encumbrances, other than the Permitted Encumbrances, and together with all rights attached thereto, has taken effect.

6.4.3	The Vendor and the Purchaser shall sign the Shareholder Register of BEA Hotels Romania in their respective capacities as seller and buyer of the BEA Romania Shares, evidencing that the effective transfer of the BEA Romania Shares from the Vendor to the Purchaser, free and clear of any and all Encumbrances, other than the Permitted Encumbrances, and together with all rights attached thereto, has taken effect. The provisions of this § 6.4.3 shall apply, mutatis mutandis, to the signing of the Shareholder Register of BEA Hotels Romania by the Parent and by the Purchaser, respectively, in respect of the sale and transfer of the Parent Share.

6.4.4	However, pending receipt of the Closing Payments in terms of § 6.4.5 below, the Vendor shall retain under its control the Shareholder Registers of both the Company and BEA Hotels Romania, as well as that of Romextur.

6.4.5	The Parties shall thereupon procure the immediate transfer of the following amounts (jointly, the “Closing Payments”) by quickest available means, namely:

a.	the Vendor shall procure that the Company shall transfer the Elbit Guarantee Fee together with the Elbit Consultancy Fee to Elbit, or to its order; and thereafter

b.	the Purchaser shall transfer the Bank Hapoalim Pay-Off Amount and deposit same into the Notary Account, whereupon the Notary shall release the Bank Hapoalim Consent Letter to the Vendor; and thereafter

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c.	the Parties shall thereupon procure that the full amount of the Escrow Deposit is transferred to the Vendor’s Bank Account, or otherwise to its order, and same by means of their joint execution of the Joint Closing Release Instructions and the delivery thereof to the Escrow Agent; and thereafter

d.	the Purchaser shall procure that the balance remaining due and payable on account of the Estimated Net Purchase Price or Revised Estimated Net Purchase Price, as relevant (that is to say total amount of the Estimated Net Purchase Price or Revised Estimated Net Purchase Price, less that cumulative amount comprising: (i) the Bank Hapoalim Pay-Off Amount; (ii) the Escrow Deposit (iii) the Advance Payment; (iv) the Vendor Loan and (v) the purchase price for the Parent Share and (vi) the Vendor W&I Contribution is transferred to the Vendor’s Bank Account.

6.4.6	The Purchaser and the Company shall deliver to the Vendor copies of the Payment Confirmations in respect of the transfers of the Closing Payments made under § 6.4.5 above;

6.4.7	Once the Closing Payments referred to in § 6.4.5 have been credited to the relevant destination banking accounts as aforesaid, the Vendors shall confirm to the Purchaser receipt of the Estimated Net Purchase Price or Revised Estimated Net Purchase Price, as relevant.

6.4.8	Immediately upon receipt of the confirmations referred to in § 6.4.7 above:

a.	the Parties shall procure that each of the Target Companies shall sign and deliver to each of their respective Incumbent Directors a duly signed Deed of Waiver of Claims in respect of their incumbencies as Incumbent Directors, in the form and text attached hereto as Schedule 18; and

b.	the Vendor shall release the Shareholders Registers of the Company, of Romextur and of BEA Hotels Romania, respectively, to the Purchaser.

6.4.9	In case of the Closing Date occurring on a Scheduled Closing Date other than the Anticipated Closing Date, the Parties shall thereupon act jointly in order to convene the shareholder meetings of the Company and Romextur under the GSM Convocation Notices published in terms of § 6.1.4 above, and to pass the Closing Shareholder Resolutions in compliance with the relevant provisions of Applicable (Romanian) Law pursuant to which: (i) all the Incumbent Directors (being members of the board of directors of the Target Companies as at Closing) and shall be recalled and discharged from office with no further liability whatsoever to the respective Target Companies (save for liability arising from wilful misconduct or criminal acts); and (ii) the Purchaser Nominated Directors shall be nominated and appointed in their place and stead.

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6.4.10	Finally, the Purchaser and the Vendor shall jointly execute the Certificate of Consummation.

6.5	Breach of Closing Obligations

6.5.1	If a party fails to comply with any material obligation in this § 6, the Purchaser, in the case of non-compliance by the Vendor, or the Vendor, in the case of non-compliance by the Purchaser, shall be entitled (without prejudice to the right to claim damages or other compensation) by written notice to the other served on the date on which Closing was due to take place to:

a.	terminate this Agreement (subject to § 20.3) without liability on its part; or

b.	effect Closing so far as practicable having regard to the defaults which have occurred; or

c.	fix a new date for Closing (being not more than 10 Business Days after the agreed date for Closing, but in any event prior to the Long Stop Date) in which case the provisions of this Clause shall apply to Closing as so deferred but provided such deferral may only occur once.

6.5.2	For the avoidance of doubt, the obligation of the Vendor to procure the full and final repayment of the Related Party Loan to the Company by BEA Finance pursuant to § 6.2.2 shall constitute a material obligation of the Vendor for the purposes of § 6.5.1.

7.	Closing and Post-Closing Obligations

7.1	On or before the Closing Date, the Purchaser shall cause the Company to replace the authorizations of the previous executive(s) or director(s) to operate the respective Bank Accounts of the Target Companies with authorization of the new executive(s) and such other signatories as are designated by the Purchaser. In any event, the Incumbent Directors and/or previous officers of the Target Companies shall have no obligation and shall not, under any circumstances, operate the respective banking accounts of the Target Companies after Closing, and consequently shall not be held liable for any act or omission in relation to the operation of the said banking accounts other than to the extent in breach of such restriction.

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7.2	On the Closing Date, or as soon as possible thereafter, the Purchaser shall ensure that the Company and BEA Hotels Romania apply for the registration of the changes resulting from the Closing Procedures set out in §6.4 of this Agreement with the Trade Register (including deregistration of all Incumbent Directors resigning from or recalled from their office on the Closing Date). The Purchaser shall seek to make such applications on the basis of: (i) a written confirmation of the President of the Board and/or the Sole Director of the relevant Target Company; and (ii) an excerpt from the shareholders register issued by the relevant Target Company or by the Central Depository as the case may be. In any event, the Parties undertake to keep this Agreement confidential and not disclose the same to the Trade Registry in the registration proceedings, unless mandated to do so by operation of Applicable Law or by court and/or administrative order.

7.3	No later than prior to the end of the Closing Date, the Vendor shall complete the hand-over and take-over of any and all available documentation in relation to the Target Companies and/or the Property, and in any event all documentation that the Target Companies are obligated to possess by operation of Applicable Law, including the Disclosed Documents, provided that any accounting and tax documents necessary for the preparation of the Final Accounts and/or the Purchase Price Statement may be retained by the Vendor in copy for the purposes of establishing the Final Purchase Price Statement but subsequently destroyed following the final determination of the Closing Adjustment Amount in accordance with the terms of this Agreement.

8.	Vendor’s Warranties and Vendor Indemnities

8.1	The Vendor warrants to the Purchaser that each of the Vendor’s Warranties is true and accurate on entering into this Agreement on the Execution Date.

8.2	The Vendor further warrants to the Purchaser that each of the Vendor’s Warranties will be true and accurate at Closing and are all deemed to be repeated on the Closing Date.

8.3	The Vendor undertakes to compensate the Purchaser for any Losses resulting from, arising out of or relating to any breach or non-fulfilment of any covenant and/or warranties or other obligations of the Vendor, including a breach of the Vendor’s Warranties and Vendor’s Indemnities, subject at all times to the provisions of §§§ 9, 10 and 11 below.

8.4	For the purposes of the Purchaser’s remedies in relation to Vendor’s Warranties, the Purchaser confirms that a breach of the Vendor’s Warranties or Vendor’s Indemnities cannot be a reason for the termination of this Agreement, without prejudice to § 11.5 or § 20.2.2 below.

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8.5	Nothing in this Agreement shall be deemed to relieve the Purchaser of an obligation under this Agreement or pursuant to Applicable Law to mitigate any Losses incurred by it (including by providing reasonable assistance to the Vendor to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any Claim under § 9.1); provided, however, that the Purchaser shall be under no obligation or duty to mitigate any damage incurred by it with respect to any action taken at the written request of the Vendor.

8.6	Vendor Indemnities. The Vendor hereby expressly agrees to indemnify, defend and hold harmless the Purchaser and/or the relevant Target Company, if applicable, from and against any Losses suffered or incurred by either the Purchaser and/or the relevant Target Company, as the case may be, as a result of or in connection with any Tax claim or Tax assessment made against any Target Company in respect of any (i) Tax in respect of any income profits or gains earned accrued or received (or deemed to have been earned accrued or received) on or before the Closing Date, or (ii) event or circumstance occurring or deemed to have occurred on or before the Closing Date

9.	Purchaser’s Remedies for Breach

9.1	Sole Remedy. The provisions contained in this § 9 are the sole and exclusive remedy for any breach of this Agreement (save where specifically provided to the contrary in terms of § 5.1.2(c) above).

9.2	Compensation for Loss. Subject to the limitations provided for in § 10 below, the Vendor shall compensate the Purchaser in accordance with the terms and conditions of this Agreement, for and in respect of any and all Losses incurred by the Purchaser and/or any of the Target Companies and resulting from, arising out of or relating to a breach of this Agreement.

9.3	Pro-Rata Assessment of Loss.

9.3.1	For the purposes of this § 9, and notwithstanding anything to the contrary contained elsewhere herein, following Closing, the Losses of the Purchaser shall be deemed to be:

a.	98.2140% (being the equivalent of the Vendor’s direct proportionate shareholding in the Company) on a “euro to euro basis” (or on a “RON to RON basis” as the case may be) of the Losses of the Company;

b.	98.2140% of 95.3% (being the equivalent of the Vendor’s indirect proportionate interest in Romextur) on a “euro to euro basis” (or on a “RON to RON basis” as the case may be), of the Losses of Roxemtur;

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c.	100% of the Losses of BEA Hotels Romania; and/or

d.	100% of the Losses of the Purchaser.

9.3.2	Subject to the provisions of § 11.6 below, the Purchaser shall be entitled therefore to assert a Claim for such Losses of the Company and/or of Romextur and/or of BEA Hotels Romania and/or the Purchaser, under this § 9 on the basis that:

a.	the Losses of the Company, when multiplied by the coefficient of 0.982140, are deemed to be Losses incurred by the Purchaser;

b.	the losses of Romextur, when multiplied by the coefficient of 0.9358 (0.953 x 0.982140), are considered to be the Losses of the Purchaser;

c.	the Losses of BEA Hotels Romania are deemed to be the Losses of the Purchaser and shall be considered in full; and

d.	the Losses of the Purchaser shall be considered in full.

9.3.3	For the avoidance of doubt, but without derogating from the provisions of §§ 11.6 and 11.7 below, if the Losses attributable to the same event or a breach of the Vendor’s Warranties are suffered by more than one Target Company, such Losses shall for the purpose of this section be calculated only once on a consolidated basis.

9.4	Other Legal Remedies Excluded. By agreeing the specific contractual remedies in this § 9, the Parties replace and exclude the application of general legal remedies under any Applicable Law in any relevant jurisdiction relating to defects in the subject of the sale, and these provisions are the sole and exclusive remedy for the Vendor’s breach of any warranty or covenant under this Agreement, save in relation to Claims which the Purchaser may raise where the Loss derives from the fraudulent or wilful misconduct, gross negligence or criminal conduct of the Vendor or the Vendor’s representatives. Any rights to withdraw, terminate or repudiate or pursue other damages by the Purchaser are expressly excluded except as otherwise specifically set forth in this Agreement.

9.5	Reliance. The Purchaser acknowledges that no party other than the Purchaser, or its successors in title, or its insurers or financiers, may rely on the Vendor’s Warranties.

9.6	Vendor Loan and Escrow Retention Amount Set-off. The Parties acknowledge and agree that any Adjudicated Claims (as defined in the Vendor Loan) may, if not satisfied by the Vendor, be set-off against the Vendor Loan or deducted from the Escrow Retention Amount (as defined in the Vendor Loan), as relevant, in each case in accordance with the terms of the Vendor Loan.

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10.	Limitations on Liability

10.1	Subject to the provisions of § 11.5, the total liability of the Vendor for any Losses suffered by the Purchaser and/or the Target Companies in relation to Claims shall be limited as set forth in this §10.

10.2	Liability Cap. With respect to all Warranty Claims and Indemnity Claims of the Purchaser concerning Losses which are to be compensated for by the Vendor pursuant to the provisions of this Agreement (but specifically excluding Losses deriving from a breach of the Vendor’s Fundamental Warranties to which § 10.6.2 shall apply), the Vendor’s maximum liability in respect of all such Claims shall be unconditionally limited to, and the Vendor shall have no liability for payment in excess of, the aggregate amount of EUR 25,000,000. The provisions of this §10.2 shall be without prejudice to the Purchaser’s rights as a loss payee to claim under the terms and provisions of the policy of Warranty & Indemnity Insurance or Title Policy.

10.3	Insurer liability. The Parties agree that the limits on the Vendor’s liability negotiated by the Parties and set forth in this § 10, although limiting the Vendor’s liability to the Purchaser or to any third-party insurer of the Purchaser by way of subrogation, are not intended to limit the liability of any third-party insurers to the Purchaser or the Company under their respective insurance policies (including, for the avoidance of doubt the Warranty & Indemnity Insurance Policy and the Title Policy) issued to the Purchaser and/or to the Company, as the case may be.

10.4	Liability Periods

The Vendor is not liable for a Claim, unless the Purchaser has notified the Vendor of the Claim:

10.4.1	prior to the expiration of a maximum period of 7 (seven)) years from the end of the fiscal (tax) year in which the Closing Date occurs in respect of any Tax Claim;

10.4.2	prior to the expiration of a period of 7 (seven) years from the Closing Date at the latest in respect of any Claim arising from a breach of Vendor’s Fundamental Warranties; and

10.4.3	prior to the expiration of a period of 2 (two) years from the Closing Date at the latest if it is any Claim arising from a breach of any Vendor’s Warranty other than a Vendor’s Fundamental Warranty or a Tax Claim.

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10.5	Minimum Threshold and Maximum Limitation

Subject to the provisions of § 11.5, any amount of compensation to which the Purchaser may be entitled from the Vendor pursuant to § 9 shall be limited as follows:

10.5.1	De Minimus: individual Warranty Claims and Indemnity Claims (or a series of claims arising from substantially identical facts or circumstances) below EUR 100,000 (one hundred thousand Euro) shall be disregarded for the purpose of this Agreement and not pursued by the Purchaser; and

10.5.2	Liability Cap for Vendor’s Fundamental Warranties: there shall be an aggregate limit corresponding to the Agreed Property Value in relation to any and all Claims arising from an unremedied breach of Vendor’s Fundamental Warranties which are not covered by insurance, and the Parties hereby declare and agree that any claims in excess of the above-stated limitations of compensation as per § 10.2 and §10.5.2 are hereby fully and irrevocably waived by the Purchaser, subject however to the provisions of § 11.5 below.

10.6	Limitation by Disclosures

With the exception of Indemnity Claims and Vendor’s Specific Warranty Claims, the Vendor shall not be liable for any Claims to the extent that any Claim Event:

10.6.1	is/was Disclosed;

10.6.2	is/was apparent to the Purchaser from a visual inspection of the Property, or was apparent to any professional advisor who inspected the Property on behalf of the Purchaser, in each case prior to the Execution Date;

10.6.3	was evident from, or could have been known to the Purchaser or its professional advisors based upon a Selected Public Database Search, irrespective as to whether the relevant extracts were actually examined, or the relevant registries were actually searched, by the Purchaser and/or its professional advisors;

10.6.4	is/was Fairly Disclosed: in this Agreement and/or in its Schedules; or

10.6.5	is/was Fairly Disclosed: (i) in the Initial Accounts; (II) and/or in the Final Accounts (insofar as such Disclosures relate to the Closing Warranties as regards the Final Accounts) and provided that in each case the Loss relating to the relevant Claim has thus been taken into consideration in full in the calculation of the Final Net Purchase Price.

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10.7	Purchaser Knowledge

10.7.1	Subject to § 10.7.2, the Vendor shall have no liability in respect of a Claim to the extent that the Purchaser had knowledge of the relevant Claim on the Execution Date.

10.7.2	For the avoidance of any doubt, the Purchaser’s right to indemnification regarding the Indemnity Claims and the Vendor’s Specific Warranty Claims will not be affected by any knowledge that the Purchaser has or is deemed to have, with respect to the breaches under this Agreement.

10.8	Change of Law

Other than with respect to Claims arising from, in connection with or relating out of the privatisation of the Company, the Vendor shall not be liable for any matters, actions or claims arising due to a change of law (including changes of tax law, tax case law/jurisprudence or the policies of a Tax Authority published after the Closing Date) occurring after the Execution Date even if such change would have a retroactive effect, or arising due to changes in accounting policies implemented by the Purchaser and/or the Target Companies or any of them following the Closing.

10.9	Matters reflected in the Purchase Price

The Vendor shall not be liable for Loss in respect of any fact, matter, event or circumstance to the extent that any adjustment, allowance, provision or reserve has been adequately made by applying diligent business practices in accordance with the Accepted Accounting Standards or the relevant Target Company’s past practice for such fact, matter, event or circumstance in the calculation of the Estimated Net Purchase Price and/or the Final Net Purchase Price (or any portion thereof) pursuant to the provisions of the Purchase Price Calculation Methodology set out in Schedule 3. The provisions of this section shall not relate to any balance and off-balance sheet adjustments that have been determined by agreement, which are specified in the Purchase Price Calculation Methodology as fixed amounts which are intended to compensate the Purchaser for any specific fact, matter, event or circumstance, and which shall remain fixed with no other duty or liability on the Vendor’s part.

10.10	General Limitations. The Vendor shall not be liable for any Claims to the extent such Claim arises or is increased:

10.10.1	as a result of an act or omission on the part of the Vendor occurring at the express written request or direction of the Purchaser prior to or on the Closing Date;

10.10.2	as a result of a wrongful act, default or omission by the Purchaser or any of the Target Companies on or after the Closing Date; or

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10.10.3	as a result of a change made on the Closing Date or thereafter in the accounting policies or practices or any reporting practice in respect of Taxes of such Target Company (unless the change was made in policies and/or practices that were applied by the relevant Target Company before the Closing Date but which did not comply with Applicable Law and legal regulations).

11.	Claims Procedure

11.1	If the Purchaser wishes to make a Warranty Claim or Indemnity Claim, the Purchaser shall be required to do so in accordance with the procedures set forth in this § 11.

11.2	Notification

If following the Closing Date the Purchaser and/or the Target Companies or any of them, as the case may be, becomes aware of any Claim Event giving a rise to a Warranty Claim or Indemnity Claim which is not a Third-Party Claim (as defined below), the Purchaser shall, as soon as reasonably practicable, and in any event within twenty (20) Business Days of the Purchaser becoming aware of the Claim Event, give a notice in writing to the Vendor making its relevant Claim which shall include a brief description of the relevant Claim and the desired manner of remediation. Failure to give notice within such period shall not affect the rights of the Purchaser except to the extent that the Vendor is prejudiced by the failure.

11.3	Investigation by the Vendor

In connection with any Claim Event that may give rise to a Warranty Claim or Indemnity Claim against the Vendor hereunder:

11.3.1	the Purchaser shall procure that the affected Target Company allows the Vendor and its respective financial, tax, accounting, legal, technical or other advisors all reasonable access to investigate the Claim Event alleged to have given rise to such Claim and whether, and to what extent, any amount is payable in respect of such Claim; and

11.3.2	the Purchaser shall disclose to the Vendor, upon the Vendor’s request, all relevant documentation and material of which the Purchaser and/or the affected Target Company are actually aware and which reasonably relate to the Claim and/or to the Claim Event, and shall procure that any other relevant Purchaser’s Group Company shall give all reasonable requested information and assistance, including reasonable access to premises and personnel and the right to examine and copy or photograph any relevant assets, accounts, documents and records (in each case on reasonable notice) as the Vendor or its financial, tax, accounting or legal advisors may reasonably request, subject to the Vendor agreeing in such form as the Purchaser may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the Claim in question.

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11.4	Payment

Any amount owed by the Vendor to the Purchaser and/or to any of the Target Companies in respect of a Claim pursuant to this Agreement shall be paid:

11.4.1	if the Vendor expressly approves such Claim, within a period of twenty (20) Business Days following receipt by the Purchaser of the corresponding notice by the Vendor approving of the Claim; or

11.4.2	if the Vendor does not approve the Claim, in accordance with the rules and procedures of the relevant court or arbitral tribunal which decides in favour of the Purchaser.

11.4.3	All payments on account of any Claim shall be made to the Purchaser’s Bank Account or such other bank or account as the Purchaser shall notify to the Vendor from time to time.

11.5	Fraud Exception

Nothing in this Agreement shall limit the liability of the Vendor for a Claim to the extent that such Claim arises, or is increased or delayed, as a result of fraud, wilful misconduct or gross negligence of the Vendor.

11.6	Calculation of Losses.

For the purposes of the Claim, any Losses shall be calculated taking into account any realised Tax benefit, if any, to the relevant Target Company as a result of such shortfall in income or increased liability.

11.7	No Double Recovery

No Loss may be recovered more than once, whether claimed by the Purchaser (including its legal successors) and/or by the Target Companies, and whether claimed under this Agreement or otherwise.

11.8	Recovery under Insurance Policies.

11.8.1	The Purchaser shall not pursue an otherwise valid Claim against the Vendor under this Agreement with respect to any Losses which are recoverable under the Insurance Policies (including for the avoidance of doubt under the policy of Warranty & Indemnity Insurance or Title Policy), or until a claim has been submitted under all relevant Insurance Policies.

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11.8.2	The policy of Warranty & Indemnity Insurance and Title Policy shall provide that except in connection with fraud by the Vendor, the insurer under the policy shall have no rights of subrogation against the Vendor with respect to any Claims or rights of the Purchaser which are insured under that policy.

11.8.3	Observing its obligation under this § 11.8, the Purchaser undertakes that, if any Loss incurred by the Purchaser and/or the Target Companies may be reasonably anticipated to be covered by any Insurance Policies, it will firstly attempt to recover the Loss, or cause the relevant Target Company to cover the Loss, out of the insurance proceeds paid out pursuant to the provisions of such insurance policies (“Recovery Proceeds”).

11.8.4	In the event that any Loss incurred by the Purchaser and/or the Target Companies is recovered from the Recovery Proceeds after the same Loss shall already have been paid by the Vendor, then and in such event:

a.	the Purchaser shall be obliged to inform the Vendor of its receipt of the Recovery Proceeds, or shall cause the relevant Target Company to do so; and

b.	the Purchaser shall refund to the Vendor, or cause the refund to be made to the Vendor, that amount equal to the lesser of: (aa) the amount of the Recovery Proceeds; and (bb) the Claim amount paid by the Vendor; and same within thirty (30) Business Days of receipt of the Recovery Proceeds by the Purchaser or the relevant Target Company or any other beneficiary of the insurance benefit if that beneficiary is a Purchaser Group Company, as the case may be.

11.9	Price Adjustment. All amounts paid by the Vendor to the Purchaser pursuant to these §§§ 9, 10, 11 and 12 after Closing shall be regarded as an adjustment to the Final Net Purchase Price.

12.	Third Party Claims

12.1	Rights against third parties

If a claim is made by a third party (including any Tax Authority) against the Purchaser or any of the Target Companies, which claim is based upon facts, events or circumstances which occurred or which existed prior to the Execution Date (a “Third Party Claim”) in respect of which the affected Target Company has a right of defense, counterclaim, action or appeal against the third party claimant, or a right of joinder against any other third party, and the Third Party Claim could give rise to Losses suffered by the Purchaser or the Target Companies and which are to be compensated for by the Vendor under § 9 above, then the Parties undertake to observe the mechanism set forth below:

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12.1.1	The Purchaser must send a written notification of the Third Party Claim to the Vendor as soon as reasonably practicable, but not later than twenty (20) Business Days after the Purchaser has become aware of the Third Party Claim (provided that failure to give notice within such period shall not affect the rights of the Purchaser except to the extent that the Vendor is prejudiced by the failure). Similarly, with respect to any proceeding of any Tax Authority the Purchaser must send a written notification to the Vendor as soon as reasonably practicable, but not later than twenty (20) Business Days after the notice of initiation of proceeding by the Tax Authority is delivered to the affected Target Company or to the Purchaser (provided that failure to give notice within such period shall not affect the rights of the Purchaser except to the extent that the Vendor is prejudiced by the failure). The Purchaser shall take such initial action as may be reasonably necessary to contest, defend or appeal the Third Party Claim according to any relevant procedural deadlines fixed in respect of such Third Party Claim, unless specifically instructed by the Vendor otherwise in conjunction with the Vendor exercising its right to defend the Third Party Claim pursuant to sub-section 12.1.2 below.

12.1.2	The Vendor may decide whether or not it elects to assume the conduct of any dispute, defence or appeal of a Third Party Claim, and if the Vendor elects to assume conduct, then: (i) it shall do so at its own cost; (ii) it shall notify the Purchaser accordingly no later than ten (10) Business Days after its receipt of the Purchaser’s notification of a Third Party Claim; (iii) it will keep the Purchaser timely and fully informed of the progress and conduct of any Proceeding concerning Third Party Claims and shall promptly forward or procure to be forwarded to the Purchaser copies of all material correspondence and other written communications relating to the Third Party Claim; (iv) not make any settlement or compromise of the Third Party Claim without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed; and (v) indemnify the Purchaser and the Target Companies against all reasonable costs and expenses (including attorneys’ fees) that may be incurred as a result of the Vendor assuming conduct of the Third Party Claim.

12.1.3	Upon receipt of the Vendor’s notification that it intends to assume the defense of a Third Party Claim, the Purchaser shall (and shall ensure that the affected Target Company shall) issue the necessary powers of attorney to the Vendor and its professional advisors and shall provide the Vendor any additional information in connection with the Third Party Claim as may be reasonably requested by the Vendor in order to enable it to conduct the defense proceedings.

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12.1.4	If the Vendor elects to defend the Third Party Claim pursuant to sub-section 12.1.2, the costs (including attorneys’ fees) incurred by the Purchaser or the affected Target Company for taking initial defense action before the Vendor’s assumption of the defense shall be borne by the Vendor.

12.1.5	In the case of the Vendor’s failure to notify the Purchaser of its intention to assume the defense of a Third Party Claim within the designated time frame referred to in § 12.1.2 above, the Vendor’s right and opportunity to assume the defense shall be deemed forfeited and expired.

12.1.6	If notified by the Vendor pursuant to sub-section 12.1.2, the Purchaser shall, at the Vendor’s cost and expense, fully cooperate in the Vendor’s defense of the Third Party Claim, which cooperation shall include, to the extent reasonably requested by the Vendor, the retention, and the provision to the Vendor, of records and information reasonably relevant to such Third Party Claim; and the provisions of § 11.3 shall apply mutatis mutandis in respect of such Third Party Claim.

12.1.7	The Purchaser shall agree to any settlement, compromise or discharge of such Third Party Claim that the Vendor may reasonably recommend, where such settlement is solely of a monetary nature, and that, by its terms, fully and irrevocably discharges the Purchaser and/or the Target Companies from liability in connection with such Third Party Claim provided that such settlement, compromise or discharge of such Third Party Claim does not give rise to any Loss of the Purchaser and/or a Target Company which cannot be recovered from the Vendor pursuant to the terms of this Agreement.

12.1.8	Save in the event that the Vendor shall have declined or waived its right to conduct the defense of a Third Party Claim as aforesaid (in which case the Purchaser remains in any respect to be bound by the obligation to mitigate any Loss), the Purchaser shall not (and the Purchaser shall ensure that the relevant Target Company shall not) admit liability in proceedings in respect of, or settle a Third Party Claim without the prior written approval of, the Vendor, such consent not to be unreasonably withheld or delayed.

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12.1.9	At the Vendor’s request, if the Vendor does not assume the defence of a Third Party Claim, the Purchaser will nevertheless keep the Vendor informed of the progress and conduct of any Proceeding concerning Third Party Claims as an interested party and shall promptly forward or procure to be forwarded to the Vendor copies of all material correspondence and other written communications relating to the Third Party Claim. Upon the written request of the Vendor, the Purchaser will propose the joinder of the Vendor as accessory participant in the Proceedings if appropriate for due and proper defense of a Third Party Claim.

12.1.10	Notwithstanding this § 12, neither the Purchaser nor any of the Target Companies shall be required to take any action or refrain from taking any action, if the Purchaser reasonably considers such action or omission may be unduly onerous or materially prejudicial to it, any Target Company or to any of their respective businesses.

12.2	Provision of information

If any information is provided by any person to any other person (the “Recipient”) pursuant to the above sections, such information must only be used by the Recipient in connection with the Third Party Claim and § 14 shall in all other respects apply to that information.

13.	Purchaser’s Warranties

13.1	The Purchaser warrants to the Vendor as of the Execution Date and as at the Closing Date, that:

13.1.1	it has been duly incorporated and is validly existing under the laws of Romania, has the requisite capacity, right, authority and power to enter into this Agreement and to purchase the Target Shares from the Vendor and to perform all of the Purchaser’s undertakings and obligations under this Agreement;

13.1.2	the Purchaser itself and its respective shareholders, directors and officers, have taken all necessary actions, steps and proceedings to approve or authorize, validly and effectively, the entering into, execution, delivery and performance of this Agreement, and all and any ancillary documentation required or necessary to consummate the Transaction contemplated under this Agreement;

13.1.3	the undertaking to purchase and acquire the Target Shares from the Vendor in terms of this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms and provisions of applicable law in force;

13.1.4	each person signing on behalf of the Purchaser has all the necessary authority to do so. The Purchaser has duly and validly executed and delivered this Agreement, and, on or prior to the Closing, the Purchaser shall have duly and validly executed and delivered all other ancillary documents required to consummate the Transaction;

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13.1.5	other than as contemplated under this Agreement, no announcements, notices, reports or filings, consents, authorisations, orders or approvals, declarations or registrations with any Public Authority are required to be made by the Purchaser in connection with the Transaction contemplated by this Agreement, nor for its implementation. The execution, delivery and performance of this Agreement and the consummation of the Transaction contemplated herein will not constitute a default or a breach under or violate or contravene any provisions of:

a.	its memorandum or articles of association or any other constitutional documents;

b.	any Applicable Law, Permit, agreement or any other restriction of any kind by which the Purchaser is bound;

c.	any agreement or arrangement to which the Purchaser is a party; or

d.	any order, judgment or other decision binding on the Purchaser; and

13.1.6	at the Closing Date, the Purchaser will have sufficient financial resources to complete the transaction contemplated by this Agreement.

13.2	The Purchaser shall compensate the Vendor in respect of any and all Losses suffered by the Vendor resulting from, arising out of or relating to any breach or non-fulfilment of any covenant and/or warranties or other obligations of the Purchaser contained in this Agreement.

14.	Confidential Information

14.1	Subject to the provisions of §§ 14.2 and 15.4 below, each Party undertakes that before and after Closing it shall:

14.1.1	not use or disclose to any person Confidential Information it has or acquires;

14.1.2	make every effort to prevent the use or disclosure of Confidential Information; and

14.1.3	ensure that each of its respective Group Companies complies with §§ 14.1.1 and 14.1.2.

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14.2	§ 14.1 does not apply to the disclosure of Confidential Information:

14.2.1	to the extent that it is generally known to the public not as a result of a breach of any duty of confidentiality by the relevant Party;

14.2.2	to a director or employee of the Vendor, the Purchaser or of the Target Companies who is required to have access to the Confidential Information for the fulfilment of his duties and responsibilities;

14.2.3	to the extent that it is required to be disclosed (i) by law, (ii) by a rule of a listing authority by which any Vendor’s Group Company or any Purchaser’s Group Company shareholding interest are listed, a stock exchange on which the shares or securities of any Vendor’s Group Company or any Purchaser’s Group Company are listed or traded, or (iii) by a Public Authority or other authority with relevant powers to which the Vendor or the Purchaser or any of their Group Companies is subject or submits and which has the force of law, provided that in each case the disclosure shall, so far as is practicable, be made after consultation with the opposite Party and after taking into account the reasonable requirements as to its timing, content and manner of making or despatch;

14.2.4	to an advisor for the purpose of advising the Vendor or the Purchaser in connection with the Transaction contemplated by this Agreement provided that such advisor shall abide by the terms and conditions of confidentiality as set out under this Agreement;

14.2.5	to the Vendor’s Group Company or the Purchaser’s Group Company if Confidential Information is necessary for such companies in connection with the Transaction contemplated by this Agreement, provided that the Vendor or the Purchaser shall ensure that such companies shall abide by the terms and condition of confidentiality as set out under this Agreement;

14.2.6	with the opposite Party’s prior written consent; or

14.2.7	for the purposes of any court, arbitral or administrative proceedings.

14.3	The provisions of this § 14 supersede and novate any non-disclosure or confidentiality agreements executed between the Parties prior to the Execution Date insofar as they pertain to the Transaction and/or the Property.

15.	Announcements

15.1	No Party shall make any announcement concerning the Transaction contemplated by this Agreement, unless it has first obtained the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

15.2	Every announcement made by the Parties concerning the Transaction contemplated by this Agreement shall be made with the view to protect business interests, including business secrets, of the other Parties.

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15.3	§ 15.1 above does not apply to any announcement required by operation of law or by any governmental or regulatory authority to which either Party is subject. To the extent practicable and to the extent permissible under Applicable Law, the Party required to make such an announcement shall consult and take into account the reasonable requests of the other Party, or shall inform the other Party of the announcement without undue delay if such prior consultation is not possible due to time constraints.

15.4	More specifically, the Purchaser is aware that the Vendor is indirectly controlled by Elbit, a public company registered in Israel which is subject to the reporting regulations of the Tel Aviv and NASDAQ Stock Exchanges and those of the regulatory authorities in Israel and the United States of America. Accordingly, the Purchaser agrees that (i) public statements (in the form of immediate reports or ad hoc press releases, or otherwise) regarding this Agreement and the Transaction contemplated herein that Elbit is required to publish by operation of Applicable Law, may be issued by Elbit in its sole discretion, and (ii) Elbit is required to file a “Form 20F” with the United States Securities and Exchange Commission provided that Elbit shall endeavour, on a best effort basis only, to give the Purchaser prior notice of the content of such public statements or filing (so far as it relates to this Transaction) and the ability to comment in advance on such public announcements or filing (so far as it relates to this Transaction), with such observations to be taken under consideration by Elbit, on a best effort basis.

16.	Payments Net of VAT and Withholdings

16.1	All amounts payable under this Agreement are expressed net of VAT, which (to the extent applicable according to Romanian or any other legislation) shall be paid by the paying Party in addition to such amounts at the rate applicable according to the legislation in force at the date the chargeable event takes place. The same applies to custom duties and all other taxes and levies of whatever nature, to the extent they are applicable according to the Romanian or any other legislation, to the paying Party.

16.2	The Parties undertake that they shall not (and the Vendor shall ensure that also the Target Companies shall not) change their tax residency in any manner that may trigger additional tax obligations or fees on amounts payable under this Agreement.

17.	Default Interest

If a Party fails to pay any amount payable by it when due, then, in addition to regular interest agreed to accrue on the relevant amount (if any) and save for amounts for which a special default interest rate has been agreed (if any), it shall pay to the Party to which the debt is owed interest on the overdue amount, calculated on a daily pro-rata basis, at the rate of 3-month’s EURIBOR plus 600 (six hundred) basis points per annum.

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18.	Notices

18.1	A notice under or in connection with this Agreement (a “Notice”):

18.1.1	shall be in writing;

18.1.2	shall be in the English language; and

18.1.3	shall be: (a) delivered personally or sent by registered delivery post; or (b) sent by facsimile transmission or by e-mail. The Parties shall be entitled to change the addresses and numbers provided in § 18.2 below by the giving of written notice to the other Party.

18.2	The addresses referred to in § 18.1.3 are:

18.2.1	in the case of the Purchaser:

Address:	Revetas Capital Tuchlauben 8 / 1B A-1010 Vienna

Tel:	+ 43 699 180 17 285

E-Mail	kmk@revetas.com

For Attention	Kiril Klaturov General Counsel

and

Address:	Promontoria Holding 217 B.V. Oude Utrechtseweg 32 3743 KN Baarn, The Netherlands

Tel:	+31 35 5488 716

E-Mail	gjschipper@cerberusglobal.nl

For Attention	Geert-Jan Schipper

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With a copy to:

Address:	Wolf Theiss Rechtsanwalte GmbH 58-60 Gheorghe Polizu St., 13th Floor Bucharest, Romania

Tel:	0040729155382

E-Mail	ileana.glodeanu@wolftheiss.com

For Attention	Ileana Glodeanu Partner

18.2.2	in the case of the Vendor:

Address	Dorsha B.V. Krijn Taconiskade 430, 1087 HW Amsterdam, The Netherlands

Tel:	0031206704455

E-Mail	Alon@etmtrust.com

For Attention	Alon Elmaliyah

With a copy to:

Address:	Hod Hasharon, Israel, no. 13 Igal Yadin

Tel:	00972526076236

E-Mail	ron@elbitimaging.com

For Attention	Ron Hadassi

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18.3	A Notice is deemed given, if an earlier actual delivery is not proved:

18.3.1	if delivered personally, when the person delivering the notice obtains the signature of any person authorised to accept the notices on behalf of the Purchaser or the Vendor respectively, at the address referred to in § 18.2.1 and in § 0;

18.3.2	if sent by post, except to another country, on the third (3rd) Business Day after the date at which the Notice was posted;

18.3.3	if sent by post to another country, on the tenth (10th) Business Day after the date at which the Notice was posted; or

18.3.4	if sent by electronic transmission (e-mail or facsimile) immediately upon confirmed delivery and receipt.

19.	Continuation of Obligations

Each right and obligation set out in this Agreement that is not fully performed upon Closing shall remain binding on the Party under the obligation after Closing unless expressly waived in writing.

20.	Termination

20.1	Subject to § 4.4, this Agreement shall terminate automatically, following notice by either Party to the other, if the Condition Precedent is not fulfilled by 23:59 EET on the Long Stop Date, as provided in § 4.4 above.

20.2	Termination Prior to Closing. This Agreement may be terminated at any time prior to Closing:

20.2.1	by the Purchaser by giving a MAC Termination Notice in terms of §5.1.2 (c)(ii) above in the event that the Vendor fails or declines to issue the MAC Cure Notice following delivery of a MAC Notice or in the event the Vendor, having issued a MAC Cure Notice, shall have failed to complete a MAC Cure in all material respects within the deadline set out in the MAC Cure Notice to the reasonable satisfaction of the Purchaser; and/or

20.2.2	by the Purchaser by written notice to the Vendor, if the Vendor shall be in material breach of any warranty or covenant provided herein and shall fail to cure such breach within fifteen (15) days after its receipt of a written demand to do so or, if sooner, by the day preceding the Closing Date; and/or

20.2.3	by the Vendor by written notice to the Purchaser, if the Purchaser shall materially breach any warranty or covenant provided herein and shall fail to cure such breach within fifteen (15) days after its receipt of a written demand to do so or, if sooner, by the day preceding the Closing Date.

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In the event of termination of this Agreement by either of the Parties pursuant to this § 20.2, a written notice thereof shall be given to the other Party and this Agreement shall terminate on the date such written notice is given.

20.3	Effect of termination

Upon termination of this Agreement pursuant to the provisions hereof, neither Party shall have any future rights or obligations hereunder except with respect to:

20.3.1	§§ 14, 20 (other than § 20.1 and 20.2), 24, 25, 26, 27, 31 and 33 of this Agreement, all of which shall remain in full force and effect and shall survive any termination of this Agreement;

20.3.2	the release of the Escrow Deposit from the Pre-Closing Escrow Account and the release of the Advance Payment from the Closing Escrow Account, all as provided for in the Escrow Agreement and this Agreement; and

20.3.3	an antecedent breach.

20.4	No Termination Post-Closing. Neither of the Parties shall be entitled to terminate this Agreement after Closing except where a right of termination is expressly stated in this Agreement. It is hereby expressly agreed between the Parties that all statutory provisions that may otherwise give any of the Parties the right to terminate this Agreement under Applicable Law, shall not be applicable to this Agreement.

20.5	No Prejudice. Termination pursuant to the terms of this Agreement shall be without prejudice to any claims on the part of the terminating Party arising prior to such termination.

20.6	No Waiver

The rights of a Party hereto will not be prejudiced or restricted by any indulgence or forbearance extended to the other Party and no waiver by any Party in respect of any breach will operate as a waiver in respect of any subsequent breach.

21.	Further Assurances

Subject to the terms and conditions of this Agreement, each of the Parties agrees following Closing to use all reasonable efforts to take, or cause to be taken, all actions, including the execution of all documents, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transfer of the Target Shares contemplated by this Agreement and all ancillary documents.

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22.	Costs and Expenses

Except as expressly provided to the contrary in this Agreement, each Party shall bear all costs and expenses incurred by it or upon its order in connection with the entering into, and the performance of, this Agreement.

23.	Assignment

Except as regards financiers (including any person providing finance to the Purchaser or a Purchaser’s Group Company), the Parties agree that they may not assign or transfer or in any other way alienate any of their respective rights (including receivables and/or claims) whether in whole or in part under this Agreement or any other transaction document to which it is a Party to a third party, without the prior written consent of the other Party provided that the Purchaser may assign its rights under this Agreement to an Affiliate of the Purchaser.

24.	Set-Off

No Party may effect a set-off against any of the claims that another Party has against it under this Agreement other than by written agreement with the Party against which the set-off is directed or pursuant to the terms of the Vendor Loan.

25.	Severability

The illegality, invalidity or unenforceability of any provision of this Agreement under any law of any jurisdiction shall not affect or impair the legality, validity or enforceability of the rest of this Agreement, nor the legality, validity or enforceability of that provision under the law of any other jurisdiction.

26.	Whole Agreement

26.1	The Transaction Documents contain the entire agreement between the Parties and replace all previous agreements and understandings between them relating to their subject matter.

26.2	The Parties agree that:

26.2.1	no representations have been made in connection with any of the Transaction Documents; and

26.2.2	no warranties, undertakings or promises have been expressly or impliedly given in respect of the subject matter of the Transaction Documents other than those which are expressly stated in the Transaction Documents.

26.3	Neither Party shall have any remedy in respect of any statement not set out in the Transaction Documents unless the statement was made fraudulently.

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26.4	Neither Party shall be entitled to terminate this Agreement except as otherwise expressly provided in this Agreement.

26.5	The Parties agree that they shall have no right to bring a claim in tort or under the Misrepresentation Act 1967 in connection with the Transaction Documents.

27.	Third Party Rights

27.1	The Parties do not intend any third party to have the right to enforce any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

27.2	The Parties may terminate or vary this Agreement without the consent of any third party.

28.	Amendments

This Agreement may only be amended by written amendments executed by all Parties.

29.	Language

This Agreement is drawn up in the English language only except that some of the Schedules are in whole or in part drawn up in the Romanian language only.

30.	Counterparts

This Agreement is executed in three (3) identical counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.

31.	Arbitration

31.1	Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the London Court of International Arbitration, which rules are deemed to be incorporated by reference into this section.

31.2	The arbitration tribunal shall consist of three arbitrators, provided that, if the amount in dispute is less than EUR 10,000,000 (ten million Euro), then the dispute shall be adjudicated by a sole arbitrator. Each of the claimant and the respondent shall nominate a party-appointed arbitrator respectively. The third arbitrator, who shall be the chairman of the tribunal, shall be nominated by the two Party-nominated arbitrators within thirty (30) days of the last of their appointments.

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31.3	The venue of the arbitration proceedings shall be London, United Kingdom or in such other alternative location as shall be agreed between the Parties from time to time. The language of the arbitration shall be English.

31.4	Any award of the tribunal shall be binding from the day it is made. The Parties agree to keep confidential all matters relating to the arbitration, including related court proceedings, to the greatest extent practicable.

31.5	This § 33 constitutes a separate agreement to arbitrate which shall survive the termination of this Agreement for any reason.

32.	Service of Process

32.1	The Purchaser irrevocably appoints Hackwood Secretaries Limited of One Silk Street, London EC2Y 8HQ as its agent for service of process in relation to any English court proceedings in connection with this Agreement.

32.2	The Vendor irrevocably appoints TMF Corporate Services Limited of 6 St Andrew Street, 5th Floor, London, EC4A 3AE, as its agent for service of process in relation to any English court proceedings in connection with this Agreement.

32.3	Service on the agent (as named above or notified in accordance with this section) shall be deemed to be valid service whether or not the process is received by the relevant party.

32.4	If the agent changes its address to another address in England, the relevant party shall within 5 (five) Business Days notify the other parties of the new address.

32.5	If a party’s agent ceases to be able to act as agent or to have an address in England, that party shall within 5 (five) Business Days notify the other parties of the appointment of a new agent, failing which the other parties may serve proceedings on that party by an advertisement in the Financial Times newspaper stating how the party may obtain a copy of the proceedings. The proceedings shall be deemed to be served on the date of publication of the advertisement.

32.6	Nothing in this Agreement shall affect a party’s right to serve process in any other manner permitted by law.

33.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by the laws of England and Wales, except where the mandatory provisions of Romanian law are applicable.

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Schedule 1
Land Book Extract

Sch 1-1

Schedule 2
Extracts from the Trade Register

Sch 2-1

schedule 3

Purchase price calculation methodolgy

Part A
THE purchase price

For the purpose of the calculation of the Estimated Net Purchase Price, Revised Estimated Net Purchase Price, the Final Net Purchase Price, the Price Adjustment Amount and, for the purposes of the Estimated Net Purchase Price and Revised Estimated Net Purchase Price only, the Net to Owner Contribution, the following provisions of this Schedule shall apply:

1)	Definitions:

All Capitalized Terms which are not specifically defined in this Schedule 3 shall have the meanings ascribed to them in the Agreement.

2)	Calculation of Purchase Price and the Purchase Price Formula

a)	The Estimated Net Purchase Price has been calculated by applying the following formula on the basis of the Initial Accounts, namely:

[PV] – [CGT] - [EOA] –/+ [SWAP] + [NAV] + [NOC] = [EEV]

[EEV] x [SV] = ENPP

Where :

[PV]	Is	The Agreed Property Value
[CGT]	is	the CGT Adjustment Amount (as defined in Section 2(d) below)
[EOA]	is	The Estimated Offset Amount
[SWAP]	is	the mark-to-market value of the hedge instruments to which the Company is a party at the Initial Accounts Date
[NAV]	is	the Estimated Aggregated NAV Adjustment Amount (calculated in the manner provided for in Section 4 below) (Note 1) (Note 2)
[NOC]	is	Net to Owner Contribution (as defined in Paragraph 5 of this Part A to Schedule 3)

[EEV]	is	the Estimated Equity Value
[SV]	is	the Vendor’s Shareholding Factor at the Execution Date
[ENPP]	is	the Estimated Net Purchase Price
Notes :		(1) The Estimated Aggregated NAV Adjustment Amount may be a negative figure; (2) The Exchange Rate applied is the Initial Exchange Rate.

Sch 3-1

b)	The Revised Estimated Net Purchase Price will be calculated on the same basis as paragraph (a) above other than to the extent set out in Clause 3.1.2 of the Agreement.

c)	The Final Net Purchase Price will be calculated after the Closing Date following the implementation of the Price Verification Procedure by applying the following formula on the basis of the Final Accounts, namely:

[PV] - [CGT] – [OA] –/+ [SWAP] + [NAV] = [FEV]

[FEV] x [SV] = FNPP

Where :

[PV]	is	the Agreed Property Value
[CGT]	is	the CGT Adjustment Amount (as defined in Section 2(d) below)
[OA]	is	the OffSet Amount
[SWAP]	is	the mark-to-market value of the hedge instruments to which the The Company is a party at the date of Final Accounts
[NAV]	is	the Final Aggregated NAV Adjustment Amount (calculated in the manner provided for in Section 4 below) (Note 1) (Note 2)
[FEV]	is	the Final Equity Value
[SV]	is	the Vendor’s Shareholding Factor on the Closing Date
[FNPP]	is	the Final Net Purchase Price
Note :		(1) The Final Aggregated NAV Adjustment Amount may be a negative figure; (2) The Exchange Rate applied is the Final Exchange Rate.

Sch 3-2

d)	The CGT Adjustment Amount. The Parties have agreed that a value adjustment of EUR 5,700,000 (five million seven hundred thousand Euro) will be deducted from the Agreed Property Value as a full, final and total adjustment in order to compensate for any potential future exposure to capital gains tax which may arise following the Closing Date (the “CGT Adjustment Amount”).

e)	The Price Adjustment Amount shall be calculated as the difference between the Estimated Net Purchase Price or Revised Estimated Net Purchase Price, as relevant, and the Final Net Purchase Price.

f)	The Net to Owner Contribution shall be calculated in the manner prescribed in Paragraph 5 of this Part A to Schedule 3.

3)	Special Arrangements

The following special arrangements will be taken into consideration when calculating the Estimated Net Purchase Price, Revised Estimated Net Purchase Price (if relevant) and the Final Net Purchase Price, respectively:

a)	Exchange Rate.

i)	The Estimated Aggregated NAV Adjustment Amount has been calculated in Euros by translating the Initial Accounts denominated in RON using the Exchange Rate of 4.5985 (RON/EUR) published by the National Bank of Romania on the date of the Initial Accounts.

ii)	The Final Aggregated NAV Adjustment Amount will be calculated in Euros by translating the Final Accounts denominated in RON using the Final Exchange Rate published by the National Bank of Romania on the date of the Final Accounts.

iii)	No adjustments shall be made to the Final Net Purchase Price due to future foreign exchange rate fluctuations or changes in the market value of the Property and/or of the Target Shares after the Closing Date.

Sch 3-3

b)	Accounting policies. Except as set out below, the same accounting policies shall be applied for the purpose of the preparation of the Final Accounts as have been used for the preparation of the Initial Accounts. The same accounting policies shall be applied for the purpose of calculation of the Final Aggregated NAV Adjustment Amount as have been used for the calculation of the Estimated Aggregated NAV Adjustment Amount and the Initial Accounts.

4)	Provisions relating to Calculation of Final Aggregated NAV Adjustment Amount

The “Final Aggregated NAV Adjustment Amount” means the aggregate of the Working Capital Assets listed in Clause 4.1 below, less the aggregate of the Working Capital Liabilities listed in Clause 4.2 below.

(A) Estimated Aggregated NAV Adjustment Amount

As at the Execution Date, the Estimated Aggregated NAV Adjustment Amount has been calculated as the aggregation of the Working Capital of each of the Target Companies calculated on the basis of the Initial Accounts, with reconciled inter-company balances between the Target Companies.

4.1	Working Capital Assets. The aggregate value of all the working capital assets as reflected in the Initial Accounts, namely:

a.	Cash and cash equivalents, including: (i) restricted cash (but specifically excluding the restricted cash deposit held on account as partial security for the repayment of the Existing Loan Facility to the extent it is taken into consideration in the calculation of the Estimated Offset Amount and/or in the calculation of the OffSet Amount); and (ii) any cash amounts which are deposited in a special FF&E Reserve Account in accordance with relevant provisions of the Hotel Management Agreements and which amounts are reflected as cash and/or cash equivalent in the Initial Accounts;

b.	Inventories of all kinds as reflected in the Initial Accounts;

c.	Short term trade and other receivables as reflected in the Initial Accounts, less any allowance for doubtful and bad debts, such as receivables of debtors which are subject to insolvency or enforcement proceedings, but excluding: (i) any deferred costs, prepayments for CAPEX, prepayments related to several benefits granted to discontinuing management and employees post-Closing such as but not limited to medical insurance, life insurance, school for the children, fees and expenses which will not generate future cash flow and (ii) receivables from any related parties (defined in accordance with Accepted Accounting Standards). Short term trade and other receivables shall be: (aa) included in the Initial Accounts and/or Final Accounts where they are overdue for less than 90 days at the relevant calculation date; or (bb) excluded in the Initial Accounts where they are overdue for more than 90 days at the relevant calculation date; provided however that where receivables are excluded from the Initial Accounts but are subsequently collected prior to the Execution Date (for the calculation of the Estimated Aggredated NAV Adjustment Amount) or finalization of the Final Accounts following the Price Verification Procedure, such collected receivables shall be taken into account in the calculation of the Estimated / Final Aggregated NAV Adjustment Amount;

Sch 3-4

d.	Other Receivables – as reflected in the Initial Accounts, including advances paid, prepaid expenses, VAT recoverables, etc. The provisions of Section 4.1(c)(iii) above shall apply to such other receivables included in the Initial Accounts;

e.	For the avoidance of doubt, the Company shall assign to the Vendor the right to demand and receive payment of any receivables which remain overdue more than 90 days and uncollected as at the date of the Purchase Price Statement.

4.2	Working Capital Liabilities. The aggregate value of any and all current or non-current liabilities of the Target Companies as reflected in the Initial Accounts (excluding those liabilities included in the OffSet Amount), namely:

a.	Trade Payables, such as suppliers, service providers and other payables as reflected in the Initial Accounts;

b.	Liability for Taxes for all of the Target Companies as reflected in the Initial Accounts;

c.	Accrued expenses and other payables (including but not limited to accrued payroll expenses, accrued liabilities, advances and guarantees received from clients and/or lessees, fixed asset suppliers, deferred revenues, value added tax and other payables, untaken holidays (including related taxes and social contributions of both employer and employee), accruals for discounts received from suppliers as reflected in the Initial Accounts;

d.	Accrual and provision for compliance with GDPR following GDPR gap assessment, if such costs have not already been paid for / charged to the Target Companies’ account and unless such accrual / provision was included in the above items;

Sch 3-5

e.	Debts and liabilities to related parties;

f.	Provisions for risks as would be made in the normal course of business under the Romanian GAAP to be included in the risk weighted amount to be agreed bona fide between the parties. In absence of such agreement, Vendor’s decision will prevail.

4.3	All Working Capital Assets and Liabilities should meet the definition of “assets” and “liabilities” as specified in the Romanian GAAP except where otherwise stated in this Schedule 3.

4.4	Exclusions. The following are excluded from the calculation of the Estimated Aggregated NAV Adjustment Amount, namely:

a.	The Related Party Loan will be excluded from the Working Capital Assets as this was accounted for in the Offset Amount;

b.	Any potential exposure to capital gains tax is fully and finally accounted for by the inclusion of the CGT Adjustment Amount in the calculation of the Equity Value as provided above, and will therefore be excluded from the calculation of the Estimated Aggregated NAV Adjustment Amount in terms hereof. For the avoidance of doubt, any deferred income tax, assets, liabilities (to the extent included in the Initial Accounts and Final Accounts) will be disregarded;

c.	All and any amounts owed by the Company to the Existing Lender pursuant to the Existing Loan Facility Agreement, including prepayment and breakage costs, if any, all accrued interest as at the Closing Date, and any liablity under the hedging agreement, shall in each case be disregarded for the purpose of the calculation of the Final Aggregated NAV Adjustment Amount. All other liabilities to the Existing Lender other than the ones mentioned above are included in the calculation of Final Aggregated NAV Adjustment Amount.

d.	Non-current property values (reflected in Agreed Property Value) and investment in Romextur.

Sch 3-6

e.	In the calculation of the Working Capital for the Estimated Net Purchase Price a deduction from the cash balance in the Initial Accounts of EUR 3,000,000 will be applied, whilst for the calculation of the Working Capital for the Final Net Purchase Price a deduction from the cash balance in the Final Accounts of the entire BUTU Prepayment Amount will be applied to the extent this is shown as cash.

(B) Final Aggregated NAV Adjustment Amount

The provisions of Sections 4.1 to 4.3 inclusive above shall apply, mutatis mutandis, to the calculation of the Final Aggregated NAV Adjustment Amount on the basis of the Final Accounts.

5)	Agreed Provisions relating to Net to Owner Contribution

5.1	The Parties have agreed that the Net to Owner Contribution shall be calculated as the Operating Revenues forecasted to accrue during the Contribution Period, less the Pro Rata Expenses forecasted for the Contribution Period, less the forecasted Pro Rata CAPEX and less any expected liabilities resulting during the Contribution Period from past events prior to Anticipated Closing Date or Revised Anticipated Closing Date except for those corresponding to Pro Rata Expenses as defined below:

5.1.1	“Operating Revenues” are comprised of: (a) the combined forecasted revenues deriving from the operation of the Radisson Hotel Facility and the Park Inn Hotel Facility, as reflected in the “SAP (Opera) Report” prepared and produced by the Hotel Operator in respect of the Contribution Period; plus (b) the forecasted rental income generated by the Commercial Areas, calculated pro rata in respect of the Contribution Period;

5.1.2	“Pro Rata Expenses” means the forecasted expenses expected to be incurred by the Target Companies which may be fairly and reasonably attributed to the Contribution Period on a pro rata basis, where the following expenses shall – where relevant – be taken into account: (i) all costs taken into account in the calculation of gross operating profit of the Target Companies; plus (ii) costs below the calculation of gross operating profit that have a cash impact on the Target Companies, including but not limited to: the base and incentive fees paid to the Hotel Operator; building and other insurance premiums; property and miscellaneous taxes; lease of equipment; all-in maintenance contracts; owner’s costs (not directly attributable to operation of Hotels and Commercial Areas, including but not limited to Elbit Consultancy Fee, Elbit Guarantee Fee, management cost&travel, professional fees, staff related expenses, expenses with hotels’ guests entries to World Class, marketing expenses, administrative expenses, expensed CAPEX funded by Owner); any Tax in respect of the Contribution Period; any other financial expenses other than those towards the Existing Lender qualifying to be included in the Offset Amount and excluding financial expenses and costs which are accounted for in the calculation of the Estimated Net Purchase Price and the Final Net Purchase Price or are related to a new financing structure in place after Closing.

Sch 3-7

5.1.3	“Pro rata CAPEX” - means the capital expenditures (investments in non-current assets not recorded as an expense) expected to be incurred by the Target Companies which may be fairly and reasonably attributed to the Contribution Period on a pro rata basis, where the following expenditure shall, where relevant, be taken into account: i) capital expenditure made from the FF&E reserve set up for the Hotels’ operations; ii) any other capital expenditure made by the Target Companies.

5.1.4	“Contribution Period” means the period which shall elapse between the date of the relevant Financial Statements and the Anticipated Closing Date or Revised Anticipated Closing Date, as relevant.

5.2	The Net to Owner Contribution shall be calculated contemporaneously with the Estimated Net Purchase Price and Revised Estimated Net Purchase Price, if relevant.

Sch 3-8

Part B

INITIAL ACCOUNTS

Sch 3-9

Part C

CLOSING ACCOUNTS AND PURCHASE PRICE VERIFICATION PROCEDURE

1.	Immediately following the Closing Date, the Vendor shall prepare and finalise the Final Accounts and cause the auditors of the each of the Target Companies to perform the Agreed Upon Procedures (i.e. not a full audit) on the Final Accounts. Following the Agreed Upon Procedures, the Vendor shall adjust the Final Accounts in order to incorporate the auditors’ proposed adjustments.

2.	The Purchaser agrees and undertakes that following the Closing Date it shall diligently use and apply all commercial, contractual, legal and statutory rights available to it as the beneficial holder of the Target Shares so as to ensure that the Final Accounts are prepared and reviewed by the auditors as aforesaid, and same by not later than 45 (forty five) Business Days following the Closing Date. In this regard, the Purchaser shall allow full and free access for the Vendor and its representatives to the Books and Records of the Target Companies following the Closing Date so as to enable and facilitate the preparation and finalization of the Final Accounts as aforesaid and the performance of Agreed Upon Procedures on the Final Accounts.

3.	As soon as possible after the Closing Date the Vendor shall itself: (i) prepare the draft Final Accounts of the Target Companies as of the Closing Date and (ii) cause such Final Accounts to be reviewed by the auditors of the Target Companies to the extent of the Agreed Upon Procedure (i.e. not a full formal audit) so as to enable the proper conduct of the Price Verification Procedure on the basis of the Final Accounts in terms of this Schedule 3.

4.	By not later than a date 45 (forty five) Business Days following the Closing, the Vendor shall prepare and submit the following draft documents to the Purchaser:

(a)	the draft Final Accounts for the Target Companies, following the performance of Agreed Upon Procedures (i.e. not a full audit);

(b)	the draft calculation of the Final Aggregated NAV Adjustment Amount; and

(c)	the draft Purchase Price Statement, reflecting the Price Adjustment Amount (if any).

(together the “Draft Final Calculation Documents”).

5.	The Final Accounts shall be prepared in accordance with Part A of this Schedule 3.

Sch 3-10

6.	The Parties shall provide each other (and, upon written request, the their respective accountants) with access to those assets, documents, records and information within its possession or control which they may reasonably require for the purpose of reviewing and agreeing the Draft Final Calculation Documents.

7.	Within fifteen (15) Business Days starting on the day following the receipt of the Draft Final Calculation Documents (the “Evaluation Period”), the Purchaser shall notify the Vendor in writing whether or not it agrees with the Draft Final Calculation Documents.

8.	In the event that within the Evaluation Period the Purchaser either: (i) notifies its agreement with the Draft Final Calculation Documents; or (ii) fails to give any notification whatsoever by the expiry of the Evaluation Period; then and in such event the Draft Final Calculation Documents shall be deemed final and binding on the Parties and shall thereupon be deemed to be the Final Accounts as agreed between the Parties. The Final Purchase Price and the resultant Price Adjustment Amount, if any, shall then be determined accordingly on the basis of the Final Accounts.

9.	In the event, however, that the Purchaser disputes the Draft Final Calculation Documents or any part thereof, it shall be required to furnish the Vendor prior to the expiry of the Evaluation Period with its written notice (the “Dispute Notice”) specifying: (i) those matters which are disputed by the Purchaser; (ii) its reasons and arguments for disputing those matters in reasonable detail; and (iii) the quantum of the adjustments which the Purchaser considers should be made to the Draft Final Calculation Documents.

10.	If the Purchaser provides a Dispute Notice as aforesaid, then the Parties shall without any delay enter into discussions in a good faith endeavour to resolve any such dispute. If the Parties succeed in resolving their dispute, the Parties shall jointly confirm their agreement in writing and the resulting confirmed and (if applicable) updated Final Accounts of the Target Companies and the Purchase Price Statement shall be conclusive and binding on the Parties.

11.	In the event that the Parties are unable to resolve the disputed matters or any part thereof (“Matters in Dispute”) within 15 (fifteen) Business Days following the Seller’s receipt of Buyer’s Dispute Notice (“Resolution Period”), then and in such event either Party shall be entitled within an additional 10 (ten) Business Days following the expiry of the Resolution Period (the “Referral Period”) to refer the Matters in Dispute together with the Draft Final Calculation Documents to the Accounting Expert for resolution pursuant to the procedures set out in paragraph 12 below. If neither party shall have exercised its right to refer Matters in Dispute to the Accounting Expert by the expiry of the Referral Period, then and in such event the position set forth by the Purchaser in its Dispute Notice regarding the Matters in Dispute shall be deemed to have been accepted by the Vendor and agreed by the Parties, and the Draft Final Calculation Documents shall be amended accordingly to reflect those positions, whereupon the Draft Final Calculation Documents so amended shall be deemed to be final and binding upon the Parties.

Sch 3-11

12.	The Accounting Expert shall act on the following basis in respect of Matters of Dispute which are referred to him for adjudication :

(a)	the Accounting Expert will act upon the joint written instructions of the Parties;

(b)	the Parties will not unreasonably refuse their agreement to the terms of engagement proposed by the Accounting Expert or by the other Party;

(c)	the Accounting Expert will act as an expert, and not as an arbitrator;

(d)	the Accounting Expert will base its review solely on the written statements and supporting documents provided by the Parties and not on an independent examination or audit of the financial or accounting records of the Target Companies;

(e)	each of the Parties will provide the Accounting Expert with all information which the Accounting Expert may reasonably require in connection with the performance of its obligations arising hereunder on a timely basis;

(f)	none of the Parties may present to the Accounting Expert materials relating to the Matters in Dispute except in writing and with an instruction to the Accounting Expert to release a copy thereof to the other Party once the Accounting Expert has received such materials from both Parties; and neither may they discuss such matters with the Accounting Expert unless the other Party is present;

(g)	the costs of the Accounting Expert will be borne by the Parties in equal shares, unless the Accounting Expert determines otherwise based on its determination of fault in respect of the Matters in Dispute;

(h)	The Accounting Expert shall make its determination in writing within 10 (ten) Business Days of the date of the referral of the Matters in Dispute to it, subject to any agreed extensions, such agreement not to be unreasonably withheld; and

Sch 3-12

(i)	The Parties shall thereafter promptly adjust and amend the Draft Final Calculation Documents, including the Purchase Price Statement, in order to reflect the determination made by the Accounting Expert in respect of the Matters in Dispute.

13.	The Draft Final Calculation Documents shall become final and binding upon the Parties and shall thereupon become the Final Accounts:

(a)	by agreement between the Parties, as contemplated in paragraph 8 above; or

(b)	by the deemed waiver of the Purchaser of its right to dispute the contents of the Draft Final Calculation Documents, as contemplated in paragraph 8 above; or

(c)	by negotiation and agreement following receipt of a Dispute Notice, as contemplated in paragraph 10 above;

(d)	by the deemed acceptance by Vendor of the position set forth by the Purchaser in its Dispute Notice regarding the Matters in Dispute, in the event that Vendor shall fail or decline to refer such Matters in Dispute to the Accounting Expert prior to the expiry of the Referral Period, as contemplated in paragraph 11 above; or

(e)	in accordance with the determination of the Accounting Expert as contemplated in paragraph 12 above.

14.	Once the Final Accounts and the Purchase Price Statement become final and binding, or are deemed to become final and binding, in accordance with this Schedule, neither of the Parties shall have any further right to challenge the Final Accounts and/or Purchase Price Statement as determined.

15.	The provisions of § 3.3 of the Agreement shall govern the settlement of the Price Adjustment Amount between the Parties.

16.	The determination of the Accounting Expert shall be final and binding upon the Parties and shall not be subject to further appeal, save only in the event of manifest error.

17.	Any dispute which may arise between the Parties regarding the implementation of the provisions of Part C of this Schedule 3 shall be referred to arbitration in terms of § 30 of the Agreement.

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SCHEDULE 4

VENDOR’S WARRANTIES

DEFINED TERMS

All Capitalized Terms which are not specifically defined in the body of this Schedule 4 shall have the meanings ascribed to them in the Agreement.

VENDOR’S WARRANTIES MADE AS AT THE EXECUTION DATE

The Vendor’s Warranties set out in this Schedule 4 are made as at the Execution Date, subject to any qualifications set forth in the Disclosure Letter, if issued, and subject to the provisions of § 9 and 10 of the Agreement.

1	THE VENDOR

1.1	Incorporation and capacity

The Vendor has been duly incorporated and validly exists under the laws of the Kingdom of The Netherlands. The Vendor has the requisite capacity, right, authority and power to enter into this Agreement and to sell and transfer the Bucuresti Shares and the BEA Romania Shares owned by it to the Purchaser, and to perform all of the Vendor’s undertakings and obligations under this Agreement.

1.2	Authority

1.2.1	The Vendor warrants that it has taken, and that its respective shareholders, directors and officers respectively have taken, all necessary actions, steps and proceedings to approve or authorize, validly and effectively, the entering into, execution, delivery and performance of this Agreement, and all and any ancillary documentation required or necessary to consummate the Transaction contemplated under this Agreement.

1.2.2	The undertaking to sell and transfer of the Bucuresti Shares and the BEA Romania Shares to the Purchaser in terms of this Agreement constitutes a legal, valid and binding obligation of the Vendor, enforceable against it in accordance with its terms and provision of applicable law in force.

1.2.3	Each person signing on behalf of the Vendor has all the necessary authority to do so. The Vendor has duly and validly executed and delivered this Agreement, and, on or prior to the Closing, the Vendor shall have duly and validly executed and delivered all other ancillary Transaction Documents required to consummate the Transaction.

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1.3	Filings and consents

Other than as contemplated under this Agreement, no filings, consents, authorisations, orders or approvals, declarations or registrations with, any Governmental Authority are required to be made by the Vendor in connection with the Transaction contemplated by this Agreement nor for its execution and implementation.

1.4	No default

The execution, delivery and performance of this Agreement and the consummation of the Transaction contemplated herein will not: (i) result in any Encumbrance upon the Bucuresti Shares and/or the BEA Romania Shares or any of the assets of the Target Companies; or (ii) constitute a default or a breach under or violate or contravene any provisions of:

1.4.1	the memorandum or articles of association or any other constitutional documents, by-laws or board or shareholder resolutions of the Vendor or of any of the Target Companies; or

1.4.2	any Applicable Law;

1.4.3	or any agreement or contractual restriction of any kind by which the Vendor or any of the Target Companies are bound.

2	THE TARGET COMPANIES

2.1	Incorporation and existence

The Company

2.1.1	The Company is a joint-stock company (in Romanian societate pe actiuni) incorporated under Romanian law, having a registered and fully paid up share capital of RON 28,186,700 (in words: twenty eight million one hundred and eighty six thousand seven hundred New Romanian Lei). The Company has been duly incorporated and validly exists under Romanian law and is duly qualified and licensed to do business in Romania.

2.1.2	The Company owns the Property and the Romextur Shares. The Company does not presently have any other business operations, assets or liabilities other than as reflected in the Initial Accounts.

2.1.3	The Company is registered with the Trade Register as appears on the copy of the extract attached as a Part A of Schedule 2.

2.1.4	The information in respect of the Company given in the Trade Registry Extract is accurate and up-to-date. No applications to the Trade Register with respect to the Company are pending.

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Romextur

2.1.5	Romextur is a joint-stock company (in Romanian societate pe actiuni) incorporated under Romanian law, having a registered and fully paid up share capital of RON 328,080 (in words: three hundred and twenty eight thousand and eighty New Romanian Lei). Romextur has been duly incorporated and validly exists under Romanian law and is duly qualified and licensed to do business in Romania.

2.1.6	Romextur owns the Romextur Area. Romextur does not presently have any other business operations, assets or liabilities other than as reflected in the Initial Accounts.

2.1.7	Romextur legally leases the Romextur Area to the Company under the terms and conditions of the Lease Agreement applicable to the Romextur Area.

2.1.8	Romextur is registered with the Trade Register as appears on the copy of the extract attached as a Part B of Schedule 2.

2.1.9	The information in respect of Romextur given in the Trade Registry extract is accurate and up-to-date. No applications to the Trade Register with respect to Romextur are pending.

BEA Hotels Romania

2.1.10	BEA Hotels Romania is a joint stock company (in Romanian societate pe actiuni) incorporated under Romanian law, having a registered and fully paid up share capital of RON 90,276 (in words: ninety thousand two hundred and seventy six New Romanian Lei). BEA Hotels Romania has been duly incorporated and validly exists under Romanian law and is duly qualified and licensed to do business in Romania.

2.1.11	BEA Hotels Romania does not presently have any other business operations, assets or liabilities other than as reflected in the Initial Accounts.

2.1.12	BEA Hotels Romania is registered with the Trade Register as appears on the copy of the extract attached as a Part C of Schedule 2.

2.1.13	The information in respect of BEA Hotels Romania given in the Trade Registry Extract is accurate and up-to-date. No applications to the Trade Register with respect to BEA Hotels Romania are pending.

2.2	Directors

2.2.1	Each of the Incumbent Directors of the Target Companies and in respect of whom documents evidencing their appointment are not included in the Disclosed Documents, have been properly appointed.

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2.2.2	No current or previous directors or members of the board of directors of the Target Companies have submitted any claim against the Target Companies or any of them which are currently pending, nor, to the Vendor’s Knowledge, have any other claims by any of the aforementioned been threatened.

2.2.3	No current or previous directors or members of the board of directors of the Target Companies have entered into any oral or written agreement or contract with any of the Target Companies relating to the performance of their duties or to receive any remuneration or other benefits arising from their positions as directors or on the board of directors of the Target Companies, other than as Disclosed.

2.2.4	The Incumbent Directors of the Target Companies are not, to the extent that it relates to the fulfilment of their duties as directors of the Target Companies, engaged in or subject to any Proceedings, nor to Vendors’ Knowledge have they been served with written notice that there are any Proceedings which have been commenced against them and/or any of them, or are pending against them or any of them.

2.3	Compliance with judgments

There are no enforceable (in Romanian executori) judgments or another court or administrative decisions, arbitral awards, preliminary injunctions (in Romanian masuri asiguratori/sechestre) or any other decisions allowing execution against any of the Target Companies or their respective assets, including the Hotel Complex and/or the Commercial Areas and/or the Land and/or the Buildings, which are outstanding against the Target Companies or any of them which have not been fully complied with.

2.4	Compliance with Applicable Laws

For so long as it or its Affiliates have held the Target Shares, and for so long as the Company has held the Romextur Shares (“the Warrantied Period”), the Target Companies have, conducted their businesses in accordance with Applicable Law in all material respects.

2.5	No judicial or administrative execution

2.5.1	The Target Companies are not involved in any Proceedings nor have they been served with written notice that they are involved in any Proceedings, nor to the Vendor’s Knowledge are any Proceedings threatened against the Target Companies.

2.5.2	The Company has not been served with written notice that the Property and/or any part thereof is the subject of any Proceedings, nor to Vendor’s Knowledge are any such Proceedings threatened against it and/or in respect of the Property and/or any part thereof;

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2.5.3	Neither Romextur nor BEA Hotels Romania are involved in any Proceedings or have been served with written notice that they are involved in any Proceedings, nor to the Vendor’s Knowledge are any Proceedings threatened against either of them and/or in relation to the Romextur Area.

2.5.4	None of the Vendor and/or the Target Companies have been served with written notice that there are any Proceedings which have been commenced against them and/or any of them, or are pending against them or any of them, that question or challenge the validity of any action taken or to be taken by the Vendor and/or the Company pursuant to this Agreement or in connection with the Transaction contemplated under this Agreement, nor to the Vendor’s Knowledge are any such Proceedings threatened against the Vendor and/or any of the Target Companies.

3	THE PROPERTY

3.1	The Company is the exclusive owner of the Property, which includes the Hotel Complex, the Commercial Areas, the Land and the Buildings, but excludes the Romextur Area, as well as all other assets of the Company which are reflected in the Initial Accounts. The Company has a good and marketable title (in Romanian: “este in circuitul civil”) to the Property, and is registered with the relevant Land Books as the owner of the Property.

3.2	Romextur is the exclusive owner of Romextur Area. Romextur has a good and marketable title (in Romanian: “este in circuitul civil”) to the Romextur Area, and is registered with the relevant Land Books as the owner of the Romextur Area.

3.3	The information in relation to the Property and/or to the Romextur Area has been Fairly Disclosed, is true, accurate and complete in all material respects and there has been no intentional or gross negligent omissions of any information which may render any of such information inaccurate or misleading.

3.4	The Property and Romextur Area are free and clear of all and any Encumbrances (other than Permitted Encumbrances), legal defects and claims of third parties of any kind whatsoever, whether or not recorded in the Initial Accounts, or Tax obligations, unless such are included, reserved or provisioned for in the Initial Accounts.

3.5	Save as contemplated under this Agreement and/or as Disclosed: (i) the Company has made no applications to the Land Book/OCPI which are detrimental to the Company, except as such application would be based on documents which have been Disclosed; and (ii) no third-party’s requests or applications have been made, nor are there any grounds for the making of such requests or applications of which it has been informed; and (iii) no utility service providers have a legal right to register encumbrances over the Property or any part thereof which are not reflected in the extracts from the Land Book/OCPI, nor are there any applications pending in that regard of which it has been notified.

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3.6	Save as contemplated under this Agreement and/or as Disclosed: (i) Romextur has made no applications to the Land Book/OCPI in respect of the Romextur Area which are detrimental to Romextur, except as such application would be based on documents which have been Disclosed; and (ii) no third-party’s requests or applications have been made, nor are there any grounds for the making of such requests or applications of which it has been informed; and (iii) no utility service providers have a legal right to register encumbrances over the Romextur Area or any part thereof which are not reflected in the extracts from the Land Book/OCPI, nor are there any applications pending in that regard of which it has been notified.

3.7	There are no unregistered rights or restrictions regarding the Property and/or the Romextur Area other than the Permitted Encumbrances.

3.8	Other than the Property and the Romextur Area, the Company does not own, lease, use or occupy any other immovable property.

3.9	Other than the Lease Agreements identified in the list set forth in Schedule 11 (List of Lease Agreements), and unless otherwise Disclosed, there are no occupancy rights (written or oral), leases, subleases or tenancies (including in respect of parking areas or parking spaces) affecting the Property, nor has the Company entered into any legally binding agreement which would create such rights in the future.

3.10	No fees, levies or other payments are due and payable to any third party or Public Authority for the use of or access to the Property and/or to the Romextur Area.

3.11	No Person other than the Company, Romextur and the tenants under the Lease Agreements are in possession of any part of the Property and/or the Romextur Area.

3.12	The Vendor has not received any written notice that any patent construction, structural or technical defects of a material nature exist in the Buildings, nor has the Company and/or Romextur received any such notices.

3.13	There are no disputes concerning boundaries, easements, covenants or other matters relating to the Land and/or the Buildings and/or the Romextur Area which have been notified to it, nor are there any such disputes which have been notified to the Company and/or to the Vendor’s Knowledge are threatened.

3.14	Save as Disclosed, there are no restitution claims which have been filed in relation to the Property and/or any part thereof and/or the Romextur Area, nor are there any other similar claims of the former owners of the Land.

3.15	The Company and/or Romextur did not enter into any agreement for the sale of, or for the creation of any Encumbrance over, any part of the Property or of the Romextur Area, other than as reflected in the Disclosed Documents.

3.16	Any and all regulatory documents in relation to the Property and/or the Romextur Area, such as building permits, endorsements and approvals, were obtained in full compliance with the requirements of Applicable Law.

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3.17	None of the Property or the Romextur Area has suffered from any flooding, subsidence, heave, landslip, structural defects, defects in the drains or dry rot, wet rot, rising damp and any infestation.

3.18	Any and all Buildings included in the Property and / or the Romextur Area were erected in full compliance with the building permits, endorsements and approvals obtained for each particular building and all buildings properly observed the height and number of parking spaces requirements in accordance with the Permits and in accordance with Applicable Law.

3.19	All Buildings which comprise the Property (excluding the the Romextur Area) are built on Land which belongs to the Company and, save as regards the Romextur Area, no land owned by any third party is affected by such constructions.

3.20	All Buildings when completed were properly and timely handed over with the observance the requirements of Applicable Law.

3.21	There is no official investigation, enquiry or proceeding outstanding or, to the Vendor’s Knowledge, anticipated, which is likely to result in the suspension, cancellation, modification or revocation of any building permits, endorsements or approvals issued in relation to the Property or for the Romextur Area.

4	LEASES

4.1	Neither the Vendor, nor the Target Companies, have received any notifications from any tenant claiming that its respective Lease Agreement is not legally valid or in full force and effect.

4.2	There are no break options or early termination rights of any counterparty under any Lease Agreement, save as expressly specified therein or as otherwise Disclosed.

4.3	Neither the Vendor nor any of the Target Companies have received any written notifications from any tenant or sub-tenant purporting to exercise a right of termination under any Lease Agreement or sub-lease agreement, or purporting to reduce the size or usage of such tenant’s leased area.

4.4	Neither the Company nor Romextur are in material default or material breach under any Lease Agreement as lessor or sub-lessor, and no tenants have given any written notice of default or breach under its respective Lease Agreement on the part of the Company as lessor or sub-lessor.

4.5	In respect of the Lease Agreements:

4.5.1	The Company is not obligated to make any fit-out contributions or provide other tenant incentives which have not been Disclosed or which are not specified in the Lease Agreements; and

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4.5.2	No Tenant is entitled to any rent free periods, rent reductions, concessions, allowances, rebates or refunds except as provided for in the Lease Agreements; and

4.5.3	Except as Disclosed, all tenant securities have been delivered to and are held by the Company as lessor or sub-lessor.

4.6	Except as specified in the Lease Agreements, neither the Vendor nor the Company has given or promised any direct financial support to any tenants or their respective Affiliates in connection with the Commercial Areas, including payments, incentives, services, investments or loans to any tenant or its Affiliate.

4.7	Neither the Company (as lessee) nor Romextur (as lessor) are in material breach of their respective obligations under the Lease Agreement pertaining to the Romextur Area.

4.8	No brokerage or leasing commissions or other compensation is or will be due or payable by the Company or by Romextur to any person with respect to or on account of any Lease Agreement that is not reflected in the Initial Accounts.

5	ASSETS

5.1	The Target Companies are the full legal and beneficial owners of, and have good and marketable title (in Romanian:” in circuitul civil”) to, all their respective assets reflected in the Initial Accounts, and any assets acquired since the Initial Accounts were prepared, and all other assets used by the Target Companies except for those disposed of since the Initial Accounts in the normal course of business.

5.2	None of the assets shown in the Initial Accounts or acquired by the Target Companies since the Initial Accounts or used by the Target Companies are the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement, other than as Disclosed.

5.3	The Target Companies are in possession and control of all the assets included in the Initial Accounts, and those acquired since the Initial Accounts, except for those Disclosed as being in the possession of a third party in the normal course of business.

5.4	Save for Permitted Encumbrances, none of the assets of the Target Companies are subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

The assets of the Target Companies comprise all the assets which are reasonably necessary in all material respects for the continuation of the relevant Target Company’s business activities in the manner in which such business are being conducted as at the Execution Date.

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6	THE TARGET SHARES

6.1	Ownership and transfer of the Target Shares

6.1.1	The Vendor is the exclusive owner of, and has full legal title to, the Bucuresti Shares, including those Bucuresti Shares acquired out of the Company’s privatization. The Bucuresti Shares represent 98.2140% of the Company’s entire issued and registered share capital and have been properly issued, are fully paid up and transferable and constitute all of the issued and outstanding equity interests and voting rights of the Vendor in respect of the Company.

6.1.2	The Company is the exclusive owner of, and has full legal title to, the Romextur Shares. The Romextur Shares represent 95.3% of the entire issued and registered share capital of Romextur, and have been properly issued, are fully paid up and transferable and constitute all of the issued and outstanding equity interests and voting rights of the Company in respect of Romextur.

6.1.3	The Vendor is the exclusive owner of, and has full legal title to, the BEA Romania Shares. The BEA Romania Shares represent 99.99% of the entire issued and registered share capital of BEA Hotels Romania, and have been properly issued, are fully paid up and transferable and constitute all of the issued and outstanding equity interests and voting rights of the Vendor in respect of BEA Hotels Romania.

6.1.4	Parent, being the majority shareholder of the Vendor, is the exclusive owner of, and has full legal title to, the Parent Share in BEA Hotels Romania. The Parent Share represents 0.01% of the entire issued and registered share capital of BEA Hotels Romania, and has been properly issued, is fully paid up and transferable and constitutes all of the issued and outstanding equity interests and voting rights held by Parent in the issued share capital of BEA Hotels Romania

6.1.5	There are no outstanding securities convertible into shares in the Company, Romextur or BEA Hotels Romania.

6.1.6	There are no shareholders’ agreements in relation to the Company, Romextur or BEA Hotels Romania.

6.1.7	Save as provided by the relevant provisions of Applicable (Romanian) Law, there are no existing: (i) options, calls, subscriptions, pre-emption or other rights, convertible securities, agreements or commitments of any character (other than arising under this Agreement) obligating the Vendor, the Parent or the Target Companies or any of them to issue, transfer or sell any equity interests or securities convertible into or exchangeable for such equity interests; (ii) contractual obligations of the Vendor, the Parent or the Target Companies or any of them to repurchase, redeem or otherwise acquire any equity interests in the Company, Romextur or BEA Hotels Romania, as the case may be; or (iii) voting agreements to which the Vendor, Parent and/or any of the Target Companies is a party with respect to the voting of equity interests in the Company, Romextur or BEA Hotels Romania, as the case may be.

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6.1.8	The Vendor has not been served with any written notice that a third party has made any claim in respect of the ownership or title to the Bucuresti Shares and/or the Romextur Shares and/or the BEA Romania Shares and/or the Parent Share, and no such third party claims have been notified to any of the Target Companies, or to the Vendor’s Knowledge are threatened, which claim any rights to the ownership of any of the Target Shares and/or the Romextur Shares.

6.1.9	Save a provided for in the Agreement, there are no approvals or consents for the sale and transfer (directly or indirectly) of the Target Shares and/or Romextur Shares that are required to be obtained by the Vendor, whether under the provisions of Applicable Law or by operation of any agreement, or, to the extent required, they have been duly obtained.

6.2	No Encumbrance

Other than the Permitted Encumbrances, the Target Shares and/or the Romextur Shares are free and clear of all and any Encumbrances and other third party rights, and there is no commitment to give or create any of the foregoing. Other than in respect of the Permitted Encumbrances, none of the Target Companies have received notice from any person claiming to be entitled to the benefit of any Encumbrance or entitlement in respect of any of the Target Shares and/or the Romextur Shares, nor to the Vendor’s Knowledge are there any such claims or entitlements which are threatened or alleged.

6.3	Additional share capital; cash distributions

6.3.1	From 1 January 2017, none of the Target Companies have declared or paid or made any other distributions on or in respect of, any of their respective equity interests. Other than as provided in terms of this Agreement, there is no agreement, arrangement or obligation requiring the transfer or redemption of, or the grant to a person of the right to require the transfer or redemption of any of the Target Shares and/or the Romextur Shares (including any option right, conversion right or right of pre-emption provided under or pursuant to Applicable Law or the articles of association of the Target Companies).

6.3.2	No person is entitled to or has claimed to be entitled to require any of the Target Companies to issue any shares or other equity securities in any of the Target Companies.

6.3.3	All dividends or distributions declared, made or paid out by the Target Companies during the Warrantied Period have been declared, made or paid in accordance with that relevant Target Company’s constitutional documents, Applicable Law and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

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6.3.4	The Target Companies have not at any time during the Warrantied Period given any financial assistance in contravention of the Applicable Law.

7	TAX MATTERS

7.1	Tax Filings.

7.1.1	The Vendor is resident for Tax purposes in the Kingdom of The Netherlands. The Target Companies are all residents for Tax purposes in Romania. None of the aforegoing are residents for Tax purposes in any other jurisdiction other than as specified above.

7.1.2	The Target Companies are duly registered with the relevant fiscal authority (including for VAT purposes, where relevant) and have been so registered at all times when they are required to be so registered under the provisions of Applicable Law.

7.1.3	The Initial Accounts provide adequate provisions for all Tax for which the Target Companies are liable, including Tax losses.

7.1.4	(i) the Target Companies have effected all registrations and filings with the Tax Authority and have filed all Tax returns required to be filed by it within the applicable time limits and in a correct and complete manner in all material respects; and (ii) the Target Companies have paid, or adequately provided for in the Initial Accounts, all Taxes which are due and payable, and has paid all assessments, reassessments, penalties, interest and fines due and payable by it.

7.1.5	None of the Target Companies have received from any Tax Authority any payment to which they were not entitled, nor have any of the Target Companies received any Tax assessment in which its Tax liability was understated.

7.1.6	There are no liens imposed upon the Land and/or the Buildings relating to or attributable to unpaid Taxes. To Vendor’s Knowledge there is no basis for any claim relating to Taxes which, if adversely determined, would result in any lien being so imposed.

7.1.7	The Target Companies are not party to any special arrangement pursuant to which it has agreed or will be required to make any special Tax payments after the Closing Date, nor to the Vendor’s Knowledge are Romextur and/or BEA Hotels Romania party to any such arrangements, which will not be adequately provided for in the Closing Accounts.

7.1.8	The Target Companies have complied in all material respects with all their statutory obligations to keep financial documents required for accounting and/or tax purposes relating to the open tax periods, and to the Vendor’s Knowledge both Romextur and BEA Hotels Romania are in compliance in all material respects with such statutory obligations.

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7.1.9	There are no existing claims, audits, inquiries, investigations or examinations or any Proceeding pending with respect to any of the Target Companies, which have been initiated and notified to the relevant Target Company in relation to Tax and which, if determined adversely, would result in the assertion by any relevant authority of any Tax deficiency against the relevant Target Company.

7.1.10	There are no outstanding Tax liabilities (including material penalties, default interest or fines in connection with any Taxes) for which any of the Target Companies are liable and which will not be adequately provided for in the Initial Accounts.

7.1.11	The Target Companies have complied with all their statutory obligations to obtain and hold residency certificates for all related party transactions.

7.1.12	The Target Companies have prepared complete transfer pricing documentation files during the last seven (7) years.

7.1.13	The Target Companies have prepared and hold back-up documentation for the last seven (7) years (i.e. exemption certificates) for suppliers of services/goods for which the VAT exemption with deduction right was applied.

7.1.14	The Company holds corporate income tax computations for the last seven (7) years, detailing all non-deductible expenses (including the allocation of the common expenses) and non-taxable revenues.

7.1.15	The Company holds a signed statement of beneficial owner for the interest payments made by the Company to Bea Finance.

7.1.16	The Target Companies hold beneficiary owner representations for withholding tax purposes for all transactions subject to withholding tax.

7.1.17	All interest expenses related to the Existing Loan Facility used for equity operations as well as for the payment of the guarantee fee paid to Elbit for the Existing Loan Facility used for equity operation and Related Party Loan are deductible.

7.1.18	The interest in relation to the Related Party is in compliance with Applicable Law and it may not be subject to any seizure.

7.1.19	All expenses and associated VAT recoverability in relation to service expenses provided by third parties and related parties suppliers are deductible.

7.1.20	VAT liabilities have not been underestimated.

7.1.21	There are no transfer pricing adjustments.

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7.1.22	The Company’s management has been remunerated in accordance with Applicable Law.

7.1.23	There are no VAT liabilities in relation to operations deemed as VAT exemption with deduction right.

7.1.24	There are no tax liabilities arising from and in connection with the sale of Cina restaurant.

7.1.25	There are no tax liabilities arising from inventory losses.

7.1.26	HoReCa tax has been duly assessed and paid and/or provisioned.

7.2	Other Warranties.

7.2.1	During the Warrantied Period, none of the Target Companies have been engaged in, nor have they become parties to, any transaction or series of transactions or any scheme or other arrangement which is contrary to Applicable Law, or deemed to involve or result in the illegal avoidance of, deferral of or reduction in any Tax liability.

8	ACCOUNTS

8.1	A complete copy of the Initial Accounts (i.e. comprising of Profit & Loss, Balance Sheet, Notes and all required disclosures as per Applicable Law) has been provided and Disclosed to the Purchaser as part of the Disclosed Documents.

8.2	All Financial Statements and the Initial Accounts during the last seven (7) years have been prepared in accordance the Accepted Accounting Standards consistently applied (save where specifically provided to the contrary), and fairly present in all material respects the financial position of each of the Target Companies and the results of the operations of the relevant Target Companies as of the dates and for the periods referred to therein.

8.3	As of the Execution Date, no change in accounting policies or methods was made in the period between the Initial Accounts and the Execution Date. As of the Closing Date, no change in accounting policies or methods was made in the period between the Initial Accounts and the Closing Date.

9	FINANCIAL STATUS AND INSOLVENCY

9.1	None of the Target Companies are subject to any bankruptcy, insolvency or other similar Proceedings, nor are they subject to Proceedings on enforcement of any court or administrative decision. No order has been made, petition presented or resolution passed for the liquidation or corporate restructuring of any of the Target Companies. The Target Companies are not insolvent (in Romanian in stare de insolventa) or unable to pay their debts as they fall due.

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9.2	All Books and Records of the respective Target Companies have been and are properly maintained by it or under its direct control, are fairly represent in all material respects all matters which are required to be recorded therein under any relevant Applicable Laws.

9.3	Since the reporting date of the Initial Accounts, the businesses of each of the Target Companies has been conducted only in the ordinary course of business.

9.4	Since the reporting date of the Initial Accounts and save as Disclosed, the Target Companies have not other than in the normal course of business: (i) waived or committed to waive any material rights; (ii) made any increase in any of the compensation payable or to become payable to any officer, board member or director; (iii) suffered any material damage, destruction or casualty loss in respect of any of part of the Property and/or any of their assets, whether or not covered by insurance; (iv) failed to pay and discharge current liabilities as and when due, except in the case of such liabilities which are disputed in good faith; or (v) permitted the establishment of any Encumbrance on any of its assets other than the Permitted Encumbrances.

9.5	Other than in the ordinary course of business and consistent with past practice, since the most recent Financial Statement (December 31, 2016), there has been no MAC Event affecting the assets and/or liabilities for each of the Target Companies that are not reflected in the Initial Accounts.

9.6	No step has been taken in any jurisdiction to initiate any process by or under which:

(i)	the ability of the creditors of the Target Companies, to take any action to enforce their debts is suspended, restricted or prevented; or

(ii)	some or all of the creditors of the Target Companies accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Target Companies; or

(iii)	a person is appointed to manage the affairs, business and assets of the Target Companies, on behalf of the Target Companies’ or any of its creditors; or

(iv)	the holder of a charge over all or any of the Target Companies’ assets is appointed to control the business and/or all or any assets of the Target Companies.

10	EXISTING CONTRACTS

10.1	For the purposes of this Section 10, the term “Material Contract” means an agreement or contractual arrangement to which any of the Target Companies is a party and which is of material significance to the business, profits or assets of the relevant Target Company.

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10.2	Except for the Material Contracts which have been Disclosed, none of the Target Companies is a party to any agreement or arrangement which:

(i)	is a Material Contract; or

(ii)	is of an unusual or exceptional nature; or

(iii)	is not in the ordinary and usual course of its business activities; or

(iv)	may be terminated as a result of any change of control of any of the Target Companies; or

(v)	restricts the freedom of any of the Target Companies to carry on the whole or any part of its business activities in such manner as it thinks fit; or

(vi)	involves agency or distributorship; or

(vii)	constitutes a shareholders agreement;

(viii)	involves the creation of partnerships, joint ventures, consortiums, joint development or similar arrangements; or

(ix)	cannot be readily fulfilled or performed by any of the Target Companies in a timely manner without the extraordinary expenditure of its available resources; or

(x)	requires any of the Target Companies to pay any commission, finders’ fee, royalty or the like;

(xi)	is not on arm’s length terms; or

(xii)	is for the supply of goods and/or services by or to any of the Target Companies on terms under which retrospective or future discounts, price reductions or other financial incentives are given.

10.3	Each Material Contract is in full force and effect and binding on the parties to it. None of the Target Companies have defaulted under or are in material breach of a Material Contract and:

(i)	no other party to a Material Contract has defaulted under or breached such a contract; and

(ii)	to Vendor’s Knowledge no such default or breach by any of the Target Companies or any other party is likely or has been threatened.

10.4	No notice of termination of a Material Contract has been received by or served upon any of the Target Companies, and to Vendor’s Knowledge there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

10.5	There are no agreements or arrangements to which any of the Target Companies are subject and which involve obligations or liabilities that ought reasonably to be made known to the Purchaser.

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11	EMPLOYEES

11.1	Save for the Company Employees and for the Hotel Employees who are listed and specified in the Employee Schedule (Schedule 17) and/or as otherwise Disclosed, the Target Companies currently do not have any other employees, nor do they have any outstanding obligations in respect of any employees (past or present) arising under Applicable Law.

11.2	There are no contracts of employment in place with any Incumbent Directors or officers of any of the Target Companies that are not at arm’s length.

11.3	BEA Hotels Romania currently employs those Hotel Employees who are listed and specified in the Employee Schedule (Schedule 17). Save as Disclosed, BEA Hotels Romania is in compliance in all material respects with its duties and obligations as an employer under the relevant provisions of Applicable Law, and specifically there are no outstanding obligations of a material nature in respect of any of the Hotel Employees arising under Applicable Law.

11.4	The acquisition of the Target Shares (and indirectly the Romextur Shares), or compliance with the terms of this Agreement, will not entitle any Incumbent Directors or any senior employees of any of the Target Companies to terminate their employment and to demand any payment or other benefit.

11.5	None of the Target Companies is a party to, bound by or proposing to introduce in respect of its Incumbent Directors and employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

11.6	None of the Target Companies is a party to, bound by or proposing to introduce in respect of any of its Incumbent Directors or employees any incentive scheme (including, without limitation, any share option arrangement, profit sharing, commission or bonus scheme).

11.7	None of the Target Companies has in the last 36 months incurred any actual or contingent liability in connection with any termination of employment of its employees (including redundancy payments), or for failure to comply with any order for the reinstatement or re-engagement of any employee, which are not reflected in the Closing Accounts.

11.8	None of the Target Companies has incurred any liability for failure to provide information or to consult with employees under any applicable employment legislation.

11.9	Other than as reflected in the Employees Schedule (Schedule 17), or otherwise as Disclosed, none of the Target Companies has in the last 12 months altered nor have they undertaken to alter (whether to take effect prior to, on or after the Closing Date) any of the terms of employment or engagement of any of the employees other than in the ordinary course of business.

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11.10	None of the Target Companies has, nor have they undertaken to, transfer or agree to transfer any employee from his or her employment with any of the Target Companies, or induce any employee to resign his or her employment with such company.

11.11	There are no sums owing to or from any employee other than for reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

11.12	None of the Target Companies has offered, promised or agreed to any future variation in the contract of any employee other than in the ordinary course of business.

11.13	In respect of each employee, the respective Target Companies have in all material respects:

(i)	performed all obligations and duties they are required to perform (and settled all outstanding claims) which arise under contract, applicable legislation or otherwise;

(ii)	complied with the terms of any relevant agreement or arrangement with any employee representative or body of employees or their representatives; and

(iii)	maintained adequate, suitable and up to date records.

11.14	Save as Disclosed, no employee is currently subject to a disciplinary warning or procedure which may result in his or her dismissal.

12	RELATED PARTY AGREEMENTS

12.1	Save as Disclosed or otherwise addressed in this Agreement, there are no other agreements or arrangements of any kind between the Target Companies and the Vendor and/or any of the Vendor’s Affiliates.

12.2	Payments to be made on or prior to Closing from the Target Companies to the Vendor and/or to its Affiliates are reflected in the Initial Accounts.

13	COMPLETENESS OF DISCLOSED DOCUMENTS

13.1	The Disclosed Documents which are contained in the Vendor’s virtual data room and in its physical data room in the form Disclosed to the Purchaser, are correct and complete copies of those documents in all material respects (unless the incompleteness of a particular document is evident from the face of such document), none of which have been amended or supplemented except as Disclosed.

13.2	The Vendor has not deliberately withheld any information which, if Disclosed, might negatively affect the willingness of the Purchaser to acquire the Target Shares (and indirectly the Romextur Shares) in terms of this Agreement.

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14	CONSTITUTIONAL AND CORPORATE DOCUMENTS

14.1	The copies of the constitutional and corporate documents of the Target Companies Disclosed to the Purchaser or its advisers are true, accurate and complete in all material respects, and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the Applicable Law are annexed or incorporated.

14.2	All statutory books and registers of the Target Companies have been properly kept in all material respects and no notice or allegation that any of them is incorrect or should be rectified has been received.

14.3	All returns, particulars, resolutions and other documents which the Target Companies are required by law to file with or deliver to any authority in any jurisdiction (including, in particular, one responsible for maintaining a register of companies) have in all material respects been correctly made and filed or, as the case may be, delivered.

14.4	All shareholders’ resolutions of the Target Companies during the Warrantied Period were taken in compliance with Applicable Law and there are no irregularities in relation to such in all material respects.

15	INSURANCE

15.1	The relevant Target Company is party to the Insurance Policies, as have been provided to the Purchaser in the Disclosed Documents and listed in Schedule 8, and to no other insurance policies.

15.2	All the Insurance Policies are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable and Closing will not terminate, or entitle any insurer to terminate, any such policy.

15.3	The relevant Target Company has made all payments required to be made under all Insurance Policies for all periods up to the Closing Date.

15.4	None of the Target Companies: (i) have received a written notice of cancellation of any Insurance Policy that is still pending and has not been withdrawn; or (ii) are in default with respect to any of the provisions contained in any Insurance Policy and have not failed to give any notice or pay any premium or present any claim under such Insurance Policy.

15.5	There are no unsettled insurance claims in respect of such insurance policies, other than those listed in Schedule 8.

15.6	To the extent that the Vendor has made claims under the existing Insurance Policies, such claims have been made in accordance with the terms and conditions of such existing Insurance Policies in respect of the insured losses suffered thereby, and the Vendor has not been notified of any denial of coverage. The provisions of this Paragraph 15.6 are applicable, mutatis mutandis, to each of the Target Companies.

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16	CONSTRUCTION WARRANTIES

16.1	All remaining construction warranties related to the Hotel Complex (collectively, the “Construction Warranties”) are in force for the remainder of their validity period), and no waiver has been made under any Construction Warranty.

17	ENVIRONMENTAL MATTERS

17.1	Throughout the Warrantied Period:

17.1.1	None of the Target Companies have by their respective operations been in material breach of the applicable Environmental Laws;

17.1.2	Neither the Company nor Romextur nor the Hotel Operator has discharged or dumped any Environmental Contaminants on the Property or into the environment.

17.2	The Target Companies have obtained and complied with Environmental Laws in all material. All permits issued under applicable Environmental Laws are in full force and effect, and there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of or the inability to transfer any such permits.

17.3	All information provided by or on behalf of the Target Companies to any relevant enforcement authority, and all records and data required to be maintained by the Target Companies under the provisions of any Environmental Laws, are complete and accurate in all materials respects.

17.4	The Target Companies have never been required to hold, or have never applied for, a waste disposal licence, or a waste management licence, under any Environmental Laws.

17.5	There have been no claims, investigations, prosecutions or other proceedings against or threatened against any of the Target Companies or any of its Incumbent Directors or employees in respect of harm arising from the operation of the business or occupation of any part of the Property, or for any breach or alleged breach of the terms and conditions of any permits or of the Environmental Laws, and to the Vendor’s Knowledge there are no facts or circumstances that may lead to any such claims, investigations, prosecutions or other proceedings. At no time has any of the Target Companies received any notice, communication or information alleging any liability in relation to any environmental matters or that any remediation works are required.

17.6	None of the Target Companies has received any enforcement, prohibition, injunction, remediation, improvement or any other notice from any enforcement authority, including the relevant Romanian environmental authority, with regard to any breach of Environmental Laws.

18	POWERS OF ATTORNEY/BANK ACCOUNTS

18.1	Schedule 6 (Powers of Attorney) contains a statement that currently there are no effective power of attorneys issued on behalf of the Target Companies.

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18.2	Schedule 8 (Bank Accounts) contains a complete and accurate list of all banking accounts maintained by each of the Target Companies, the account numbers thereof, the names of all banks or other financial institutions in which any such accounts are held and details of all signatories.

18.3	No person, acting as agent under a power of attorney or otherwise, is entitled or authorised to bind or commit any of the Target Companies to any obligation not in the ordinary course of that Target Company’s business.

19	ANTITRUST

19.1	None of the Target Companies is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of anti-trust laws under the Applicable Law, and no Incumbent Director is engaged in any activity which would be an offence or infringement under any such anti-trust laws.

19.2	None of the Target Companies is the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of anti-trust laws under the Applicable Law.

19.3	No such investigation, inquiry or proceedings as mentioned in paragraph 19.3 of this Schedule 4 have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

19.4	None of the Target Companies is affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the anti-trust laws and none of the Target Companies have given any undertakings or commitments to such bodies which affect the conduct of their respective businesses.

20	LICENCES AND CONSENTS

20.1	Each Target Companies has all necessary Permits necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are currently valid and subsisting for the period for which they have been issued.

20.2	There are no grounds for the suspension, cancellation or revocation of the Permits referred to in Paragraph 20.1 above.

20.3	The Company has submitted a complete file for the prolongation of the license no. D/1411 issued on 21 February 2017 for the operation of food service activity at the address 63-81 Victoria Avenue for the year 2018, as well as license no. D/1414 issued on 20 March 2017 for the operation of food service activity in 2018 at the address 2-4 Luterana Street. Such file contains the entire documentation that was required in the past for the issuance of food service activity licences.

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21	SUPPLIERS

21.1	In the 12 months ending with the Execution Date, the business activities of the Target Companies have not been materially and adversely affected due to a loss of any of their major suppliers, or by reason of a change in the terms upon which it trades with such suppliers.

22	TRANSACTIONS WITH THE VENDOR

22.1	Save as Disclosed, there is no outstanding Indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between any of the Target Companies and any of the following:

(i)	the Vendor, or any Vendor Group Company (other than the Target Companies); or

(ii)	any Incumbent Director.

22.2	The Vendor is not entitled to a claim of any nature against any of the Target Companies which arise from events or circumstances that occurred prior to the Execution Date, nor are the any claims or causes of action against any of the Target Companies which have been assigned to any person and to which the Vendor would otherwise be entitled.

23	FINANCE AND GUARANTEES

23.1	Full particulars of all monies borrowed by the Target Companies (including full particulars of the terms on which such monies have been borrowed) have been Disclosed.

23.2	Save for the Permitted Encumbrances, no guarantee, mortgage, charge, pledge, lien assignment or other security agreement or arrangement has been given by or entered into by any of the Target Companies or any third party in respect of borrowings or other obligations of the Target Companies.

23.3	The total amount borrowed by the Target Companies does not exceed any limitations on the borrowing powers contained:

(i)	in the constitutional documents of the Target Companies; or

(ii)	in any debenture or other deed or document binding on any of the Target Companies.

23.4	Save as Disclosed, none of the Target Companies has any outstanding loan capital nor have they lent any money to any third party, that has not been repaid and there are no debts owing to the Target Companies other than debts that have arisen in the normal course of business.

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23.5	None of the Target Companies have:

(i)	factored any of its debts or discounted any of its debts or engaged in financing activities of a type which are not required to be reflected in the Initial Accounts in accordance with the Accepted Accounting Standards; or

(ii)	waived any right of set-off it may have against any third party.

23.6	No Indebtedness of any of the Target Companies is due and payable and no security over any of the assets of the Target Companies is now enforceable, whether by virtue of the stated maturity date of the Indebtedness having been reached or otherwise. None of the Target Companies has received any notice from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Target Companies.

23.7	Other than in relation to the Existing Loan Facility and the Related Party Loan, none of the Target Companies has given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the Indebtedness, or for the default in the performance of any obligation, of any other person.

23.8	None of the Target Companies is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

23.9	Particulars of the balances on all the Bank Accounts showing the position as at the day immediately preceding the Execution Date have been Disclosed in Schedule 7. The Target Companies have no bank accounts other than those specified in Schedule 7.

23.10	Save as Disclosed, a change of control of any of the Target Companies will not result in:

(i)	the termination of, or have a material affect on, any financial agreement or arrangement to which any of the Target Companies is a party; or

(ii)	any Indebtedness of any of the Target Companies becoming due, or capable of being declared due and payable, prior to its stated maturity date.

24	INTELLECTUAL PROPERTY

24.1	For the purposes of this Section 24, the term “Intellectual Property Rights” means: patents, rights to inventions, copyright and related rights, trade marks, business names and domain names, licenses, goodwill and the right to sue for passing off, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist.

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24.2	The Vendor has, in all material respects, Disclosed complete and accurate particulars of all registered Intellectual Property Rights (including applications for such rights, as well as licenses, agreements, authorizations and permissions) and material unregistered Intellectual Property Rights owned, used or held for use by the Target Companies.

24.3	Save as Disclosed the Target Companies are the sole legal and beneficial owners of (or applicants for) the Intellectual Property Rights, free from all Encumbrances.

24.4	The Intellectual Property Rights held by the Target Companies are sufficient in order to carry on their respective activities as currently carried out.

24.5	The Intellectual Property Rights which have been Disclosed are valid, subsisting and enforceable and nothing has been done or omitted to be done as a result of which such Intellectual Property Rights have ceased or might cease to be valid, subsisting or enforceable.

24.6	There has been no infringement by any third party of any Intellectual Property Rights nor to Vendor’s Knowledge is any such infringement anticipated.

24.7	A change of control of Target Companies will not result in the termination of or materially affect any Intellectual Property Rights.

24.8	The activities of the Target Companies:

(i)	have not infringed and do not infringe the Intellectual Property Rights of any third party;

(ii)	have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

25	INFORMATION TECHNOLOGY

25.1	For the purposes of this Section 25:

25.1.1	“IT System” means all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Target Companies.

25.1.2	“IT Contracts” means all arrangements and agreements under which any third party (including without limitation any member of the Vendor’s Affiliates provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

25.2	The Vendor has in all material respects Disclosed complete and accurate particulars of the IT System and all IT Contracts.

25.3	Save as Disclosed, the Target Companies are the owners of the IT System free from Encumbrances. The Target Companies have obtained all necessary rights from third parties to enable them to make unrestricted use of the IT System.

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25.4	The IT Contracts are valid and binding and no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

25.5	There are and have been no claims, disputes or proceedings arising or threatened under any IT Contracts.

25.6	None of the IT Contracts are liable to be terminated or otherwise materially affected by a change of control of the Target Companies.

25.7	The elements of the IT System:

(i)	are properly functioning and are not defective in any material respect;

(ii)	include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance; and

(iii)	have been satisfactorily and regularly maintained and the IT System has the benefit of appropriate maintenance and support agreements.

25.8	The Target Companies have implemented appropriate procedures (including in relation to off-site working where applicable) for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

25.9	The Target Companies have in place a disaster recovery plan which is fully documented and would enable the business Target Companies to continue if there were significant damages to or destruction of some or all of the IT System.

26	DATA PROTECTION

26.1	Save as Disclosed or otherwise provided for in this Agreement, the Target Companies have fully complied with the requirements of Applicable Law concerning rights in respect of privacy and personal data.

26.2	The Target Companies have contracted legal and technical advisors to perform: (i) A preliminary assessment (“As is” analysis); (ii) A gap analysis; (iii) an action plan – providing for actions to be taken in view of ensuring the compliance of the data processing activities with the legal requirements, as well as an implementation plan for such solutions; (iv) the actual implementation, i.e. developing the data privacy documentation and other customized data privacy controls depending on the assessment results and (v) the trainings and workshops for employees.

27	EFFECT OF SALE OF SHARES

Neither the acquisition of the Target Shares by the Purchaser and respectively the Romextur Shares indirectly, nor compliance with the terms of this Agreement will:

(i)	cause the Target Companies to lose the benefit of any right or privilege it presently enjoys; or

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(ii)	relieve any person of any obligation to the Target Companies (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Target Companies, or to exercise any right in respect of, the Target Companies; or

(iii)	give rise to or cause to become exercisable any right of pre-emption over the Target Shares and Romextur Shares; or

(iv)	entitle any person to acquire, or affect the entitlement of any person to acquire, any shares in the Target Companies; or

(v)	result in any customer or supplier being entitled to cease dealing with the Target Companies or to reduce substantially its existing level of business or to change the terms on which it deals with the Target Companies; or

(vi)	result in any officer or senior employee leaving the Target Companies; or

(vii)	result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

(viii)	result in the loss or impairment of or any default under any licence, authorisation or consent required by the Target Companies for the purposes of their business; or

(ix)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Target Companies; or

(x)	result in any present or future Indebtedness of the Target Companies becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Target Companies being withdrawn.

28	BROKERS

Save as Disclosed, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee due or payable by any of the Target Companies in connection with the Transaction contemplated by this Agreement.

VENDOR’S WARRANTIES REPEATED AS AT THE CLOSING DATE

The Vendor’s Warranties are repeated as at the Closing Date, subject to any qualifications set forth in the Disclosure Letter, if issued, and subject to the provisions of § 9 and 10 of the Agreement.

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Schedule 5

Disclosed Documents

#28.11.2017

Vendor’s Disclosure Letter

1.	This Disclosure Letter, including the Disclosure Schedule, is made and given pursuant to the provisions of the Master Agreement for the Sale and Purchase of the Target Shares in Bucuresti Turism S.A. and in BEA Hotels Eastern Europe (Romania) S.A., and indirectly in Romextur S.A. dated 29 November 2017 (the “SPA”).

2.	This Disclosure Letter makes disclosures for the purpose of detailing exceptions to the Vendor’s Warranties made under Schedule 4 of the SPA (the “Vendor’s Warranty Schedule”).

3.	In this regard it should be noted that :

A.	The Section and/or Schedule numbers in this Disclosure Letter correspond to the section numbers in the Vendor’s Warranty Schedule where such disclosure is appropriate, unless specifically stated otherwise.

B.	Any defined or capitalized terms appearing in this Disclosure Letter shall have the same meanings as are conferred upon them in terms of the SPA, unless the context otherwise requires.

C.	The disclosure of any matter or document in this Disclosure Letter will neither imply any condition, warranty or representation not expressly given in the SPA, nor be taken as extending the scope of any condition or Warranty given in the Agreements.

D.	The matters referred to in this Disclosure Letter and the exceptions raised herein relate solely to the Target Companies, the Target Shares and the Property.

E.	Save only as provided to the contrary in terms of the SPA, neither the Vendor nor any of its Incumbent Directors or the Incumbent Directors of the Target Companies shall have any liability in respect of any Claim to the extent that such claim, or the subject matter thereof, arises from or consists of any fact, matter or circumstances which has been disclosed in this Disclosure Letter.

F.	All matters Fairly Disclosed in this Disclosure Letter are deemed to have been “Disclosed” for the purposes of the SPA.

G.	The Vendor makes no further warranties, whether express or implied, other than those Warranties set forth in the Vendor Warranty Schedule, nor do they accept any other liability in contract, tort, or otherwise, with respect to the information Disclosed in this Disclosure Letter other than as provided for in the SPA.

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4.	Disclosure Schedule

Section 3.3. and 3.21

i.	As Disclosed from the documentation provided in VDR, in sections 2.8.1.2.1 and 2.11.1, there are several handover minutes missing, namely with respect to:

➢	BP no 541 / 2012 authorising interior and exterior fit-out works at the commercial premises located at the ground floor of Building F2;

➢	BP no. 534 / 2011 authorising extension of the ground floor at Building A; however we have been provided with the Handover Protocol at the termination of the works no. 1099300/23.08.2012 (providing for the admission of the reception);

➢	BP no. 370 / 2010 authorsing the fit-out works at the underground, ground floor and mezzanine of the gym center with the interior swimming pool. However, we have been provided with the Handover Protocol at the termination of the works no. 18/412/04.03.2011 (providing for the admission of the reception);

➢	BP no. 93 / 2011 authorising interior fit-out works at the stair houses in Buildings I2, G1, F1, F2, D and E; however we have been provided with the Handover Protocol at the termination of the works no. 1060113/28.05.2012 (providing for the admission of the reception);

➢	BP no. 212 / 2009 authorising the execution of three (3) lighting fittings (temporary construction);

➢	BP no. 167 / 2005 authorising demolition works: underground and infrastructure of Buildings B and B1; however we have been provided with the Handover Protocol at the termination of the works no. 212/1/09.02.2009 (providing for the admission of the reception);

➢	BP no. 175 / 2003 authorising demolition of Building B, B1 and A5 and maintain infrastructure; however we have been provided with the Handover Protocol at the termination of the works no. 211/1/09.02.2009 (providing for the admission of the reception);

ii.	As Disclosed from the documentation provided in the VDR in section 2.11 and as recorded by the Purchaser’s technical advisor during the site inspection, there is an external staircase in A1 building, which, although in line with the fire authorisations, it is not complying with the current norms. In this respect, the Company has obtained already a certificate of urbanism (enclosed hereto as Annex 1).

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Section 9.2

The following documents were disclosed:

i.	Romextur tax audit register (in Romanian, registrul unic de control) (sent by e-mail by D. Moshe on 21.11.2017, 19:33)

***

Additional documents:

i.	Q2 2017 and Q3 2017 corporate income tax calculation (sent by e-mail by M. Cohen on 21.11.2017, 18:52 and on 27.11.2017 at 19:15),

ii.	corporate income tax calculation for the period up to October 31, 2017 (sent by e-mail by M. Cohen on 22.11.2017, 15:47),

iii.	Statement of beneficial owner for the interest payments made by the Company to Bea Finance signed on 21.11.2017 (sent by e-mail by D. Moshe on 21.11.2017, 19:33),

iv.	BOOKING.COM invoice dated on 05/04/2011, amounting to 20,663.06 RON and justification (sent by e-mail by D. Moshe on 21.11.2017, 19:33),

v.	BOOKING.COM invoice dated on 03/08/2013, amounting to 43,392.09 RON and justification (sent by e-mail by D. Moshe on 21.11.2017, 19:33),

vi.	Breakdown of the amounts booked in the account 7588 (sent by e-mail by D. Moshe on 27.11.2017, 11:29);

vii.	All transfer pricing files (sent by e-mail by M. Cohen on 27.11.2017, 19:07),

viii.	Inventory summary 2011-2016, provided as an answer to QA 263369 in the VDR (sent by e-mail by D. Moshe on 27.11.2017, 12:28),

ix.	Swap Hedging mark to market value (sent by M. Cohen on 27.11.2017 at 15:14),

x.	The Company received the letter no. 21013/7.11.2017 from Bucharest Environment Protection Agency, which was requested for the purpose of complying with the provisions of art. 10 of Government Emergency Ordinance no 195/2005 (sent by e-mail by the Company’s lawyer on 21.11.2017, 14:18).

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Schedule 6
List of Powers of Attorney

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Schedule 7

Bank Accounts of the Target Companies

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Schedule 8
List of Insurance Policies

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Schedule 9
Form of Closing Shareholders Resolutions

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Schedule 10
List of Lease Agreements

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Schedule 11
Form of Off-Set Amount Confirmation Letter

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Schedule 12
Details of Relevant Bank Accounts

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Schedule 13

Copy of the Escrow Agreement

ESCROW AGREEMENT

No. CTE15977

THIS ESCROW AGREEMENT (hereinafter referred to as the “Escrow Agreement”) is concluded today 29.11.2017 (the “Signing Date”) by and between:

1.	NEMO INVESTMENT VEHICLE S.R.L., having its headquarters in Bucharest, Romania, at 17 C.A. Rosetti street, office 120 Register 03, 1st floor, District 2 registered with the Office of the Trade Registry under no. J40/19526/2017, Sole Registration Code 38520000, represented by Vlad Dragoescu (hereinafter referred to as “Purchaser”);

2.	BEA HOTELS EASTERN EUROPE B.V., a limited liability company (besloten vennootschap) registered with the Chamber of Commerce in Amsterdam, the Netherlands, under file No 34149675, with its registered address at Krijn Taconiskade 430, 1087 HW Amsterdam, the Netherlands, represented by Doron Moshe (hereinafter referred to as “Vendor”);

3.	BUCURESTI TURISM S.A., a joint stock company incorporated and existing under the laws of Romania, whose registered office is at Calea Victoriei 63-81, Sector 1, Bucharest, registered in the Trade Register under number J40/167/1991, sole registration code 1567802, represented by Doron Moshe and Moshe Maimon Cohen (hereinafter referred to as “BUTU”);

4.	BEA Hotels Finance BV, of Krijn Taconiskade 430, 1087 HW Amsterdam, the Netherlands, registered with the Netherlands Chamber of Commerce with number 34357583 represented by Doron Moshe (hereinafter referred to as “BEAHF”); and

5.	RAIFFEISEN BANK S.A., a banking company registered and incorporated under the laws of Romania, with its registered office in Romania, Bucharest, Sky Tower Building, Calea Floreasca no. 246C, postal code 014476, District 1, registered with Banking Registry under No. RB-PRJ-40-009/1999 and with the Trade Register under no. J40/44/1991, unique registration code 3618210, duly represented by Roxana Barbato acting in its capacity as the Escrow Agent in terms of this Escrow Agreement (hereinafter referred to as the “Escrow Agent” or the “Bank”); and

The Purchaser and the Vendor are referred to herein collectively as the “Transaction Parties”.

The Purchaser, the Vendor, BEAHF and BUTU are referred to herein collectively as the “Escrow Parties” and individually as an “Escrow Party”.

The Purchaser, the Vendor, BEAHF, BUTU and the Escrow Agent are referred to herein collectively as the “Parties”.

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WHEREAS:

(A)	On 29 November 2017, the Vendor and the Purchaser have entered into a master agreement with respect to the transfer of shares (the “SPA”), in terms of which the Vendor has undertaken to sell the Target Shares with all ancillary rights thereto to the Purchaser, and the Purchaser has undertaken to acquire the Target Shares from the Vendor, all on the terms and subject to the conditions set forth in the SPA (the “Transaction”);

(B)	On 22 March 2016, BUTU granted a loan to BEAHF in an amount of EUR 27,965,672 (twenty-seven million nine hundred and sixty-five thousand and six hundred and seventy-two Euro) (the “Intercompany Loan 1”), and the Transaction Parties have agreed that Intercompany Loan 1 will be repaid in full by not later than one Business Day prior to the Closing Date;

(C)	On 29 November 2017, the Vendor has granted a loan to the BEAHF in an amount of EUR 27,965,672 (twenty-seven million nine hundred and sixty-five thousand and six hundred and seventy-two Euro) (the “Intercompany Loan 2”) in terms of which the said loan will be disbursed in full latest by not later than one Business Day prior to the Closing Date. The proceeds of Intercompany Loan 2 will be applied by BEAHF solely for the purpose of the full repayment by BEAHF of the Intercompany Loan 1 to BUTU (the “Intercompany Loan 1 Repayment Amount”).

(D)	The Purchaser has undertaken to pay the Advance Payment by not later than one Business Day prior to the Closing Date, which represents a partial payment on account of the Final Net Purchase Price payable by the Purchaser to the Vendor pursuant to the provisions of the SPA;

(E)	Furthermore, in terms of the SPA the Purchaser has undertaken to deposit the amount of the Escrow Deposit into an escrow account on the Execution Date pending the consummation of the Transaction on the Closing Date;

(F)	The Existing Lenders made the Existing Loan Facility available to BUTU;

(G)	The Transaction Parties have agreed that upon the Closing Date, BUTU will make a partial prepayment under the Existing Loan Facility in an amount equal to Advance Payment (the “Partial Loan Repayment Amount”);

(H)	Accordingly, pursuant to the provisions of the SPA and as described above: (i) the Vendor has a receivable against the Purchaser in the amount of the Advance Payment and the Escrow Deposit under the SPA; and (ii) the Vendor has undertaken to disburse the full amount of Intercompany Loan 2 granted by it to BEAHF; and (iii) BEAHF has the obligation to repay to BUTU the full outstanding amount of the Intercompany Loan 1;

(I)	The Escrow Parties have agreed to establish the Escrow Accounts in order to enable and secure all of the above payments in the manner provided for under the SPA on or before the Closing Date;

(J)	The Escrow Parties wish to appoint the Escrow Agent to act, as a depository and administrator of the Escrow Amounts held in and to be released from the Escrow Accounts, and the Escrow Agent has accepted such appointment upon the terms, conditions and provisions set forth in this Escrow Agreement;

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(K)	The Escrow Parties confirm that:

(a)	the Vendor will open the Closing Escrow Account with the Escrow Agent in its name, into which the Purchaser will deposit the Advance Payment;

(b)	the Purchaser will open the Pre-Closing Escrow Account with the Escrow Agent in its name, into which the Purchaser will deposit the Escrow Deposit;

(c)	BUTU will open the BUTU Escrow Account with the Escrow Agent in its name, into which the Intercompany Loan 1 Repayment Amount will be transferred for and on behalf of BEAHF;

(d)	the Advance Payment, the Intercompany Loan 1 Repayment Amount, the Partial Loan Repayment Amount and the Escrow Deposit will be released from the relevant Escrow Account strictly in accordance with the terms and under the conditions stated hereinafter.

Now, therefore, it has been agreed as follows:

Article 1

INTEGRATION, DEFINITIONS AND CONSTRUCTION

1.1	Definitions

In this Escrow Agreement terms used as defined terms shall have the following meanings:

Advance Payment	means the advance payment in the amount of EUR 27,965,672 (twenty-seven million nine hundred and sixty-five thousand and six hundred and seventy-two Euro) or any amount equal to the principal amount and any outstanding interest in respect of the Intercompany Loan 1 as notified to the Escrow agent by the Purchaser and the Vendor jointly in the form set out in Schedule 11, not later than the date set out in 2.5.2, that is to be made by the Purchaser on account of the Final Net Purchase Price by not later than one (1) Business Day prior to the Closing Date, which is to be deposited by the Purchaser into the Closing Escrow Account and released in the manner provided for in Clause 6.3 below.

Bank / Escrow Agent	has the meaning ascribed to it in the list of the Parties to this Escrow Agreement.

BEAHF	has the meaning ascribed to it in the list of the Parties to this Escrow Agreement.

BEA Hotels Romania	BEA Hotels Eastern Europe (Romania) S.A., being a joint stock company registered in Romania and bearing company registration number J40/8173/2001 at the Bucharest Trade Register, sole registration number 14198413, whose registered address is Bucharest, District 1, 63-81 Calea Victoriei, room 7A.

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Business Day	means any day other than a Saturday or a Sunday on which banks are generally open for business in Romania, the United Kingdom, the Netherlands, Israel, Austria and Luxembourg.

BUTU	has the meaning ascribed to it in the List of the Parties to this Escrow Agreement.

BUTU Escrow Account	means the escrow account which is to be opened by BUTU with the Escrow Agent, in accordance with Clause 2.2(c) below.

Certificate of Consummation	means the written confirmation to be executed by the Transaction Parties on the Closing Date, substantially in the form attached hereto as Schedule 9 confirming - for the evidentiary purposes - the Transaction has been consummated and ownership of the Target Shares has passed to the Purchaser.

Closing	means the closing and consummation of the Transaction.

Closing Date	means the date upon which the closing and consummation of the Transaction is completed, as evidenced by the joint issuance by the Purchaser and of the Vendor of the Certificate of Consummation.

Closing Escrow Account	means the escrow account to be opened by the Vendor with the Escrow Agent in accordance with Clause 2.2(b) below, into which the Purchaser will deposit the Advance Payment and from which the Intercompany Loan 1 Repayment Amount will be released as provided in Clause 5.1.2 or returned as provided in Clause 6.3 below.

Escrow Accounts	means: (i) the Pre-Closing Escrow Account; (ii) the Closing Escrow Account and (iii) the BUTU Escrow Account; or any of them.

Escrow Amounts	means all or any of the Advance Payment / the Intercompany Loan 1 Repayment Amount / the Partial Loan Repayment Amount and the Escrow Deposit.

Escrow Deposit	means the amount of EUR 3,000,000 (three million Euro) which shall be deposited by the Purchaser into the Pre-Closing Escrow Account on the Execution Date, and which shall be held in and released from the Pre-Closing Escrow Account in accordance with the provisions of Clause 5.1.3 or Clause 6.2 below.

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EUR	means the single currency unit of the participating member states of the European Union.

Execution Date	means the date of the signing and execution of the SPA, as this date is mentioned into Recital (A) from the present Escrow Agreement.

Existing Lenders	means Raiffeisen Bank International AG and Raiffeisen Bank Romania SA.

Existing Loan Facility	means the term loan facilities in a maximum principal amount of EUR 97,000,000 (ninety seven million Euro) (the “Loan”), under the loan facilities agreement dated 16 September 2011, as further amended by the amendment letter dated 27 September 2011 and amendment letter dated 26 March 2012; as further amended on 27 September 2011, 26 March 2012, 18 September 2014, on 5 May 2015 and as further amended and restated on 10 March 2016.

Final Net Purchase Price	means the Final Net Purchase Price payable by the Purchaser to the Vendor in consideration for the acquisition of the Target Shares, under the SPA.

Joint Release Instruction	means the written instructions which are to be executed jointly by the Purchaser and the Vendor on the Closing Date regarding the release of the Escrow Deposit from the Pre-Closing Escrow Account in terms of Clause 5.1.3, substantially in the form and text attached as Schedule 4.

Long Stop Date	means February 28, 2018, subject to Clause 5.3.1 (i).

Parties	means all the parties to this Escrow Agreement, namely the Vendor, the Purchaser, BEAHF, BUTU and the Escrow Agent.

Partial Loan Repayment Amount	has the meaning set forth in Recital (G);

Prepayment Account	means the loan account having IBAN no. AT163100001354051172 denominated in EUR held by BUTU with RAIFFEISEN BANK INTERNATIONAL AG Vienna Austria

Purchaser	has the meaning ascribed to it in the list of the Parties to this Escrow Agreement.

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Purchaser’s Transaction Account	means the account having IBAN no. RO93RZBR0000060019848120 denominated in EUR held by the Purchaser with Raiffeisen Bank, details of which are set out in Schedule 2.

Recitals	means the recitals to this Escrow Agreement.

Signing Date	means the date of signing this Escrow Agreement, as indicated in the Preamble.

SPA	has the meaning set forth in Recital A.

Target Shares	(i) 11,073,313 ordinary shares of RON 2.50 each, which in the aggregate comprise 98.2140% of the entire issued and paid up share capital of BUTU and (ii) 7,522 shares of RON 12, which jointly comprise 99.99% of the entire issued and paid up share capital of BEA Hotels Romania.

Vendor	has the meaning ascribed to it in the List of the Parties to this Escrow Agreement.

(a) Vendor’s Transaction Account	(b) means the account having IBAN DE62 5501 0400 0667 0958 12 denominated in EUR held by the Vendor with Aareal Bank AG details of which are set out in Schedule 2.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Escrow Agreement to:

(a)	the “Purchaser”, the “Vendor”, “BUTU”, “BEAHF”, the “Bank” or the “Escrow Agent” shall be construed so as to include their successors in title, permitted assigns and permitted transferees; and

(b)	references to any person in this Escrow Agreement shall include its successors or assignees (if any).

1.2.2	References therein to “herein”, “hereof”, “hereto” and “hereunder” and other like terms are references to this Escrow Agreement and references to the singular shall import the plural and vice versa;

1.2.3	“Includes” and “including” are not limiting.

1.2.4	References to this Escrow Agreement and to any provisions of it or to any other document referred to in this Escrow Agreement shall be construed as references to it in force for the time being and as amended, varied, supplemented, restated, substituted or novated from time to time;

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1.2.5	References to Clauses, Recitals and Annexes are references to, respectively, Clauses, Recitals, and Annexes to this Escrow Agreement and references to this Escrow Agreement include its Annexes; and

1.2.6	A provision of law is a reference to that provision as amended or re-enacted; and

1.2.7	The Parties hereby agree that the Closing Escrow Account, the Pre-Closing Escrow Account and the BUTU Escrow Account are referred to herein jointly and collectively as Escrow Accounts.

Article 2

ESCROW ACCOUNTS

2.1	Appointment of the Escrow Agent

2.1.1	The Escrow Parties hereby appoint the Escrow Agent to act as their escrow agent under the terms and provisions of this Escrow Agreement, and the Escrow Agent hereby accepts this appointment. The Escrow Agent shall have the exclusive control and rights of funds transfer under each Escrow Account and exclusive authority with strict observance of the provisions of the Escrow Agreement.

2.1.2	On or before the Signing Date, the Purchaser, the Vendor and BUTU will or will have delivered to the Escrow Agent all documents required in order to open each of the Escrow Accounts and any other document expressly specified herein.

2.2	Opening of the Escrow Accounts

2.2.1	Upon execution of this Escrow Agreement on the Signing Date and receipt of the requested documents, the Escrow Agent shall open and maintain the following accounts:

(a)	The Pre-Closing Escrow Account: a special account having IBAN no. RO83RZBR0000060019853150 opened in the name of the Purchaser and denominated in EURO, for the purpose of depositing the Escrow Deposit and releasing the same on the conditions set forth Clause 5.1.3 or Clause 6.2 hereunder; and

(b)	The Closing Escrow Account: a special account having IBAN no. RO43RZBR0000060019855131 opened in the name of the Vendor and denominated in EURO, for the purpose of depositing the Advance Payment and releasing the same as the Intercompany Loan 1 Repayment Amount on the conditions set forth in Clause 5.1.1 hereunder; and

(c)	The BUTU Escrow Account: a special account having IBAN no. RO59RZBR0000060019853194 opened in the name of BUTU and denominated in EURO, for the purpose of depositing the Intercompany Loan 1 Repayment Amount and releasing the Partial Loan Repayment Amount on the conditions set forth in Clause 5.1.2 hereunder.

2.3	Operation of the Escrow Accounts

2.3.1	The Escrow Accounts will be opened by the Escrow Agent and will be at all times under the sole control and authority of the Escrow Agent. The Escrow Agent shall manage the Escrow Accounts and release the relevant Escrow Amounts therefrom strictly in accordance with the provisions of this Escrow Agreement.

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2.3.2	The Escrow Agent shall not release any amount from any Escrow Account except strictly as provided in Articles 5 and 6 of this Escrow Agreement.

2.3.3	The Purchaser, the Vendor and BUTU may not dispose of the Escrow Amounts in whole or in part or close any Escrow Account, irrespective of the fact that the escrow accounts are opened in their respective names. The Escrow Agent shall not accept any instruction from any Party unless it is in strict accordance with Articles 5 and 6 of this Escrow Agreement.

2.3.4	The Escrow Parties hereby expressly authorize the Escrow Agent to act, fill, execute and sign for and on their behalf all the necessary instructions / payment instruments (including, but not limited to payment orders, foreign exchange orders, payment instructions) for purposes of carrying out the various transfers of the Escrow Amounts from the respective Escrow Accounts, according to the terms and provisions of this Escrow Agreement.

2.4	Confirmation regarding the balance of the Escrow Accounts

2.4.1	On the date upon which each Escrow Amount is credited to the relevant Escrow Account, the Escrow Agent shall confirm the receipt of the relevant Escrow Amount by issuing and sending to each of the Escrow Parties a confirmation of crediting the escrow accounts evidencing, as the case may be: (i) the deposit of the Escrow Deposit into the Pre-Closing Escrow Account; and (ii) the deposit of the Advance Payment into the Closing Account; and thereafter (iii) the deposit of the Intercompany Loan 1 Repayment Amount into BUTU Escrow Account; all in accordance with the provisions of Clause 2.5 below.

2.4.2	The Escrow Agent shall also provide confirmations regarding the balance of the Escrow Accounts to each of the Escrow Parties respectively after the transfer and the release of the relevant Escrow Amount from the relevant Escrow Account, and otherwise upon request of any of the Escrow Parties.

2.5	Deposit of Escrow Amounts

The Purchaser undertakes that it shall transfer and deposit:

(a)	the Escrow Deposit into the Pre-Closing Escrow Account, within 5 (five) business days from the Execution Date; and

(b)	the Advance Payment into the Closing Escrow Account, not later than one (1) Business Day prior to the Closing Date.

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Article 3

FEES

3.1	Escrow Agents Fee

The Escrow Agent shall be entitled to an administration fee of EUR 31,700.00 and the Escrow Agent’s standard international payment fee per transfer (the “Fee”) for the services to be rendered by it pursuant to the provisions of this Escrow Agreement. The administration fee and the payment fee shall be paid by the Vendor and the Purchaser in equal shares by automatic debit of their EUR current accounts held with the Escrow Agent. The administration fee shall be debited within 5 (five) Business Days of the Signing Date, while the payment fee shall be debited within 2 (two) Business Days of each transfer and/or release of an Escrow Amount in terms hereof.

Article 4

INTEREST

4.1	Interest Payments

The Escrow Parties agree that for the credit balance of each Escrow Account, the Escrow Agent will calculate interest equal to the annual interest rate for the current accounts offered by the Bank. The interest which shall have accrued on the Escrow Amounts in the respective Escrow Accounts shall be transferred by the Escrow Agent when the relevant Escrow Amount is released as per the terms and conditions of this Escrow Agreement and shall be paid by the Escrow Agent to the Purchaser’s Transaction Account.

Article 5

RELEASE OF THE ESCROW AMOUNTS

5.1	Escrow Amounts Release Conditions:

5.1.1	Release of the Intercompany Loan 1 Repayment Amount. Upon the deposit of the Advance Payment into the Closing Escrow Account, it shall be deemed to constitute the Intercompany Loan 1 Repayment Amount, and shall thereupon immediately and automatically be transferred by the Escrow Agent as the Intercompany Loan 1 Repayment Amount from the Closing Escrow Account into the BUTU Escrow Account. The Purchaser, the Vendor and BEAHF hereby irrevocably authorise the Escrow Agent to perform such transfer without seeking any other instruction or further confirmation from any of the Escrow Parties.

5.1.2	Release of the Partial Loan Repayment Amount. Upon the deposit of the Intercompany Loan 1 Repayment Amount into the BUTU Escrow Account, it shall be deemed to constitute the Partial Loan Repayment Amount. After the execution of the specific transfer instructions given to the Escrow Agent in Clause 5.1.1 above, the Escrow Agent shall release and transfer the Partial Loan Repayment Amount from the BUTU Escrow Account to the Prepayment Account immediately upon receipt by it of the Purchaser’s Release Instructions executed by the Purchaser in the form and text attached hereto as Schedule 3.

5.1.3	Release of the Escrow Deposit. The Escrow Agent shall release and transfer the Escrow Deposit from the Pre-Closing Escrow Account to the Vendor’s Transaction Account immediately upon receipt by it of the Joint Release Instructions executed jointly by the Purchaser and the Vendor in the form and text attached hereto as Schedule 4.

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5.1.4	Currency Conversions. In the event that the Escrow Agent is required to convert any amount to be released into a different currency, then and in such event the Vendor, BUTU and the Purchaser hereby expressly and irrevocably agree and empower the Bank to effect such currency exchange in the name of and for the benefit of the Vendor and/or BUTU and/or the Purchaser by using its own quotations and filling in the documents required for this operation, as the case may be.

5.1.5	Discharge of Obligations. The Vendor, BEAHF and BUTU hereby agree that the transfer to be made by the Escrow Agent in accordance with the provisions of Clause 5.1.1 above will discharge in full the obligations of the Vendor to disburse the Intercompany Loan 2 to BEAHF and the obligations of BEAHF to execute the full repayment of Intercompany Loan 1 to BUTU.

5.2	The persons empowered to duly instruct the Escrow Agent

5.2.1	The persons empowered to duly instruct the Escrow Agent on behalf of the Escrow Parties will be the persons nominated in the specimen signature lists provided in Schedule 1 (List of Authorized Persons and Specimen Signatures) to this Escrow Agreement.

5.3	Term and Validity

5.3.1	Escrow Period. This Escrow Agreement is concluded for a period (the “Escrow Period”) commencing on the Signing Date and terminating on whichever date comes first from the following dates: (i) in case of a Failed Closing as set forth in Clause 6.1 below, a date which is three (3) months following the Long Stop Date or another date notified by the Purchaser and the Vendor jointly in writing to the Escrow Agent prior to the Long Stop Date that the Purchaser and the Vendor have agreed to postpone this date, in the form and text attached hereto as Schedule 10; or (ii) a date which is three (3) months following the date of the Certification of Consummation; or (iii) on the date of 31 December 2018.

5.3.2	Release upon Expiry. In case the Escrow Agreement is terminated due to the lapse of the Escrow Period, any amounts remaining on deposit in the Escrow Accounts on that date shall be transferred to the Purchaser.

5.3.3	Failure to Deposit. In case the Escrow Deposit is not transferred into the Pre-Closing Account within 10 (ten) Business Days from the Signing Date, then this Escrow Agreement shall be of no further force and effect and the Escrow Agent shall be released of all and any obligations to the Escrow Parties.

Article 6

failed closing

6.1	Failed Closing

6.1.1	A failed closing shall be deemed to have occurred if the Escrow Agent shall not have been furnished with a copy of the Certificate of Consummation by the Long Stop Date or by any other later date notified by the Purchaser in writing to the Escrow Agent (a “Failed Closing”).

6.2	Release of Escrow Deposit in the event of a Failed Closing

6.2.1	In the event that a Failed Closing shall occur, the Purchaser shall be entitled to furnish the Escrow Agent with its Purchaser’s Failed Closing Notice & Escrow Deposit Release Instructions, substantially in the form and text attached hereto as Schedule 5.

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6.2.2	Upon its receipt of Purchaser’s Failed Closing Notice & Escrow Deposit Release Instructions in terms of Clause 6.2.1 above, the Escrow Agent shall notify the Vendor in writing in accordance with Clause 9 of this Agreement, substantially in the form and text attached hereto as Schedule 6, that it has received such a written demand from the Purchaser (“Escrow Agent’s Release Notification”).

6.2.3	Within 10 (ten) Business Days of its receipt of the Escrow Agent’s Release Notification, the Vendor shall be entitled to lodge a written objection with the Escrow Agent to the release of the Escrow Deposit to Purchaser from the Pre-Closing Escrow Account on the grounds that the Purchaser is required to forfeit the Escrow Deposit pursuant to the provisions of the SPA (“Vendor’s Notice of Objection”). The Vendor’s Notice of Objection will be substantially in the form and text attached hereto as Schedule 7.

6.2.4	Upon its receipt of the Vendor’s Notice of Objection, the Escrow Agent shall refrain from taking any further action in regard to the release of the Escrow Deposit unless and until (A) it is served with either: (i) Joint Written Instructions signed by both the Vendor and the Purchaser directing the Escrow Agent to whom to release the Escrow Deposit; or (ii) the original or a copy certified by a notary public of an Arbitral Award directing the Escrow Agent to whom to release the Escrow Deposit; or (B) the date mentioned at Clause 5.3.1 (iii) has occurred.

6.2.5	If Vendor fails or declines to deliver its Vendor’s Notice of Objection to the Escrow Agent in a timely manner provided in Clause 6.2.3 above, then the Escrow Agent is hereby irrevocably authorized to execute the Purchaser’s Failed Notice Escrow Deposit Release Instructions and to release the Escrow Deposit to the Purchaser.

6.3	Release of Advance Payment / Partial Loan Repayment Amount in the event of a Failed Closing

6.3.1	In the event that a Failed Closing shall occur, the Purchaser shall be entitled to furnish the Escrow Agent with its Purchaser’s Failed Notice Advance Payment or Intercompany Loan 1 Repayment Amount Release Instructions, substantially in the form and text attached hereto as Schedule 8, directing the Escrow Agent to transfer to the Purchaser’s Transaction Account either: (i) the Advance Payment from the Closing Account; or (ii) the Intercompany Loan 1 Repayment Amount from the BUTU Escrow Account.

6.3.2	For the avoidance of doubt, neither the Vendor nor BEAHF nor BUTU shall have any right to object to the release of the Advance Payment or the Intercompany Loan 1 Repayment Amount from the Closing Escrow Account or from the BUTU Escrow Account.

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Article 7

OBLIGATIONS OF THE ESCROW AGENT

7.1	Obligations of the Escrow Agent

7.1.1	The Escrow Agent shall bear no liability regarding the content, authenticity, validity, correctness or form of the documents provided by the Vendor and/or the Purchaser according to the provisions of this Escrow Agreement or the compliance of such documents with the legal regulations or internal procedures of authorities.

7.1.2	The Escrow Agent shall verify the face conformity of the documents presented to it. The Escrow Agent shall consider duly valid all the documents provided by the Escrow Parties in accordance with the provisions set forth in this Escrow Agreement if they appear to be signed by the persons nominated in Schedule 1 (List of Specimen Signatures) to the Escrow Account or, if these documents are issued by the competent authorities, the Escrow Agent shall consider these documents legally valid if they appear, prima facie, as being issued by that respective authority.

7.1.3	The Escrow Agent shall not be bound by any modification, cancellation or rescission of this Escrow Agreement unless in writing and signed by all Parties hereto.

7.1.4	The Escrow Agent shall not be required to perform any acts which will violate any law or regulations issued by any public authority. In the event of bankruptcy proceedings or enforcement proceedings against any of the Parties, pursuant to applicable laws and regulations, the Escrow Agent shall, notwithstanding the provisions of this Escrow Agreement, act and perform in accordance with such laws and regulations.

7.1.5	The Escrow Agent shall not be obliged to make payments from the Escrow Accounts if such payments could be illegal or contrary to any rules the Escrow Agent is subject to according to the law.

7.1.6	No provision of the Escrow Agreement could be deemed as creating an implicit obligation of the Escrow Agent. The Escrow Agent duties and obligations are exclusively the ones expressly mentioned in this Escrow Agreement regardless of any provision of any agreement executed between the Purchaser, BUTU, BEAHF and/or the Vendor.

7.2	Indemnification

The Purchaser and the Vendor agree to reimburse the Escrow Agent on demand for, and to indemnify and hold the Escrow Agent harmless against and with respect to, any and all losses, liabilities, damages, or expenses that the Escrow Agent may suffer or incur in connection with the entering into Escrow Agreement and/or the performance of its obligations under this Escrow Agreement or otherwise in connection therewith, except to the extent any such loss, liability, damage or expense arises from the Escrow Agent’s negligence, fraud, or breach of the provisions of this Escrow Agreement. The Purchaser and Vendor shall be jointly and several liable for any such reimbursements or costs of indemnification.

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Article 8

AUTHORITY

Each Party warrants and represents to the other Parties that:

a)	it has full power, authority and legal right to incur the obligations, to execute and deliver, and to perform and observe the terms and provisions of this Escrow Agreement; and

b)	the undertakings and obligations of each Party made and assumed in terms of this Escrow Agreement are legally binding, valid and enforceable in accordance with its terms and do not conflict with any law, regulation or instrument binding on or relating to such Party; and

c)	this Escrow Agreement is within its powers and has been duly authorized by it, that all necessary actions have been taken and all consents and approvals have been granted to authorize the execution, delivery and performance of this Escrow Agreement and that the person signing this Escrow Agreement on behalf of each Party is authorized to do so.

Article 9

MISCELLANEOUS

9.1	Notices

All notices and other communications provided for hereunder shall be in writing. Scan copies of all notices and communications will be sent by e-mail, with signed original copies to follow by registered mail or delivered personally, respectively as follows:

To the Vendor

BEA HOTELS EASTERN EUROPE B.V.

Address: Krijn Taconiskade 430, 1087 HW Amsterdam, The Netherlands

Attn: Dorsha B.V.

Contact person: Alon Elmaliyah

Adress: Krijn Taconiskade 430, 1087 HW Amsterdam

Email: Alon@etmtrust.com

Phone number: 0031206704455

and

Attn: Ron Hadassi

Address: Hod Hasharon, Israel, no. 13 Igal Yadin

Email: ron@elbitimaging.com

Phone number: 00972526076236

To the Purchaser

NEMO INVESTMENT VEHICLE S.R.L.

Attn: Vlad Dragoescu

Address: Sos. Vitan - Barzesti, nr. 7A, Sector 4, Bucharest, Romania

Tel: 0040729.097.173

Email: vlad.dragoescu@vitantis.ro

and

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Wolf Theiss Rechtsanwalte GmbH

Attn: Ileana Glodeanu

Address: 58-60 Gheorghe Polizu St., 13th Floor, Bucharest, Romania

Email: ileana.glodeanu@wolftheiss.com

Phone number: 0040729155382.

To BEAHF

Address: Krijn Taconiskade 430, 1087 HW Amsterdam, the Netherlands

Attn: Dorsha B.V.

Contact person: Alon Elmaliyah

Adress: Krijn Taconiskade 430, 1087 HW Amsterdam

Email: Alon@etmtrust.com

Phone number: 0031206704455

and

Attn: Ron Hadassi

Address: Hod Hasharon, Israel, no. 13 Igal Yadin

Email: ron@elbitimaging.com

Phone number: 00972526076236

To BUTU

BUCURESTI TURISM S.A.

Attn: Vlad Dragoescu

Address: Sos. Vitan - Barzesti, nr. 7A, Sector 4, Bucharest, Romania

Tel: 0040729.097.173

Email: vlad.dragoescu@vitantis.ro

and

Wolf Theiss Rechtsanwalte GmbH

Attn: Ileana Glodeanu

Address: 58-60 Gheorghe Polizu St., 13th Floor, Bucharest, Romania

Email: ileana.glodeanu@wolftheiss.com

Phone number: 0040729155382.

To the Bank

RAIFFEISEN BANK S.A

Calea Floreasca nr 246D

Cladirea Floreasca City Center

Bucharest

Romania

Attention: Letters of Credit Team

or any substitute address, fax number e-mail address or department or officer as the any Party may notify to the other Parties by not less than five (5) Business Days’ notice.

Any notice given under or in connection with this Escrow Agreement shall be in the English language.

9.2	Entire Agreement

This Escrow Agreement, together with its Schedules (which constitute an integral part hereof), and the General Banking Business Terms of the Escrow Agent, of which the Escrow Parties are fully aware and which were fully agreed and expressly accepted by each of the Escrow Parties, constitute and represents, in the signed form and content, the Parties’ full agreement and the result of arms-length negotiations carried out in good faith.

Sch 13-14

9.3	Amendments

This Escrow Agreement may only be amended by a written instrument signed by all Parties hereto.

9.4	Language

The Escrow Agreement has been executed in English language.

9.5	Assignment

Neither this Escrow Agreement nor any of the rights or obligations hereunder may be assigned by a Party hereto without the prior written consent of all the other Parties.

9.6	Severability

If any provision of this Escrow Agreement is or becomes at any time invalid or incapable of being executed in accordance with the applicable law, then the legality, the validity and the applicability of such a provision within the limit approved by the law, as well as of the other provisions of this Escrow Agreement, shall not be affected nor prejudiced thereby. The Parties shall make all the necessary and reasonable efforts in order to achieve those acts and/or modifications which would lead to the same legal and/or economic result which was envisaged at the date this Escrow Agreement was concluded.

9.7	Governing Law and Dispute Resolution

9.7.1	This Escrow Agreement shall be governed by, and construed in accordance with, the laws of Romania.

9.7.2	All disputes which may arise between the Escrow Parties pertaining to the validity, implementation and execution of the provisions of this Escrow Agreement which cannot be settled amicably shall be referred to arbitration in accordance with § 31 of the SPA whose provisions are incorporated into this Escrow Agreement by reference.

9.7.3	Any disputes between the Escrow Parties or any of them and the Escrow Agent shall be settled in an amicable manner. If this is not possible, only the courts of law with appropriate jurisdiction are competent to adjudicate upon these litigations, in accordance with the procedural norms then in force.

9.7.4	Acting as plaintiff, the Escrow Agent and/or the Bank shall be able, if so required, to bring the case not only in front of the Romanian courts but also before a foreign court, which has jurisdiction over the relevant Escrow Parties.

Sch 13-15

9.7.5	All reasonable costs incurred by the Escrow Agent if litigation shall occur between them and any of the Escrow Parties, or in respect of any dispute between the Escrow Parties themselves, shall be reimbursed by the Vendor and by the Purchaser in equal shares.

The present Agreement is concluded today 29 November 2017, in Bucharest, Romania, in five (5) original counterparts, one for each Party.

For and on behalf of the Vendor

Name: Doron Moshe

Position: Authorized signatory

___________________________________________________

For and on behalf of the Purchaser

Name: Vlad Dragoescu

Position: Authorized signatory

___________________________________________________

For and on behalf of BUTU

Name: Doron Moshe

Position: Authorized signatory

___________________________________________________

Name: Moshe Maimon Cohen

Position: Authorized signatory

___________________________________________________

For and on behalf of BEAHF

Name: Doron Moshe

Position: Authorized signatory

___________________________________________________

For and on behalf of the Escrow Agent

Name: Roxana Barbato

Position: Authorized signatory

___________________________________________________

Sch 13-16

SCHEDULE 1 TO THE ESCROW AGREEMENT NO. [●] DATED [●]

LIST OF AUTHORISED PERSONS AND SPECIMENS SIGNATURES

PURCHASER
Name:
E-Mail Address:
ID/Passport Number:
Specimen Signature

VENDOR
Name:
E-Mail Address:
ID/Passport Number:
Specimen Signature

BUTU
Name:
E-Mail Address:
ID/Passport Number:
Specimen Signature

BEAHF
Name:
E-Mail Address:
ID/Passport Number:
Specimen Signature

Sch 13-17

SCHEDULE 2 TO THE ESCROW AGREEMENT NO. [●] DATED [●]

DETAILS OF TRANSACTION ACCOUNTS

Purchaser’s Transaction Account
Bank	RAIFFEISEN BANK SA
Address	Calea Floreasca Nr. 246C Bucharest Romania
Branch	AG.COL.INROLARE SI SUPORT CLIENTI
Account Number	19848120
IBAN Number	RO93RZBR0000060019848120
Beneficiary	NEMO INVEST VEHICLE S.R.L

Vendor’s Transactional Account
Bank	AAREAL BANK AG (BIC: AARBDE5WDOM)
Address	POSTFACH (PO BOX) 040663
Branch	...
Account Number	..
IBAN Number	DE62 5501 0400 0667 0958 12
Beneficiary	BEA HOTELS EASTERN EUROPE BV

Sch 13-18

SCHEDULE 3 TO THE ESCROW AGREEMENT NO. [●] DATED [●]

FORM OF PURCHASER’S RELEASE INSTRUCTIONS

Date: ______________

To:

The Escrow Agent,

RAIFFEISEN BANK S.A.

Sky Tower Building, Calea Floreasca no. 246C,

Postal Code 014476, District 1

Bucharest, Romania

Sirs,

Re: BUTU Escrow Account having IBAN No. ____________ denominated in…

Reference is made to the Escrow Agreement No. ______ dated _____ entered into by and between yourselves as Escrow Agent, NEMO INVESTMENT VEHICLE S.R.L. as Purchaser, BEA Hotels Eastern Europe BV as Vendor, BEA Hotels Finance BV as BEAHF and Bucuresti Turism SA as BUTU. Additionally, reference is made to the escrow account designated therein as the BUTU Escrow Account (Account having IBAN No. _________ denominated in ….).

1.	This is a Purchaser’s Release Instruction given pursuant to the provisions of Clause 5.1.2 of the Escrow Agreement.

2.	You are hereby instructed to transfer the Partial Loan Repayment Amount (being the entire principal amount held in the BUTU Escrow Account) to the Prepayment Account whose details are as follows:

Bank: RAIFFEISEN BANK INTERANTIONAL AG

Branch: _______________________

Account Number: ________________

IBAN Number: AT163100001354051172

You are further instructed that interest which shall have accrued on the amounts held in the BUTU Escrow Account, if any, is to be transferred to the Purchaser’s Transaction Account whose details are set forth in Schedule 2 to the Escrow Agreement.

3.	All capitalized terms in this Purchaser’s Release Instruction shall have the meanings ascribed to them in the Escrow Agreement.

4.	This Purchaser’s Release Instruction is governed by Romanian Law.

Yours faithfully

[The Purchaser]

Sch 13-19

SCHEDULE 4 TO THE ESCROW AGREEMENT NO. [●] DATED [●]

FORM OF JOINT RELEASE INSTRUCTIONS

Date: ______________

To:

The Escrow Agent,

RAIFFEISEN BANK S.A.

Sky Tower Building, Calea Floreasca no. 246C,

Postal Code 014476, District 1

Bucharest, Romania

Sirs,

Re: Pre-Closing Escrow Account having IBAN No. ____________ denominated in …

Reference is made to the Escrow Agreement No. ______ dated _____ entered into by and between yourselves as Escrow Agent, NEMO INVESTMENT VEHICLE S.R.L. as Purchaser, BEA Hotels Eastern Europe BV as Vendor, BEA Hotels Finance BV as BEAHF and Bucuresti Turism SA as BUTU. Additionally, reference is made to the escrow account designated therein as the Pre-Closing Escrow Account (Account having IBAN No. _________ denominated in ….).

1.	This is a Joint Release Instruction given pursuant to the provisions of Clause 5.1.3 of the Escrow Agreement.

2.	You are hereby instructed to transfer the Escrow Deposit (being the entire principal amount held in the Pre-Closing Escrow Account) to the Vendor’s Transaction Account whose details are set forth in Schedule 2 to the Escrow Agreement.

3.	You are further instructed that all interest which shall have accrued on the Escrow Deposit held in the Pre-Closing Escrow Account is to be transferred to the Purchaser’s Transaction Account whose details are set forth in Schedule 2 to the Escrow Agreement.

4.	All capitalized terms in this Joint Release Instruction shall have the meanings ascribed to them in the Escrow Agreement.

5.	This Joint Release Instruction is governed by Romanian Law.

Yours faithfully

___________________________

NEMO INVESTMENT VEHICLE S.R.L.

The Purchaser

___________________________

BEA Hotels Eastern Europe BV

The Vendor

Sch 13-20

SCHEDULE 5 TO THE ESCROW AGREEMENT NO. [●] DATED [●]

FORM OF PURCHASER’S FAILED CLOSING NOTICE AND

ESCROW DEPOSIT RELEASE INSTRUCTION

Date: ______________

To:

The Escrow Agent,

RAIFFEISEN BANK S.A.

Sky Tower Building, Calea Floreasca no. 246C,

Postal Code 014476, District 1

Bucharest, Romania

Sirs,

Re: Pre-Closing Escrow Account having IBAN No. ____________ denominated in …

Reference is made to the Escrow Agreement No. ______ dated _____ entered into by and between yourselves as Escrow Agent, NEMO INVESTMENT VEHICLE S.R.L. as Purchaser, BEA Hotels Eastern Europe BV as Vendor, BEA Hotels Finance BV as BEAHF and Bucuresti Turism SA as BUTU. Additionally, reference is made to the escrow account designated therein as the Pre-Closing Escrow Account (Account having IBAN No. _________ denominated in …).

1.	This is a Purchaser’s Failed Closing Notice & Escrow Deposit Release Instruction given pursuant to the provisions of Clause 6.2.1 of the Escrow Agreement.

2.	You are hereby advised that a Failed Closing has occurred as provided in Clause 6.1.1 of the Escrow Agreement.

3.	You are hereby instructed to transfer the Escrow Deposit, together with all interest which has accrued thereon, to the Purchaser’s Transaction Account whose details are set forth in Schedule 2 to the Escrow Agreement.

4.	All capitalized terms in this Purchaser’s Failed Closing Notice & Escrow Deposit Release Instruction shall have the meanings ascribed to them in the Escrow Agreement.

5.	This Purchaser’s Failed Closing Notice & Escrow Deposit Release Instruction is governed by Romanian Law.

Yours faithfully

NEMO INVESTMENT VEHICLE S.R.L.
The Purchaser

Sch 13-21

SCHEDULE 6 TO THE ESCROW AGREEMENT NO. [●] DATED [●]

FORM OF ESCROW AGENT’S RELEASE NOTICE

Date: ______________

To:

BEA Hotels Eastern Europe BV

Krijn Taconiskade 430,

1087 HW Amsterdam,

The Netherlands

For the Attention of: _______________ (Email: __________________)

Sirs,

Re: Pre-Closing Escrow Account having IBAN No. ____________ denominated in ..

Reference is made to the Escrow Agreement No. ______ dated _____ entered into by and between yourselves as Escrow Agent, NEMO INVESTMENT VEHICLE S.R.L. as Purchaser, BEA Hotels Eastern Europe BV as Vendor, BEA Hotels Finance BV as BEAHF and Bucuresti Turism SA as BUTU. Additionally, reference is made to the escrow account designated therein as the Pre-Closing Escrow Account (Account having IBAN No. _________ denominated in …).

1.	This is an Escrow Agent’s Release Notice given pursuant to the provisions of Clause 6.2.2 of the Escrow Agreement.

2.	You are hereby advised that the Escrow Agent has received a Purchaser’s Failed Closing Notice & Escrow Deposit Release Instruction in terms of Clause 6.2.1 of the Escrow Agreement, a copy of which is attached hereto.

3.	Pursuant to the provisions of Clause 6.2.3 of the Escrow Agreement you have the right to object to the release of the Escrow Deposit to the Purchaser, and same within 10 (ten) Business Days following your receipt of this Notice.

4.	All capitalized terms in this Escrow Agent’s Release Notice shall have the meanings ascribed to them in the Escrow Agreement.

5.	This Escrow Agent’s Release Notice is governed by Romanian Law.

Yours faithfully

RAIFFEISEN BANK S.A.

The Escrow Agent

Sch 13-22

SCHEDULE 7 TO THE ESCROW AGREEMENT NO. [●] DATED [●]

FORM OF VENDOR’S NOTICE OF OBJECTION

Date: ______________

To:

The Escrow Agent,

RAIFFEISEN BANK S.A.

Sky Tower Building, Calea Floreasca no. 246C,

Postal Code 014476, District 1

Bucharest, Romania

Sirs,

Re: Pre-Closing Escrow Account having IBAN No. ____________ denominated in …

Reference is made to the Escrow Agreement No. ______ dated _____ entered into by and between yourselves as Escrow Agent, NEMO INVESTMENT VEHICLE S.R.L. as Purchaser, BEA Hotels Eastern Europe BV as Vendor, BEA Hotels Finance BV as BEAHF and Bucuresti Turism SA as BUTU. Additionally, reference is made to the escrow account designated therein as the Pre-Closing Escrow Account (Account having IBAN No. _________ denominated in …..).

1.	This is a Vendor’s Notice of Objection given pursuant to the provisions of Clause 6.2.3 of the Escrow Agreement.

2.	We acknowledge receipt of your Escrow Agent’s Release Notification dated _____.

3.	You are hereby advised that the Vendor objects to the release of the Escrow Deposit to the Purchaser in terms of the Purchaser’s Failed Closing Notice & Escrow Deposit Release Instructions dated _____, on the grounds that the Vendor is required to forfeit the Escrow Deposit pursuant to the provisions of the SPA.

4.	All capitalized terms in this Vendor’s Notice of Objection shall have the meanings ascribed to them in the Escrow Agreement.

5.	This Vendor’s Notice of Objection is governed by Romanian Law.

Yours faithfully

BEA Hotels Eastern Europe BV

The Vendor

Sch 13-23

SCHEDULE 8 TO THE ESCROW AGREEMENT NO. [●] DATED [●]

FORM OF PURCHASER’S FAILED CLOSING NOTICE AND

ADVANCE PAYMENT OR INTERCOMPANY LOAN 1 REPAYMENT AMOUNT RELEASE INSTRUCTION

Date: ______________

To:

The Escrow Agent,

RAIFFEISEN BANK S.A.

Sky Tower Building, Calea Floreasca no. 246C,

Postal Code 014476, District 1

Bucharest,

Romania

Sirs,

Re: Closing Escrow Account having IBAN No. ____________ denominated in …. and BUTU Escrow Account having IBAN No. ____________ denominated in …..

Reference is made to the Escrow Agreement No. ______ dated _____ entered into by and between yourselves as Escrow Agent, NEMO INVESTMENT VEHICLE S.R.L. as Purchaser, BEA Hotels Eastern Europe BV as Vendor, BEA Hotels Finance BV as BEAHF and Bucuresti Turism SA as BUTU. Additionally, reference is made to the escrow accounts designated therein as the Closing Escrow Account (Account having IBAN No. _________ denominated in ….) and the BUTU Escrow Account (Account having IBAN No. _________ denominated in …) respectively.

1.	This is a Purchaser’s Failed Closing Notice & Advance Payment and/or Intercompany Loan 1 Repayment Amount Release Instruction given pursuant to the provisions of Clause 6.3.1 of the Escrow Agreement.

2.	You are hereby advised that a Failed Closing has occurred as provided in Clause 6.1.1 of the Escrow Agreement.

3.	You are hereby instructed to transfer the Advance Payment or the Intercompany Loan 1 Repayment Amount held in either the Closing Escrow Account or the BUTU Escrow Account, together with all interest which has accrued thereon, to the Purchaser’s Transaction Account whose details are set forth in Schedule 2 to the Escrow Agreement.

4.	All Capitalized Terms in this Purchaser’s Failed Closing Notice & Advance Payment Release Instruction shall have the meanings ascribed to them in the Escrow Agreement.

5.	This Purchaser’s Failed Closing Notice & Advance Payment Release Instruction is governed by Romanian Law.

Yours faithfully

NEMO INVESTMENT VEHICLE S.R.L.

The Purchaser

Sch 13-24

SCHEDULE 9 TO THE ESCROW AGREEMENT NO. [●] DATED [●]

FORM OF CERTIFICATE OF CONSUMMATION

Date: [______________]

To : BEA Hotels Eastern Europe BV Krijn Taconiskade 430, 1087HW Amsterdam, The Netherlands Attention : _______________ E-Mail : _________________	To : NEMO Investment Vehicle SRL Address : 17 C.A. Rosetti street, office 120 Register 03, 1st floor, District 2, Bucharest Attention : __________ E-Mail : ____________

Sirs,

Re : Certificate of Consummation

Reference is made to the Master Agreement for the Sale and Purchase of Shares in Bucuresti Turism SA and other Affiliated Companies dated ___ [      ] November 2017 (the “Agreement”) made and entered into by and between BEA Hotels Eastern Europe BV as the Vendor and Nemo Investment Vehicle SRL as the Purchaser.

Pursuant to the provisions of Section 6.4.10 of the Share Purchase Agreement, we hereby confirm and declare as follows :

1.	all actions set forth in [§6.2 to §6.4] (inclusive) of the Agreement have been duly executed and completed;

2.	the Transaction has been consummated and the transfer of ownership from the Vendor to the Purchaser with respect to the Target Shares has been achieved; and

3.	Closing has accordingly been completed, and the Transaction has therefore been consummated.

All capitalized terms employed in this Certificate of Consummation shall have the meanings ascribed to them in the Agreement.

This Certificate of Consummation is executed today, [      ], in two (2) copies.

BEA Hotels Eastern Europe BV Vendor	Nemo Investment Vehicle SRL Purchaser

Sch 13-25

SCHEDULE 10 TO THE ESCROW AGREEMENT NO. [●] DATED [●]

FORM OF LONG STOP DATE EXTENSION

Date: ______________

To:

The Escrow Agent,

RAIFFEISEN BANK S.A.

Sky Tower Building, Calea Floreasca no. 246C,

Postal Code 014476, District 1

Bucharest

Romania

Sirs,

Re: Long Stop Date

Reference is made to the Escrow Agreement No. ______ dated _____ entered into by and between yourselves as Escrow Agent, NEMO INVESTMENT VEHICLE S.R.L. as Purchaser, BEA Hotels Eastern Europe BV as Vendor, BEA Hotels Finance BV as BEAHF and Bucuresti Turism SA as BUTU.

We would like to inform you that NEMO INVESTMENT VEHICLE S.R.L. as Purchaser and BEA Hotels Eastern Europe BV as Vendor have agreed to postpone the Long Stop Date until [TO BE INSERTED].

Yours faithfully

NEMO INVESTMENT VEHICLE S.R.L.

The Purchaser

_______________________

BEA HOTELS EASTERN EUROPE BV

The Vendor

_______________________

Sch 13-26

SCHEDULE 11 TO THE ESCROW AGREEMENT NO. [●] DATED [●]

FORM OF NOTICE REGARDING ADVANCE PAYMENT AMOUNT

Date: ______________

To:

The Escrow Agent,

RAIFFEISEN BANK S.A.

Sky Tower Building, Calea Floreasca no. 246C,

Postal Code 014476, District 1

Bucharest

Romania

Sirs,

Re: Advance Payment

Reference is made to the Escrow Agreement No. ______ dated _____ entered into by and between yourselves as Escrow Agent, NEMO INVESTMENT VEHICLE S.R.L. as Purchaser, BEA Hotels Eastern Europe BV as Vendor, BEA Hotels Finance BV as BEAHF and Bucuresti Turism SA as BUTU.

We would like to inform you that NEMO INVESTMENT VEHICLE S.R.L. as Purchaser and BEA Hotels Eastern Europe BV as Vendor have agreed that the Advance Payment amounts to [TO BE INSERTED].

Yours faithfully

NEMO INVESTMENT VEHICLE S.R.L.

The Purchaser

_______________________

BEA HOTELS EASTERN EUROPE BV

The Vendor

_______________________

Sch 13-27

Schedule 14
Form of Certificate of Consummation

Sch 14-1

Schedule 15
Existing Loan Encumbrances

Sch 15-1

Schedule 16
GSM Convocation Notices

Sch 16-1

Schedule 17
List of Hotel Employees/Company Employees

Sch 17-1

Schedule 18
Deed of Waiver

Sch 18-1

Schedule 19

Vendor Loan Agreement

Private & Confidential

29 November, 2017

PROMONTORIA NEMO B.V.

as Borrower

and

BEA HOTELS EASTERN EUROPE BV

as Lender

VENDOR Loan agreement

Sch 19-1

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	5

2.	LOAN	9

3.	INTEREST	9

4.	REPAYMENT OF LOAN PRINCIPAL	11

5.	ESCROW RETENTION ACCOUNT	12

6.	RANKING	14

7.	FINANCE DOCUMENTS	14

8.	EVENTS OF DEFAULT	14

9.	INFORMATION RIGHTS	18

10.	PAYMENTS	18

11.	INDEMNITY	19

12.	WARRANTIES	19

13.	ASSIGNMENT	20

14.	SUCCESSORS	21

15.	COSTS, FEES, EXPENSES AND TAXES	21

16.	THIRD PARTY RIGHTS	22

17.	COUNTERPARTS	22

18.	GOVERNING LAW AND ARBITRATION	22

Sch 19-2

Annexes

1.	Form of Escrow Agreement

2.	Form of Subordination Agreement

Sch 19-3

THIS VENDOR LOAN AGREEMENT (the “Agreement”) is made and entered into on 29 November 2017

BETWEEN:

(1)	PROMONTORIA NEMO B.V., a limited liability company (besloten vennootschap) registered with the Chamber of Commerce in Amsterdam, the Netherlands, under file No 70027668, with its registered address at Oude Utrechtseweg 32, 3743 KN Baarn, the Netherlands (the “Borrower”); and

(2)	BEA HOTELS EASTERN EUROPE BV, a limited liability company (besloten vennootschap) registered with the Chamber of Commerce in Amsterdam, the Netherlands, under file No 34149675, with its registered address at Krijn Taconiskade 430, 1087 HW Amsterdam, the Netherlands (the “Lender”).

WHEREAS:

(A)	Nemo Investment Vehicle s.r.l. a limited liability company duly incorporated and functioning under the Romanian law, registered with Bucharest Trade Registry under no. J40/19526/2017, sole registration code 38520000, having its registered office at 17 C.A. Rosetti, office no. 120 Register03, 1st floor, District 2, Bucharest, Romania (“Buy-Co”) is a wholly owned subsidiary of the Borrower;

(B)	Buy-Co and the Lender have on even date entered into a share purchase agreement (the “SPA”) concerning the acquisition by Buy-Co from the Lender of shares in Bucuresti Turism S.A. and in BEA Hotels Eastern Europe (Romania) s.r.l..

(C)	The Parties have agreed that a portion of the Estimated Net Purchase Price or Revised Estimated Net Purchaser Price, as relevant, and as otherwise payable by Buy-Co to the Lender, in an amount corresponding to the Vendor Loan (as defined below), shall be settled by the Borrower on behalf of Buy-Co by entering into this Agreement).

(D)	The Borrower wishes to borrow the Vendor Loan from the Lender, and the Lender is agreeable to awarding the Vendor Loan to the Borrower, all on the terms, provisions and conditions in this Agreement set forth.

(E)	Capitalised terms used in this Agreement that have not been specifically defined herein shall have the meanings ascribed to them in the SPA.

Sch 19-4

NOW, THEREFORE, IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement including the Recitals:

“Adjudicated Claim Amount” means the amount of any claim under the SPA which has been submitted by Buy-Co pursuant to the relevant provisions of the SPA, and which is confirmed and determined either: (i) by written agreement between the Vendor and Buy-Co; or (ii) in a binding arbitral award handed down by an arbitration tribunal appointed in terms of §31 of the SPA;

“Adjudicated Set-off Claim Amount” means any Adjudicated Claim Amount which, as at the due date for payment of such Adjudicated Claim Amount, remains outstanding and which shall, to the greatest extent possible, be automatically and immediately settled by way of set-off against the outstanding principal amount of the Vendor Loan (provided that the aggregate of all such Adjudicated Set-Off Claim Amounts shall not exceed EUR 8,000,000 (eight million Euro));

“Base Escrow Retention Amount” means:

(a)	if a Mandatory Trigger or any voluntary payment of a Prepayment Amount pursuant to Clause 4(c) occurs at any time prior to the date 18 months following the Closing Date, EUR 8,000,000 (eight million Euro);

(b)	if a Mandatory Trigger or any voluntary payment of a Prepayment Amount pursuant to Clause 4(c) occurs at any time from (and including) the date 18 months following the Closing Date and prior to the Maturity Date, EUR 4,000,000 (four million Euro); or

(c)	if a Mandatory Trigger has not occurred prior to the Maturity Date, EUR 2,500,000 (two million and five hundred thousand Euro);

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Romania, the United Kingdom, the Netherlands, Israel, Austria and Luxembourg;

“BUTU” means Bucuresti Turism S.A., a joint stock company incorporated and existing under the laws of Romania, whose registered office is at Calea Victoriei 63-81, Sector 1, Bucharest, registered in the Trade Register under number J40/167/1991, sole registration code 1567802;

Sch 19-5

“CapEx Indebtedness” has the meaning ascribed to it in Clause 8.4(b) below;

“Cash Sweep Retention Amount” has the meaning ascribed to it in Clause 8.5(a)(i)(1) below;

“Closing Date” has the meaning given to such term in the SPA;

“Escrow Agent” means such reputable and independent escrow agent as Buy-Co and the Lender may agree in writing acting reasonably;

“Escrow Agreement” has the meaning ascribed to it in Clause 5.1(b) below;

“Escrow Retention Account” means a special escrow account with the Escrow Agent to be created by the Lender pursuant to Clause 5 into which the Escrow Retention Amount is to be deposited by the Borrower in accordance with the terms of this Agreement;

“Claim Provisions Amount” has the meaning ascribed in limb (c) of the definition of Escrow Retention Amount;

“Escrow Retention Amount” means an amount equal to the lower of (i) EUR 8,000,000 (eight million Euro) less the aggregate amount of any Adjudicated Set-off Claim Amounts, and (ii) the aggregate of the following:

(a)	the Base Escrow Retention Amount;

(b)	the aggregated amount of any outstanding Adjudicated Claim Amounts which do not constitute Adjudicated Set-off Claim Amounts; and

(c)	the aggregate amount of any claims for damages and/or Losses which have been submitted by Buy-Co, acting in good faith, to the Lender (in its capacity as the Vendor under the SPA) pursuant to the relevant provisions of the SPA but which do not yet constitute Adjudicated Claim Amounts (“Claim Provisions Amount”) save that:

(1)	if the Vendor notifies Buy-Co in writing that it disagrees with the amount of any such claim for damages and/or Losses; and/or

(2)	in respect of any liability which is contingent,

Sch 19-6

the appropriate amount to be retained in the Escrow Retention Amount in respect of any such claim (which shall be an amount which is reasonably sufficient to provide for full recovery by the Purchaser in respect of the relevant claim) shall be determined by an independent legal expert who shall be a lawyer who has been a Queen’s Counsel in England and Wales for at least ten years as at the date of appointment and shall be jointly appointed by the Borrower and the Lender and the parties shall agree the terms of appointment with the independent legal expert (the liability for the costs of such independent legal expert to be determined by the independent legal expert in its sole discretion) provided that, if the parties are unable to agree on the terms of that independent legal expert’s appointment within seven days or the independent legal expert is unwilling or unable to act, either the Borrower or the Lender shall then be entitled to request the London Court of International Arbitration to appoint another expert who satisfies the relevant requirements and is willing and able to act and the London Court of International Arbitration shall agree on the terms of appointment with such independent legal expert (an “Independent Legal Expert”), being the amount which is to be deposited into the Escrow Retention Account in accordance with the terms of this Agreement as security for the fulfilment by the Vendor of certain post-Closing liabilities pursuant to the provisions of the SPA;

“Escrow Retention Date” means the first date on which any funds are transferred to the Escrow Retention Account in accordance with Clause 4(b)(i), Clause 4(d)(i) or Clause 8.5(a) below;

“Escrow Retention Funds” has the meaning ascribed to it in Clause 5.2(a) below;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Subordination Agreement;

(c)	and any other document designated, in writing, as a “Finance Document” by the Lender and the Borrower;

“Free Funds Available for Distribution” means any amount which is available for distribution by BUTU and/or Buy-Co and/or the Borrower to their respective shareholders and/or affiliates after all debt service obligations of BUTU and/or Buy-Co under the Senior Debt Facility have been satisfied and fulfilled and subject to any retention that the respective board of directors of BUTU, Buy-Co and the Borrower may reasonably consider appropriate with respect to any other obligation or liability of that company and having made reasonable provisions and transfers to reserves in each case in accordance with the previous policy of the relevant board of directors;

“Independent Legal Expert” has the meaning ascribed to it in limb (c) of the the definition of Escrow Retention Amount;

Sch 19-7

“Interest Period” means each period determined under Clause 3(b) of this Agreement by reference to which interest on the outstanding principal amount of the Vendor Loan is calculated;

“Lender Group Companies” means: (i) the Lender; and (ii) BEA Hotels NV; and (iii) Elscint Holdings & Investments BV; and (iv) Elbit Imaging Ltd;

“Mandatory Trigger” means the occurrence of a Material Event of Default and/or a Non-Material Event of Default;

“Material Event of Default” has the meaning ascribed to it in Clause 8.1 below;

“Maturity Date” means the date that falls on the third anniversary of the Closing Date or, if such date is not a Business Day, on the Business Day immediately preceding such date;

“Non-Material Event of Default” has the meaning ascribed to it in Clause 8.2 below;

“Party” means a party to this Agreement and includes any permitted assignee of, or successor to, such party in accordance with this Agreement;

“Prepayment Amount” has the meaning ascribed to it in Clause 4(c)(i) below;

“Refinancing” has the meaning ascribed to it in Clause 8.4(b) below;

“Refinancing Lender” has the meaning ascribed to it in Clause 8.4(b) below;

“Repayment Amount” means, as at the relevant time, the amount equal to the outstanding principal amount of the Vendor Loan, together with all accrued but unpaid interest thereon, less the Escrow Retention Amount;

“Senior Debt Facility” means: the senior loan facility which is to be granted to Buy-Co and/or to BUTU by Raiffeisen Bank International AG and/or Raiffeisen Bank Romania S.A. on or before the Closing Date]

“Subordination Agreement” has the meaning ascribed to it in Clause 7 below;

“Term of the Loan” means the period commencing on the date hereof and terminating on the earlier to occur of: (i) the Maturity Date; and (ii) the repayment of the outstanding principal amount of the Vendor Loan, together with all accrued but unpaid interest thereon in accordance with Clause 4(b), Clause 4(c) or Clause 8.5(a); and

“Vendor Loan” means the loan made or to be made under this Agreement in the principal amount of EUR 8,000,000 (eight million Euro) as may be adjusted from time to time pursuant to (i) the capitalization of any accrued interest pursuant to Clause 3(d) below, (ii) any Prepayment Amount paid by the Borrower pursuant to Clause 4(c) below, (iii) any set-off as against the principal of any Adjudicated Set-off Claim Amounts, and/or (iv) any set-off as against the principal pursuant to Clause 8.5(a) and/or Clause 8.6(a) below.

Sch 19-8

1.2	Incorporation of provisions from Master Agreement

Each of the Parties agrees that the following provisions of the SPA shall be incorporated in and form part of this Agreement, mutatis mutandis, and shall be binding on each Party to this Agreement, namely: §1.1 (Definitions); §1.2 (Interpretation); §14 (Confidential Information); §15 (Announcements); §18 (Notices); §28 (Amendments); §31 (Arbitration); §32 (Service of Process) and §33 (Governing Law) of the SPA, including any defined terms used in such clauses which are defined in other clauses of the SPA.

2.	LOAN

(a)	The Lender agrees that it shall grant the Vendor Loan to the Borrower on the Closing Date in the amount of EUR 8,000,000 (eight million Euro).

(b)	The Parties hereby agree that the Vendor Loan shall be deemed to have been drawn down by the Borrower on the Closing Date by means of the deduction of an amount equivalent to EUR 8,000,000 (eight million Euro) from the Estimated Net Purchase Price or Revised Estimated Net Purchase Price, as relevant, due and payable on that date by Buy-Co (in its capacity as Purchaser under the SPA) to the Lender (in its capacity as Vendor under the SPA).

3.	INTEREST

(a)	Interest Rate. Interest on the outstanding principal amount of the Vendor Loan shall accrue at the rate of 5% (five per cent.) per annum, and shall be calculated on the basis of a year of 360 days (the “Interest Rate”).

(b)	Interest Periods. Interest calculated at the Interest Rate shall accrue semi-annually (each of the above, an "Interest Period") and shall be payable as provided in Clause 3(c) and Clause 3(d) below.

(c)	Interest Payments. Interest accruing on the outstanding principal amount of the Vendor Loan shall be paid in arrears in respect of an Interest Period as follows:

(i)	subject to Clause 3(d) below, the first interest payment pursuant to this Clause 3 shall take place on the date which is 18 months following the Closing Date (in respect of the 6-month period from the first anniversary of the Closing Date until the date which is 18 months following the Closing Date); and thereafter

(ii)	semi-annually on that date which is 24 months, 30 months and 36 months respectively following the Closing Date.

Sch 19-9

(d)	Capitalization of Unpaid Interest.

(i)	In respect of interest which shall accrue at the end of the first and second Interest Periods (being the 6-month periods expiring on the date 6 months and 12 months respectively following the Closing Date), all such accrued but unpaid interest shall be capitalized with, and added to, the outstanding principal amount of the Vendor Loan and shall be deemed to form part thereof, and the outstanding principal amount of the Vendor Loan shall thereupon be treated as having been increased by the amount of interest capitalized in accordance with this Clause 3(d)(i); and

(ii)	In the event that the Borrower shall fail to make any interest payment on due date thereof in terms of Clause 3(c) above, in whole or in part, and shall have failed to rectify such default within 10 (ten) Business Days of the due date for payment, then and in such event the amount of such unpaid interest shall be capitalized in the manner provided for in Clause 3(d)(i) above.

(e)	Default Interest. Save only in respect of interest in relation to the first and second Interest Periods following the Closing Date which is capitalized and added to the outstanding principal amount of the Vendor Loan pursuant to Clause 3(d)(i) above, if the Borrower fails to pay any sum payable to the Lender under this Agreement when due, it shall pay interest on such sum from and including the due date up to and including the date of actual payment (both before and after judgment) at 5% (five per cent.) per annum above the Interest Rate. Such interest shall be calculated on the basis of the actual number of days elapsed and a 360-day year, shall accrue from day to day and shall be payable from time to time on demand.

Sch 19-10

4.	REPAYMENT OF LOAN PRINCIPAL

Repayment of the Loan

(a)	The Borrower shall repay the outstanding principal amount of the Vendor Loan, together with all accrued but unpaid interest thereon in full on or before the Maturity Date in accordance with Clause 4(b) below.

(b)	Repayment shall be effected and completed by:

(i)	subject to the creation of the Escrow Retention Account and the execution of the Escrow Agreement in accordance with Clause 5, the deposit by the Borrower of the Escrow Retention Amount less, if applicable, an amount equal to the Escrow Retention Funds at such time (if any), into the Escrow Retention Account; and

(ii)	payment by the Borrower to the Lender of the Repayment Amount.

Voluntary Prepayment

(c)	The Borrower shall be entitled to wholly or partially prepay the outstanding principal amount of the Vendor Loan together with all accrued but unpaid interest thereon prior to the Maturity Date in accordance with Clause 4(d) below, provided that:

(i)	each prepayment amount (a “Prepayment Amount”) is not less than EUR 500,000 (five hundred thousand Euro) other than any prepayment amount which repays in full the entire outstanding principal amount of the Vendor Loan together with all accrued but unpaid interest thereon;

(ii)	it furnishes the Lender with not less than 10 Business Days advance written notice of its intention to do so and confirmation of the Prepayment Amount; and

(iii)	any such prepayment shall be applied firstly to the payment of all accrued but unpaid interest and thereafter to the repayment of the outstanding principal amount of the Vendor Loan.

(d)	Prepayment of any Prepayment Amount shall be effected and completed by:

(i)	subject to the creation of the Escrow Retention Account and the execution of the Escrow Agreement in accordance with Clause 5, the deposit by the Borrower of an amount equal to the lower of (a) the Prepayment Amount, and (b) the Escrow Retention Amount less, if applicable, an amount equal to the Escrow Retention Funds (if any), into the Escrow Retention Account; and

(ii)	to the extent that such Prepayment Amount exceeds the amount to be deposited into the Escrow Retention Account pursuant to Clause 4(d)(i), payment by the Borrower to the Lender of an amount equal to the excess.

Sch 19-11

Mandatory Prepayment

(e)	Subject to the provisions of Clause 8.5 below, if a Material Event of Default has occurred and remains un-remedied and is continuing at the end of the Cure Period referred to in Clause 8.5(b) below, if notified in writing by the Lender, the Borrower shall within 10 Business Days, in accordance with Clause 4(b), repay the outstanding principal amount of the Vendor Loan, together with all accrued but unpaid interest thereon.

5.	ESCROW RETENTION ACCOUNT

5.1	Prior to the Maturity Date or, if earlier, as soon as reasonably practicable following the earlier of (a) a Mandatory Trigger, and (b) the date of any notice delivered by the Borrower pursuant to Clause 4(c)(ii) of any intention to make a Prepayment Amount, the Lender and the Borrower shall:

(a)	procure that the Escrow Retention Account is created and functional; and

(b)	respectively use their best endeavours to ensure that an escrow agreement is agreed with an Escrow Agent substantially in the form and text attached hereto as Annex 1 (the “Escrow Agreement”) and, following such agreement, is validly executed by each of the Lender, Buy-Co and the Escrow Agent.

5.2	The Parties agree and acknowledge that, following the Escrow Retention Date:

(a)	the funds standing to the credit of the Escrow Retention Account from time to time (the “Escrow Retention Funds”) shall be released from the Escrow Retention Account in the manner and on the terms specified in the Escrow Agreement; and

(b)	notwithstanding Clause 5.2(a) or any term of the Escrow Agreement:

(i)	if any Adjudicated Claim Amount, as at the due date for payment of such Adjudicated Claim Amount, remains outstanding, the Borrower shall be entitled to give written instructions to the Escrow Agent pursuant to the Escrow Agreement to transfer to the Borrower such amount of the Escrow Retention Funds as is necessary, to the greatest extent possible, to settle such Adjudicated Claim Amount;

(ii)	subject to a Mandatory Trigger or any voluntary payment of a Prepayment Amount pursuant to Clause 4(c) having occurred prior to the date 18 months following the Closing Date, on the date 18 months following the Closing Date, to the extent that the Escrow Retention Funds exceed the aggregate of (1) EUR 4,000,000 (four million Euro), (2) the aggregated amount of any outstanding Adjudicated Claim Amounts which have not been settled out of the Escrow Retention Funds pursuant to Clause 5.2(b)(i), and (3) the Claim Provisions Amount, the Borrower and the Lender shall jointly give written instructions to the Escrow Agent pursuant to the Escrow Agreement to transfer to the Lender such amount of the Escrow Retention Funds as is equal to the excess;

Sch 19-12

(iii)	on the third anniversary of the Closing Date, to the extent that the Escrow Retention Funds exceed the aggregate of (1) EUR 2,500,000 (two million and five hundred thousand Euro), (2) the aggregated amount of any outstanding Adjudicated Claim Amounts which have not been settled out of the Escrow Retention Funds pursuant to Clause 5.2(b)(i), and (3) the Claim Provisions Amount, the Borrower and the Lender shall jointly give written instructions to the Escrow Agent pursuant to the Escrow Agreement to transfer to the Lender such amount of the Escrow Retention Funds as is equal to the excess;

(iv)	on the date 54 months following the Closing Date, to the extent that the Escrow Retention Funds exceed the aggregate of (1) EUR 1,500,000 (one million and five hundred thousand Euro), (2) the aggregated amount of any outstanding Adjudicated Claim Amounts which have not been settled out of the Escrow Retention Funds pursuant to Clause 5.2(b)(i), and (3) the Claim Provisions Amount, the Borrower and the Lender shall jointly give written instructions to the Escrow Agent pursuant to the Escrow Agreement to transfer to the Lender such amount of the Escrow Retention Funds as is equal to the excess;

(v)	on the date 72 months following the Closing Date, to the extent that the Escrow Retention Funds exceed the aggregate of (1) the aggregated amount of any outstanding Adjudicated Claim Amounts which have not been settled out of the Escrow Retention Funds pursuant to Clause 5.2(b)(i), and (2) the Claim Provisions Amount, the Borrower and the Lender shall jointly give written instructions to the Escrow Agent pursuant to the Escrow Agreement to transfer to the Lender such amount of the Escrow Retention Funds as is equal to the excess; and

(vi)	semi-annually following the date 72 months following the Closing Date, to the extent that any of the Escrow Retention Funds have been retained in the Escrow Retention Account in connection with any Claim Provisions Amount, the Lender shall be entitled to require that the Borrower and the Lender jointly appoint an Independent Legal Expert to determine whether (i) there is any reasonable prospect of the Claims Provisions Amount being required to satisfy a claim under the SPA and (ii) if the Claims Provisions amount is reasonably sufficient to provide for full recovery by the Purchaser in respect of the relevant claim and, to the extent that such Independent Legal Expert determines that any of the Claim Provisions Amount should not be retained (a “Claim Provisions Release Amount”), the Borrower and the Lender shall jointly give written instructions to the Escrow Agent pursuant to the Escrow Agreement to transfer to the Lender such amount of the Escrow Retention Funds as is equal to the Claim Provisions Release Amount.

Sch 19-13

6.	RANKING

6.1	The Vendor Loan awarded in terms of this Agreement shall represent a direct obligation of the Borrower and, in a liquidation or insolvency scenario (an “Insolvency Event”), shall rank in right and priority of payment:

(a)	junior to the Senior Debt Facility, any replacement senior debt finance facility and any capital expenditure facility;

(b)	senior to all and any other debts or equity claims of the shareholders and/or of any affiliates of the Borrower by way of share capital, shareholder loans and other forms of equity participations; and

(c)	senior to all other indebtedness of the Borrower to any third party.

6.2	For the avoidance of doubt, other than upon the occurrence of a Material Event of Default and solely for so long as such Material Event of Default is continuing and remains un-remedied, the Borrower shall, without limitation, be entitled, without restriction, to declare and pay dividends and repay any shareholder loans, other forms of equity participations and other indebtedness.

7.	FINANCE DOCUMENTS

The Borrower and all its shareholders shall, on or before the Closing Date, execute a loan subordination agreement substantially in the form and text attached hereto as Annex 2 (the “Subordination Agreement”) and deliver to the Lender a copy of the duly executed Subordination Agreement.

8.	EVENTS OF DEFAULT

8.1	Material Events of Default

Each of the following shall be a “Material Event of Default” under this Agreement:

(a)	the Borrower fails to execute payment of any amount due and payable under this Agreement, whether in respect of:

(i)	interest payable upon the dates provided for in Clause 3(c) above; or

(ii)	the repayment of the outstanding principal amount of the Vendor Loan, together with all accrued but unpaid interest thereon on the Maturity Date in accordance with Clause 4(b) above;

Sch 19-14

(b)	an event of default is declared to have occurred under the Senior Loan Facility which has resulted in enforcement proceedings by the lenders under the Senior Loan Facility;

(c)	commencement of a liquidation or insolvency scenario of, or in relation to, the Borrower.

(d)	if a change of control occurs in the Borrower and/or in Buy-Co and/or in BUTU (where for the purposes hereof a change of control shall occur upon the sale or disposition of more than 50% (fifty per cent.) of the issued and outstanding shares of the Borrower or of Buy-Co or of BUTU (other than within the framework of a corporate restructuring within the Borrower’s group of companies which does not result in a change of control having regard to the ultimate beneficial ownership of the Borrower and/or in Buy-Co and/or in BUTU, as relevant);

(e)	any breach by the Borrower or Buy-Co of the negative pledge made in terms of Clause 8.4 below; and

(f)	if BUTU or its successor in interest shall sell the ownership of and title to the Radisson Hotel Facility in Bucharest to a third party (other than within the framework of a corporate restructuring within the Borrower's group of companies which does not alter the ultimate beneficial ownership of the Radisson Hotel Facility in Bucharest).

8.2	Non-Material Events of Default

Each of the following shall be a “Non-Material Event of Default” under this Agreement:

(a)	any breach by the Borrower of its financial covenant made in terms of Clause 8.3 below; and

(b)	if, following any breach by the Borrower to, within a reasonable time period, provide the Lender with any information required to be delivered by the Borrower in accordance with Clause 9 below, the Lender gives written notice to the Borrower of such breach and the Borrower fails to remedy such breach within 3 (three) months of it receiving that notice.

8.3	Financial Covenant

The Borrower undertakes to ensure that throughout the Term of the Loan it shall maintain a minimum equity interest in Buy-Co (whether in the form of share capital or in the form of shareholder loans) in an amount not less than EUR 25,000,000 (twenty-five million Euro).

Sch 19-15

8.4	Negative Pledge

The Borrower undertakes to ensure that throughout the Term of the Loan the Borrower shall not, and shall procure that Buy-Co shall not, without the prior written consent of the Lender (in its sole discretion), incur any additional borrowings or other indebtedness which:

(a)	in whole or in part, are directly utilized to facilitate any distribution by BUTU, Buy-Co and/or the Borrower to their respective shareholders; and

(b)	result in the aggregate indebtedness of the Borrower, Buy-Co and/or BUTU increasing as against the aggregate of (i) the aggregate indebtedness of the respective entity immediately following the Closing Date, and (ii) any additional indebtedness incurred from time to time from Raiffeisen Bank International AG and/or Raiffeisen Bank Romania S.A. (or, following any Refinancing (as defined below), from the Refinancing Lender (as defined below)) in order to finance capital expenditure in relation to the Property (“CapEx Indebtedness”), provided that this Clause 8.4(b) shall not prevent each of the Borrower, Buy-Co and/or BUTU from (1) incurring / entering into any CapEx Indebtedness, and/or (2) entering into any refinancing arrangements with a single bank (or syndicate of banks) other than Raiffeisen Bank International AG and/or Raiffeisen Bank Romania S.A. provided that, pursuant to such refinancing, all of such entities financing arrangements are provided by a single bank (or syndicate of banks) (the “Refinancing Lender”) (“Refinancing”).

8.5	Remedies for Material Event of Default

(a)	Cash Sweep. Upon the occurrence of a Material Event of Default and for so long as the such Material Event of Default is continuing, an immediate cash sweep shall be applied by the Borrower whereby all Free Funds Available for Distribution shall be immediately and exclusively applied by the Borrower to the repayment of the outstanding principal amount of the Vendor Loan, together with all accrued but unpaid interest thereon as follows:

(i)	subject to the creation of the Escrow Retention Account and the execution of the Escrow Agreement in accordance with Clause 5:

(1)	the deposit by the Borrower of an amount equal to the lower of (a) 50 per cent. of the Free Funds Available for Distribution, and (b) the Escrow Retention Amount less, if applicable, an amount equal to the Escrow Retention Funds (if any), into the Escrow Retention Account (“Cash Sweep Retention Amount”); and

(2)	the payment by the Borrower to the Lender of an amount equal to the Free Funds Available for Distribution less the Cash Sweep Retention Amount.

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(b)	Cure Period. Upon the occurrence of a Material Event of Default in terms of Clause 8.1 above, and without derogating from the cash sweep provisions in Clause 8.5(a) above, the Borrower shall be permitted to remedy such Material Event of Default within a Cure Period of 3 (three) months following the date of the occurrence of the Material Event of Default. During the Cure Period, no enforcement proceedings shall be commenced by the Lender.

(c)	Acceleration and Enforcement. On and at any time after the expiry of the Cure Period referred to in Clause 8.5(b) above, if the occurrence of a Material Event of Default is continuing and has not been remedied in full, then and in such event:

(i)	the Lender may, by written notice to the Borrower cancel the Vendor Loan whereupon it shall immediately be cancelled, and declare that, pursuant to Clause 4(e), the outstanding principal amount of the Vendor Loan, together with all accrued but unpaid interest thereon, be immediately due and payable; and

(ii)	the Lender shall be entitled to take and implement all and any acts, deeds and things and to implement any proceedings and any recourse available to it by operation of law in order to enforce its rights under this Agreement, including without limitation the institution of liquidation proceedings against the Borrower.

8.6	Remedies for a Non-Material Event of Default

(a)	Upon the occurrence of a Non-Material Event of Default, an immediate cash sweep shall be applied by the Borrower and the provisions of Clause 8.5(a) above shall apply mutatis mutandis.

(b)	The Lender shall not implement any enforcement proceedings in respect of a Non-Material Event of Default.

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9.	INFORMATION RIGHTS

Throughout the Term of the Loan the Lender shall be entitled to receive, and the Borrower undertakes to deliver to the Lender and/or to procure delivery to the Lender in a timely manner of:

(a)	the annual financial statements of the Borrower, of Buy-Co and of BUTU;

(b)	the annual valuation reports prepared in respect of the assets held by BUTU for the purpose of the preparation of its annual financial statements, or for any other purpose required under the terms of the Senior Debt Facility;

(c)	written notice containing all relevant details of:

(i)	any claim against the Borrower and/or against Buy-Co and/or against BUTU in an amount exceeding EUR 10,000,000 (ten million Euro);

(ii)	the sale or disposition of any shares which would result in a change of control in the Borrower and/or in Buy-Co and/or in BUTU (where for the purposes hereof a change of control shall occur upon the sale or disposition of more than 50% (fifty per cent.) of the issued and outstanding shares of the Borrower or of Buy-Co or of BUTU (other than within the framework of a corporate restructuring within the Borrower’s group of companies which does not result in a change of control having regard to the ultimate beneficial ownership);

(iii)	the sale or disposition by BUTU of all or any part of the Radisson Hotel Facility; and

(iv)	a notice by the lenders under the Senior Debt Facility that an event of default has been declared which has triggered enforcement proceedings by the lenders under the Senior Loan Facility.

10.	PAYMENTS

(a)	All sums payable by the Borrower to the Lender under this Agreement shall be paid free and clear of all deductions or withholdings of any kind, save only as may be required by law.

(b)	If the Borrower is required by law to make a deduction or withholding in respect of Tax from any payment under this Agreement relating to an indemnity or a breach of warranty, the Borrower shall pay such sum as will, after the making of any such deduction or withholding, leave the Lender with the same amount as it would have received had no deduction or withholding been made.

(c)	If any sum payable by the Borrower under this Agreement relating to an indemnity or a breach of warranty is subject to Tax in the hands of the Lender or taken into account in calculating the Tax of the Lender, the same obligation to make an increased payment as is referred to in Clause 10(b) shall apply in relation to such Tax liability as if it were a deduction or withholding required by law.

(d)	A certificate from the Lender as to the amount at any time due from the Borrower to it under this Agreement shall, in the absence of manifest error, be conclusive.

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11.	INDEMNITY

The Borrower undertakes to indemnify the Lender on demand against any actions, charges, claims, costs, damages, demands, expenses, liabilities, losses and proceedings which the Lender may sustain or incur as a consequence of any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

12.	WARRANTIES

Each of the Borrower and the Lender warrants to the other as at the date of this Agreement that:

(a)	it is a corporation, properly established and validly incorporated, in existence and duly registered under the Applicable Laws of its jurisdiction of incorporation and it has the power to own its assets and carry on its business as it is being conducted;

(b)	it has the requisite power and authority and has obtained all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform the Finance Documents;

(c)	the Finance Documents constitute legally valid and binding obligations of it; and

(d)	entry into, performance and compliance by it of or with any term of any of the Finance Documents does not and will not:

(i)	violate or conflict with the provisions of its charter, memorandum and articles of association, certificate of incorporation, by-laws, or equivalent constitutional documents in each relevant jurisdiction in any way;

(ii)	result in violation or breach by it of any Applicable Laws in any relevant jurisdiction;

(iii)	require any announcements, consultations, notices, reports or filings to be made by it or require any consents, approvals, registrations, authorisations or permits to be obtained by it;

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(iv)	violate any voting agreement, stockholders’ agreement or voting trust agreement to which it is a party;

(v)	conflict with, result in any breach of or constitute a default under any other agreement, commitment or other arrangement to which such Party or any of its Affiliates is a party or by which any of its respective assets are bound (including or the avoidance of doubt the Senior Debt Facility), except for any such conflicts, breaches or defaults that would not result in a material adverse effect on any such party or its Affiliates; or

(vi)	require the consent of its direct or indirect shareholders.

13.	ASSIGNMENT

Assignment by Lender.

(a)	The Borrower has been made aware that it is the intention of the Lender to implement a corporate restructuring amongst the Lender Group Companies and/or other Affiliates immediately after the award of the Vendor Loan in terms of this Agreement.

(b)	It is accordingly specifically agreed and understood that the Lender and its successors in interest shall be entitled transfer or novate all of its rights and obligations or liabilities under this Agreement, as follows:

(i)	the Lender may transfer its rights and obligations under this Agreement to BEA Hotels NV; and thereafter

(ii)	BEA Hotels NV may transfer its rights and obligations under this Agreement to Elscint Holdings & Investments BV; and thereafter

(iii)	Elscint Holdings & Investments BV may transfer its rights and obligations under this Agreement to Elbit Imaging Ltd.

(c)	The Lender also reserves the right to transfer all its rights and obligations in terms of this Agreement directly to Elbit Imaging Ltd.

(d)	The Borrower hereby specifically agrees and consents to the transfer and novation of this Agreement as contemplated in Clause 13(b) and 13(c) above. The assignor and the assignee under any such transfer and novation, as the case may be, shall notify the Borrower promptly in writing that the relevant transfer and novation has taken place but shall not be required to obtain the consent of the Borrower for each such assignment.

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Assignment by Borrower.

(e)	None of the rights or obligations under this Agreement may be assigned or transferred by the Borrower without the prior written consent of the Lender.

(f)	Except as expressly permitted by this Clause 13, any assignment or purported assignment of the whole or any part this Agreement shall be void.

(g)	The Borrower shall maintain, or cause to be maintained, a register (the "Register") for the recordation of the names and addresses of the Lenders from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Parties may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes hereof. The Register shall be available for inspection by a Lender at any reasonable time and from time to time upon reasonable prior notice.

(h)	Upon receipt by the Borrower of a completed assignment of the Vendor Loan (in whole or in part) in accordance with the terms hereof, the Borrower shall record the information contained therein in the Register.

(i)	Without prejudice to this Clause 13, the Vendor Loan (in whole or in part) may only be assigned or sold in whole or in part by registration of such assignment or sale on the Register. Any assignment or sale of all or part of the Vendor Loan may only be effected by registration of such assignment or sale on the Register. Prior to the registration of assignment or sale of the Vendor Loan (in whole or in part), the Borrower shall treat the person in whose name the Vendor Loan (in whole or in part) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

14.	SUCCESSORS

The rights and obligations of the Parties under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assignees.

15.	COSTS, FEES, EXPENSES AND TAXES

(a)	Each Party shall pay its own costs, fees and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

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(b)	The Borrower shall, within 5 (five) Business Days of demand, reimburse the Lender for the amount of all reasonable costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.	THIRD PARTY RIGHTS

A person who is not a party to this Agreement shall have no right to enforce any of the terms of this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise.

17.	COUNTERPARTS

This Agreement may be executed in counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute one and the same instrument.

18.	GOVERNING LAW AND ARBITRATION

(a)	This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, English law; and

(b)	The provisions of §31 (Arbitration) of the SPA are incorporated into this Agreement by reference.

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IN WITNESS of which the Parties have entered into and they or their duly authorised representatives have executed this Agreement on the date first above written.

EXECUTED and DELIVERED	)
as a Deed for and on behalf of	)
BEA HOTELS EASTERN	)
EUROPE BV. by	)

Director

In the presence of:

Witness’ signature

Witness’ name

Witness’ address

Witness’ occupation

EXECUTED and DELIVERED	)
as a Deed for and on behalf of	)
PROMONTORIA NEMO B.V. by	)

Director

In the presence of:

Witness’ signature

Witness’ name

Witness’ address

Witness’ occupation

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ANNEX 1

FORM OF ESCROW AGREEMENT

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ANNEX 2

FORM OF SUBORDINATION AGREEMENT

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Schedule 20
Vendor Guarantee

Sch 20-1

Schedule 21

Agreed Upon Procedure

Schedule 21 – Agreed Upon Procedures used for the verification of Final Accounts

The Agreed Upon Procedures listed below should be performed on:

✓	The draft balance sheets and underlying books and records of each of the Target Companies to be prepared as of Closing Date in accordance with Romanian GAAP requirements (“draft Balance Sheets”) and

✓	Management information specifically produced for the purpose of preparing Final Accounts (“Management Statements”).

The Agreed Upon Procedures will be performed based on information in the statutory accounts of the Target Companies as at various dates, as specified below (e.g. 30 November 2017, Closing Date), if the Closing Date is 18 December 2017. Should the Closing Date be different than 18 December 2017, the procedures to be performed at 30 November 2017, as listed below, will be performed as at the last day of the month prior to the Closing Date month (e.g. if the Closing Date is 14 January 2018, the procedures which should be performed based on information at 30 November 2017, as listed below, will be performed based on information as at 31 December 2017). Similarly, procedures to be performed on statutory accounts for the period 1 December 2017 – Closing Date if the Closing Date falls during December 2017 will be performed for the period 1 January 2018 – Closing Date if the Closing Date falls during January 2018, 1 February 2018 – Closing Date if the Closing Date falls in February 2018 etc.

Any adjustments equal or above RON 100,000 (one hundred thousand Lei) identified following the Agreed Upon Procedures listed below should amend the draft Balance Sheets to be used for preparing the Final Accounts and / or to be reflected in the calculation of the Final Aggregated NAV Adjustment Amount with a view to establishing the Final Net Purchase Price.

I. Inventory

1.	Participate at the merchandise stockcount performed as of Closing Date in order to validate stock count procedures of Bucuresti Turism S.A. and perform an independent count for a selection of top 15 product codes in terms of value and for another 15 product codes selected on site on a random basis. Report any differences exceeding 10,000 RON ("Audit Differences") or discrepancies noted. Obtain results of the full stock count performed by the Target Companies at Closing Date and ensure that all identified differences are corrected in the final stock countsheets.

2.	Check that results of the final stock count are reflected in the books and records of Bucuresti Turism S.A. as of Closing Date.

3.	Verify that all expired and damaged goods identified during the physical stock count are written off from the statutory books of Bucuresti Turism S.A. as of Closing Date.

II. Receivables

1.	Obtain the ageing of trade receivables in balance at Closing Date containing customer name, invoice number and invoice date /due date, values, less specific allowances, where the case. Reconcile the detailed ageing listing with the corresponding trial balance at the respective date. Investigate Audit Differences and propose adjustments to trial balances, if the case.

2.	Select from the provided ageing top 10 invoices (top 2 invoices per each ageing category), check the disclosed invoice date, customer and value against supporting documents. Investigate Audit Differences and propose adjustments to trial balances, if the case.

3.	For overdue receivables more than 90 days as at Closing Date (excluding balances between the Target Companies and related parties), check Vendor’s computation of specific adjustment amount identifying also collections between Closing Date and the date of performing Agreed Upon Procedures for overdue receivables more than 90 days as at Closing Date.

Sch 21-1

4.	For all tenants and top 5 non-tenant trade receivables in balance (with a receivables balance larger than nil) at Closing Date, send confirmation letters in respect of receivable, guarantee (on and off balance sheet) and other balances with these clients at 30 November 2017, reconcile with the trial balance. Investigate Audit Differences and propose adjustments to trial balances, if the case. Perform roll forward procedures for all tenants and top 5 non-tenant clients in balance as Closing Date (by checking invoices recorded and collections between 30 November 2017 and Closing Date against underlying supporting documents).

5.	For the clients for which confirmations as at 30 November 2017 are not received, also review cash receipts subsequent to Closing Date against bank statements. Investigate Audit Differences and propose adjustments to trial balances, if the case. If there are no subsequent cash collections, check the accuracy of invoices details in balance as at Closing Date against contractual arrangements.

6.	Check the accuracy of calculation of the specific allowances for bad and doubtful debts at Closing Date and underlying reasons for allowance/documentation (i.e. pending litigations, insolvency proceedings, bankruptcy).

7.	Send confirmation letters to external legal advisors regarding litigations where Target Companies are plaintiffs and ensure that appropriate specific allowances are booked in statutory accounts as of Closing Date.

8.	Perform cut off procedures at Closing Date by selecting 10 largest invoices since previous month end before Closing Date and verify if they are recorded in the books in the appropriate period.

III. Cash

1.	Obtain a detailed listing of cash balances as at Closing Date and agree the amounts with the trial balance as at Closing Date. Investigate Audit Differences and propose adjustments to trial balances, if the case.

2.	For all active Bank accounts in the trial balance as at 30 November 2017, send confirmation letters, reconcile with the trial balance. Investigate Audit Differences and propose adjustments to trial balances, if the case.

3.	For all cash at Bank balances, including nil balances, reconcile the amounts with the bank statements at Closing Date. Investigate Audit Differences and propose adjustments to trial balances, if the case.

4.	For cash in transit as of Closing Date, reconcile the amounts with the bank statements issued post Closing Date. Investigate Audit Differences and propose adjustments to trial balances, if the case.

IV. Payables

1.	Obtain detailed listing of trade and CAPEX payables in balance at Closing Date. Reconcile the detailed listing with the trial balance at the respective date and report on differences.

2.	For top 25 largest suppliers for goods / services and top 5 CAPEX suppliers selected based on FY17 purchases (excluding balances between the Target Companies and balances with related parties), send confirmation letters in respect of balances at 30 November 2017, reconcile, investigate Audit Differences and propose adjustments to trial balances, if the case. Perform roll forward procedures for the selected suppliers until Closing Date (by checking invoices received and payments between 30 November 2017 and Closing Date against underlying supporting documents).

Sch 21-2

3.	In case no confirmations are received, review all payments subsequent to Closing Date towards selected suppliers against the bank statements and /or invoices paid. Investigate Audit Differences and propose adjustments to trial balances, if the case.

4.	Perform cut off procedures selecting the highest 10 transactions before and after Closing Date (up to 15 days before and after the Closing Date) to ensure that invoices received were recorded in the appropriate period. Obtain a detailed listing of invoices received in January 2018 and select 10 largest transactions to test if they were recorded in the appropriate period.

5.	Obtain all bank statements between Closing Date and the date of performing the Agreed Upon Procedures. Select 10 largest payments, agree transactions from the bank statements to supporting documents (i.e. invoice, contract) in order to verify whether the associated liabilities have been recorded in the appropriate period and for the appropriate amounts.

6.	Obtain a detailed listing of unpaid invoices at the date of performing the Agreed Upon Procedures. For a selection of 10 largest amounts test supporting documentation (i.e. invoices, contracts) to verify whether the associated liabilities have been recorded in the appropriate period.

7.	Obtain credit notes from suppliers for FY17. For a selection of 5 largest amounts test supporting documentation (i.e. invoices) to verify whether they have been recorded in the appropriate period.

8.	Inquire Management on the credit notes for FY17 which were not received by Management at the date of performing the Agreed Upon Procedures and check whether accruals were recorded in the appropriate period.

9.	Send confirmation letters to external legal advisors regarding litigations where Target Companies are defendants. For litigations where a negative outcome is probable (ie more likely than not that cash outflows will be required in the near future to settle such obligations) obtain Management estimate on expected future cash outflows to settle such obligations. Report on identified exposures.

V. Other receivables / payables

1.	For Payroll (including Management’s remuneration & fees), bonuses paid and accrued during the year, inquire on bonuses to be granted in relation to period before Closing Date and check if they were properly accrued for at Closing Date; if bonuses will be paid until the date of completion of these Agreed Upon Procedures, we will test the payments by tracing them to bank statements.

2.	For untaken holiday, obtain calculation as at Closing Date, reconcile with the trial balance. Investigate Audit Differences and propose adjustments to trial balances, if the case. Verify that calculation includes gross salary and related contributions (of both employer and employee).

3.	For prepayments, obtain detailed listing at Closing Date, reconcile the amounts with the trial balance as at Closing Date. Investigate Audit Differences and propose adjustments to trial balances, if the case. Verify top 5 amounts in balance at Closing Date against contract / invoice in order to check if they are properly recorded. Based on detailed listing as at Closing Date and inquiry with Management, identify prepayments related to benefits granted to Management and employees who will not continue with the Target Companies post Closing.

4.	For advances paid to inventory / services suppliers, obtain detailed listing at Closing Date, reconcile the amounts with the trial balance as at Closing Date. Investigate Audit Differences and propose adjustments to trial balances, if the case. For the top 3 advances in balance at Closing Date, send confirmation letters in respect of balances at 30 November 2017, reconcile and report Audit Differences. Perform roll forward procedures for the selected suppliers until Closing Date (by checking invoices received and payments during 30 November 2017 and Closing Date).

Sch 21-3

5.	For advances received from clients, obtain detailed listing at Closing Date, reconcile the amounts with the trial balance as at Closing Date and report on Audit Differences. For the top 3 advances in balance at Closing Date, send confirmation letters in respect of balances at 30 November 2017, reconcile and report Audit Differences. Perform roll forward procedures for the selected clients until Closing Date (by checking invoices and collections during 30 November 2017 and Closing Date).

6.	Check VAT balances at 30 November 2017 against VAT statement and against corresponding sales and purchases journals. Check VAT accrual for the period between 30 November 2017 and Closing Date and check the basis of this VAT accrual.

VI. Accruals and Provisions

1.	Obtain a detailed listing of the accruals (including tax accruals) as at Closing Date, agree the amounts with the trial balance as at Closing Date. For all accruals obtain the computation, the basis for the estimations. and investigate Audit Differences. For the top 10 accruals, check also subsequent invoices issued in respect to the accruals recorded as at Closing Date. Propose adjustments to trial balances, if the case.

2.	Obtain information on costs incurred for assessing compliance with GDPR gap assessment. Check that relevant accruals have been made for such costs, obtain information of future costs to be incurred for GDPR compliance.

3.	Inquire Management about potential contingencies as of Closing Date. Summarize nature of potential risks and obtain Management estimate of potential negative outcome and timing of potential cash outflows.

VII. Operating expenses / revenues

1.	Obtain a summary of monthly operating revenues and expenses included in statutory accounts for FY16 and FY17 for each of the Target Companies except for Bucuresti Turism SA. Identify and explain abnormal variances between periods and from one year to another. In the case of Bucuresti Turism SA perform similar analyses for each of the profit centres: BUTU, Radisson, Park-Inn.

2.	For all transactions booked by the Target Companies for December 2017, check the accuracy of “pro-rata” computation performed by Management to estimate relevant revenues / costs items for the period between 1 December 2017 to Closing Date.

Revenues may be allocated to period 1 December 2017 – Closing Date as follows: i) Hotels’ revenues are the ones recorded daily in Opera system; ii) Rental revenues are recorded on a pro-rata basis based on no of days elapsed from 1 December 2017 until Closing Date and monthly rental revenues according to lease agreements; iii) Other revenues according to appropriate other considerations.

Expenses may be allocated to period 1 December 2017 – Closing Date based on: i) specific date (where expenses may be directly traced to specific period when the services were provided / goods were consumed); ii) pro-rata according to corresponding revenues; iii) pro-rata according to no of days between beginning of the month and Closing Date; iv) other considerations, as considered appropriate.

3.	For all operating expenses which require adjustment due to final determination at year end (ie: Management fee to Rezidor based on Gross Operating Profit, Management Incentive Scheme (MIC) to Employees, discounts from suppliers and other as appropriate ), verify that amounts recorded for 1 January 2017 - Closing Date have been adjusted accordingly.

Sch 21-4

VIII. Intra-group balances and transactions

1.	Obtain Target Companies’ intra-group (whereas the Group includes Bucuresti Turism SA, BEA Hotels Eastern Europe SLA, Romextur SA) balances at Closing Date and transactions for the period 1 January 2017 – Closing Date and reconcile with the amounts recorded in each of the Target Companies trial balances. Investigate Audit Differences and propose adjustments to trial balances, if the case.

2.	Obtain Target Companies’ related party balances at Closing Date and transactions for the period 1 January 2017 – Closing Date and reconcile with the amounts recorded in each of the Target Companies trial balances. Investigate Audit Differences and propose adjustments to trial balances, if the case.

3.	For related party balances at 30 November 2017 and transactions for the period 1 January 2017 – Closing Date, send confirmation letters in respect of balances at 30 November 2017 and transactions for 1 January 2017 – 30 November 2017, reconcile and investigate Audit Differences and propose adjustments to trial balances, if the case. Perform roll forward procedures for the related party balances until Closing Date (by checking invoices issues/received and payments/collections during 30 November 2017 and Closing Date).

4.	Perform cut off procedures at Closing Date, selecting intra-group and related party invoices before and after Closing Date to see if they were properly recorded/accrued for at Closing Date. Obtain a detailed listing of intra-group and related party invoices in the month subsequent to the month of the Closing Date and select 10 largest transactions to test if they were recorded in the appropriate period.

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Schedule 22
Calculation of the NET Estimated Purchase Price

Sch 22-1

Schedule 23
Deed of Termination- Elbit Guarantee Agreement

Sch 23-1

Schedule 24
Deed of Termination- Elbit Management Services Agreement

Sch 24-1

Schedule 25
Elbit Confirmation No Written Agreements

Sch 25-1

Schedule 26
Power of Attorney BEA Hotels N.V

Sch 26-1

EXECUTED by the Parties

On 29 November 2017

For and on behalf of BEA Hotels Eastern Europe BV as the Vendor

Name: Doron Moshe

Title: Proxy

On 29 November 2017

For and on behalf of NEMO INVESTMENT VEHICLE S.R.L. as the Purchaser

Name: Vlad Dragoescu

Title: Director

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